Exhibit 10.2

Execution Version

Published CUSIP Number: 04649QAA9

FIRST LIEN CREDIT AGREEMENT

Dated as of June 5, 2015

among

AT HOME HOLDING III INC.

as the Borrower,

AT HOME HOLDING II INC.

as Holdings,

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

The Other Lenders Party Hereto,

and

BANK OF AMERICA, N.A. and

JEFFERIES FINANCE LLC

as Joint Lead Arrangers and Joint Bookrunners,

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		84

4.01	Conditions to Initial Credit Extension	84
4.02	Conditions to All Credit Extensions	87

ARTICLE V
REPRESENTATIONS AND WARRANTIES		87

5.01	Existence, Qualification and Power; Compliance with Laws	87
5.02	Authorization; No Contravention	88
5.03	Governmental Authorization; Other Consents	88
5.04	Binding Effect	88
5.05	Financial Statements; No Material Adverse Effect	88
5.06	Litigation	89
5.07	No Default	89
5.08	Ownership of Property; Liens	89
5.09	Environmental Matters	89
5.10	Taxes	90
5.11	ERISA Compliance	90
5.12	Subsidiaries; Equity Interests	91
5.13	Margin Regulations; Investment Company Act	91
5.14	Disclosure	91
5.15	Compliance with Laws	91
5.16	Intellectual Property	91
5.17	Solvency	92
5.18	Labor Matters	92
5.19	Perfection, Etc.	92
5.20	PATRIOT Act	92
5.21	Anti-Corruption Compliance	93
5.22	OFAC	93
5.23	Designation as Senior Debt	93

ARTICLE VI
AFFIRMATIVE COVENANTS		93

6.01	Financial Statements	93
6.02	Certificates; Other Information	95
6.03	Notices	97
6.04	Payment of Obligations	97
6.05	Preservation of Existence, Etc.	98
6.06	Maintenance of Properties	98
6.07	Maintenance of Insurance	98
6.08	Compliance with Laws	98
6.09	Books and Records	98
6.10	Inspection Rights	98
6.11	Use of Proceeds	99
6.12	Covenant to Guarantee Obligations and Give Security	99
6.13	Compliance with Environmental Laws	101
6.14	Further Assurances; Post-Closing Matters	101
6.15	Maintenance of Ratings	103

6.16	Conference Calls	103
6.17	ERISA	103

ARTICLE VII
NEGATIVE COVENANTS		103

7.01	Liens	103
7.02	Investments	107
7.03	Indebtedness	110
7.04	Fundamental Changes	114
7.05	Dispositions	115
7.06	Restricted Payments	116
7.07	Change in Nature of Business	119
7.08	Transactions with Affiliates	119
7.09	Burdensome Agreements	120
7.10	Use of Proceeds	121
7.11	Amendments of Organization Documents	122
7.12	Accounting Changes	122
7.13	Prepayments, Etc. of Indebtedness and Modifications of Certain Debt Instruments	122
7.14	Holding Companies	123
7.15	Sanctions	124
7.16	Anti-Corruption Laws	124

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES		124

8.01	Events of Default	124
8.02	Remedies Upon Event of Default	126
8.03	Application of Funds	127

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS		127

9.01	Appointment and Authority	127
9.02	Rights as a Lender	128
9.03	Exculpatory Provisions	128
9.04	Reliance by Administrative Agent	129
9.05	Delegation of Duties	129
9.06	Resignation of Administrative Agent	130
9.07	Non-Reliance on Administrative Agent and Other Lenders	131
9.08	No Other Duties, Etc.	131
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	131
9.10	Collateral and Guaranty Matters	132
9.11	Secured Hedge Agreements	133
9.12	Reimbursement by Lenders	133
9.13	Withholding	134

ARTICLE X
MISCELLANEOUS		134

10.01	Amendments, Etc.	134

10.02	Notices; Effectiveness; Electronic Communications	137
10.03	No Waiver; Cumulative Remedies; Enforcement	139
10.04	Expenses and Taxes	140
10.05	Indemnification by the Borrower	140
10.06	Payments Set Aside	142
10.07	Successors and Assigns	142
10.08	Confidentiality	147
10.09	Setoff	148
10.10	Interest Rate Limitation	149
10.11	Counterparts	149
10.12	Integration; Effectiveness	149
10.13	Survival of Representations and Warranties	149
10.14	Severability	149
10.15	Governing Law; Jurisdiction; Etc.	150
10.16	WAIVER OF RIGHT TO TRIAL BY JURY	150
10.17	Binding Effect	151
10.18	No Advisory or Fiduciary Responsibility	151
10.19	Affiliate Activities	151
10.20	ELECTRONIC EXECUTION OF ASSIGNMENTS AND CERTAIN OTHER DOCUMENTS	152
10.21	USA PATRIOT ACT; “KNOW YOUR CUSTOMER CHECKS”	152

SCHEDULES

I	Guarantors
II	Immaterial Subsidiaries
2.01	Term Commitments and Pro Rata Shares
5.11(d)	Pension Plans
5.12	Subsidiaries and Other Equity Investments
5.16	Intellectual Property
5.18	Labor Matters
6.14(b)	Mortgaged Properties
6.14(c)	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Existing Affiliate Transactions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Affiliated Lender Assignment and Assumption
E-3	Administrative Questionnaire
F-1	Holdings Guaranty
F-2	Subsidiary Guaranty
G	Security Agreement
H	[Reserved]
I	Opinion Matters — Counsel to the Loan Parties
J	Solvency Certificate
K	Discounted Prepayment Option Notice
L	Lender Participation Notice
M	Discounted Voluntary Prepayment Notice
N	U.S. Tax Compliance Certificate
O	Secured Hedge Notice
P	Term Intercreditor Agreement
Q	ABL/Term Intercreditor Agreement

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AGREEMENT (this “Agreement”) is entered into as of June 5, 2015, among AT HOME HOLDING III INC., a Delaware corporation (the “Borrower”), AT HOME HOLDING II INC., a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent and as Collateral Agent.

PRELIMINARY STATEMENTS

The Borrower has requested the Lenders to extend credit in the form of Term Loans (such term and each other capitalized term used but not hereafter defined in this preliminary statement having the meaning assigned to such term in Article I) on the Closing Date in an initial aggregate principal amount of $300,000,000.  The proceeds of the Term Loans made on the Closing Date are to be used by the Borrower, together with the proceeds of the loans obtained on the Closing Date by the Borrower under the Second Lien Credit Agreement and cash on hand, (i) to effect the refinancing of all outstanding indebtedness of the Borrower pursuant to the Senior Notes Indenture (the “Senior Notes Refinancing”), (ii) to pay fees and expenses in connection with such Senior Notes Refinancing and the Term Facility, (iii) to repay certain ABL Loans, and (iv) for general corporate purposes.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement (including the preliminary statements above), the following terms shall have the meanings set forth below:

“ABL Administrative Agent” means the administrative agent under the ABL Facility.

“ABL Agents” means, collectively, the ABL Administrative Agent and the ABL Collateral Agent.

“ABL Cap” means the greater of (i) $215,000,000 and (ii) the Borrowing Base (or similar term) as defined in the ABL Facility as in effect as of the date of incurrence of such Indebtedness.

“ABL Collateral Agent” means the collateral agent under the ABL Facility.

“ABL Facility” means the Credit Agreement dated as of October 5, 2011 (as amended pursuant to a certain First Amendment to Credit Agreement dated as of May 9, 2012, as further amended pursuant to a certain Second Amendment to Credit Agreement dated as of May 23, 2013, as further amended pursuant to a certain Third Amendment to Credit Agreement dated as of July 28, 2014, as further amended pursuant to a certain Assumption and Ratification Agreement dated as of September 29, 2014, and as further amended, supplemented or otherwise modified from time to time in accordance with the terms of the ABL/Term Intercreditor Agreement), among the Borrower, At Home Stores LLC, a Delaware limited liability company, the guarantors party thereto, Bank of America, N.A., a national banking association, as administrative agent thereunder, the other agents party thereto and the ABL Lenders, including any Permitted Refinancing thereof.

“ABL Lender” means a lender under the ABL Facility.

“ABL Loan” means a “Loan” as defined in the ABL Facility.

“ABL Loan Documents” means the “Loan Documents” as defined in the ABL Facility.

“ABL Obligations” means the “Obligations” as defined in the ABL Facility.

“ABL Priority Collateral” has the meaning specified in the ABL/Term Intercreditor Agreement.

“ABL/Term Intercreditor Agreement” means the ABL/Term Intercreditor Agreement substantially in the form of Exhibit Q, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof), among the Loan Parties, the Collateral Agent, the ABL Collateral Agent and the Second Lien Collateral Agent.

“Acceptable Discount” has the meaning specified in Section 2.03(a)(iii)(C).

“Acceptance Date” has the meaning specified in Section 2.03(a)(iii)(B).

“Accepting Lenders” has the meaning specified in Section 2.03(c).

“Acquisition Event of Default” means (i) immediately prior to the signing of the applicable purchase, acquisition or investment agreement, and immediately after giving effect to such signing, no Event of Default shall be continuing and (ii) immediately after the consummation of such purchase, acquisition or Investment, no Event of Default under Section 8.01(a) or 8.01(f) shall be continuing.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under the Term Facility, and any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.

“AEA” means AEA Investors LP, its Affiliates, and any of its associated funds, other than (i) any portfolio company of any of the foregoing or (ii) any Debt Fund Affiliate of any of the foregoing.

“Affected Facility” has the meaning specified in Section 10.01(B).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender Assignment and Assumption” means an Affiliated Lender Assignment and Assumption substantially in the form of Exhibit E-2.

“Affiliated Lenders” means, collectively, Holdings and its Subsidiaries, Non-Debt Fund Affiliates and Debt Fund Affiliates.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Term Commitments of all the Lenders.

“Agreement” means this First Lien Credit Agreement, as amended, supplemented or modified from time to time in accordance with its terms.

“Annualized Four Wall EBITDA” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the sum of (a) New Store Average EBITDA multiplied by the number of New Stores minus (b) the Consolidated Cash EBITDA produced by the New Stores during the same period (without giving effect to clause (xxi) of the definition thereof).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Discount” has the meaning specified in Section 2.03(a)(iii)(C).

“Applicable Rate” means (i) from the Closing Date until the date that the Administrative Agent receives written notice from the Borrower of the occurrence of a Qualifying IPO, a percentage per annum equal to 4.00% per annum for Eurodollar Rate Loans and 3.00% per annum for Base Rate Loans and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Secured Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a).

Applicable Rate

Pricing Level	Secured Net Leverage Ratio	Eurodollar Rate	Base Rate
1	>3.50:1.00	4.00%	3.00%
2	< 3.50:1.00	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Secured Net Leverage Ratio shall become effective as of the third Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that “Pricing Level 1” shall apply (x) as of the first Business Day at any time after the date on which a Compliance Certificate was required to have been delivered but was not delivered (or was delivered but did not contain the calculations of the Secured Net Leverage Ratio) until the first Business Day immediately following the date on which such Compliance Certificate (which includes calculations of the Secured Net Leverage Ratio) is delivered and (y) at all times during the existence of an Event of Default.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.08(b).

“Appropriate Lender” means, at any time, with respect to any Term Facility, a Lender that has a Term Commitment with respect to such Term Facility or holds a Term Loan under such Term Facility, at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Bank of America, N.A. and Jefferies Finance LLC, in their capacities as exclusive joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bank of America” has the meaning specified in the introductory paragraph to this Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the Eurodollar Rate plus 1.00%; and if Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities and Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means: (a) with respect to any corporation, the board of directors (or analogous governing body) of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Notice” has the meaning specified in Section 4.01(g).

“Borrower Purchasing Party” means Holdings, the Borrower and any of its Restricted Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located, which day is a New York Banking Day and if such day relates to any Eurodollar Rate Loan, means any London Banking Day.

“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.

“Capitalized Lease” means any lease that has been or should be, in accordance with GAAP, recorded as a capitalized lease. For the avoidance of doubt, “Capitalized Lease” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account at Bank of America or a financial institution selected by the Administrative Agent, in the name of the Borrower and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries:

(a)                           direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of the United States or any state thereof (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the United States or applicable state, and which are not callable or redeemable at the issuer’s option;

(b)                                 overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of the United States or any state thereof; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250,000,000 and whose long-term debt is rated “A-1” or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

(c)                                  commercial paper issued by any ABL Lender having capital or surplus of at least $500,000,000, the parent corporation of any such ABL Lender or any Subsidiary of such ABL Lender’s parent corporation, and commercial paper rated at least A-2 or the equivalent thereof by Standard & Poor’s Rating Group or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within one year after the date of acquisition thereof;

(d)                                 marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(e)                                  repurchase obligations with a term of not more than 45 days for underlying Investments of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(f)                                   Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that at least 95% of such investments are of the character, quality and maturity described in clauses (a), through (e) of this definition;

(g)                                  investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (f) above; and

(h)                                 (x) such local currencies in those countries in which the Borrower or any of its Restricted Subsidiaries transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) customarily utilized in countries in which Borrower or any of its Restricted Subsidiaries transacts business from time to time in the ordinary course of business.

“Cash Interest Coverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of the Borrower for the four (4) fiscal quarter period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Cash EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis to (b) the Consolidated Cash Interest Charges of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“CFC Holdco” means a Subsidiary (a) that has no material assets other than the equity of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code or (b) that is treated as a disregarded entity for U.S. federal income tax purposes that has no material assets other than the equity of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, standard or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, standards or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, standards or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(i)                                     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole or the Borrower and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than one or more Permitted Holders; or

(ii)                                  the adoption of a plan relating to the liquidation or dissolution of Holdings or the Borrower; or

(iii)                               the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” as defined in clause (i) above) other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the issued and outstanding Voting Stock of Holdings or the Borrower measured by voting power rather than number of shares; or

(iv)                              Holdings ceases to own, directly or indirectly, 100% of the Equity Interests of the Borrower; or

(v)                                 a “Change of Control” (or any other defined term having a similar purpose), as defined in the ABL Facility, the Second Lien Credit Agreement, any Specified Refinancing Debt,  any Specified Second Lien Refinancing Debt or any Permitted Other Indebtedness, shall occur; or

(vi)                              during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings or the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders holding Term Loans and (ii) Lenders holding an Incremental First Lien Term Loan Tranche, and (b) with respect to Term Loans, each of the following classes of Term Loans: (i) Term Loans and (ii) Incremental First Lien Term Loans of any Incremental First Lien Term Loan Tranche.  For the avoidance of doubt, any Term Loans or Term Commitments created pursuant to a Permitted Amendment shall constitute a separate Class.

“Closing Date” means the first date on which all of the conditions precedent in Article IV are satisfied or waived in accordance with Article IV.

“Closing Fee” has the meaning specified in Section 2.07(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended (unless otherwise provided herein).

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under the Loan Documents, and any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, the Intercreditor Agreements, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, the Collateral Agent and the Lenders pursuant to Section 6.12 or 6.14, and each of the other agreements, instruments or documents entered into by a Loan Party that creates or purports to create a Lien over all or any part of its assets in respect of the First Lien Obligations in favor of the Collateral Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Plan” means a Plan other than a Multiemployer Plan.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means, with respect to any Agent or any Lender, (a) Taxes that are imposed on or measured by net income (however denominated) or (b) franchise Taxes, in each case that are imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Consolidated Cash EBITDA” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income adjusted to include only the cash impact of deferred revenue and related costs and deferred rental expense, plus (b) an amount which, in the determination of Consolidated Net Income as adjusted for such period, has been deducted (and not added back) for (other than clauses (xix) and (xxi) below), without duplication:

(i)                                     total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (G) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with letters of credit and periodic bank fees,

(ii)                                  provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as Delaware franchise tax) and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(iii)                               depreciation and amortization expense,  including acceleration thereof and including the amortization of the increase in inventory resulting from the application of Accounting Standard Codification 805 and any successor pronouncements for transactions contemplated by this Agreement (including Permitted Acquisitions) and including any non-cash impairment charges with respect to goodwill and other intangible assets,

(iv)                              the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under Accounting Standard Codification 715 and any successor pronouncements and Accounting Standard Codification 712 and any successor pronouncements over the cash expense in respect of such post-retirement benefits and post-employment benefits,

(v)                                 non-cash impairment charges relating to the write-down or write-off of investments, deferred costs or long-lived assets,

(vi)                              any costs or expenses arising from the application of Accounting Standard Codification 718 and any successor pronouncements (“ASC 718”), it being understood that any cash charges arising from the application of ASC 718 paid in any period shall reduce Consolidated Cash EBITDA for such period, regardless of when such expense was incurred,

(vii)                           any non-cash costs, expenses or losses arising from the application of Accounting Standard Codification 460 and any successor pronouncements,

(viii)                        any non-cash costs or expenses resulting from a restructuring of the legal entity or functional organizational structure of Holdings and its subsidiaries,

(ix)                              costs and expenses in connection with store openings,

(x)                                 any costs relating to hedging arrangements or the unwinding of hedging arrangements,

(xi)                              non-cash losses arising from the disposition of any assets,

(xii)                           non-recurring litigation or claim settlement charges or expenses,

(xiii)                        any non-cash costs or expenses arising from the application of Accounting Standard Codification 410 and any successor pronouncements (“ASC 410”), it being understood that any cash charges arising from the application of ASC 410 paid in any period shall reduce Consolidated Cash EBITDA for such period, regardless of when such expense was incurred,

(xiv)                       any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests),

(xv)                          costs and expenses in connection with project ramp-ups; provided that the aggregate amount of add backs made pursuant to this clause (xv), together with the aggregate amount of add backs made pursuant to clauses (xix) and (xxi), shall not exceed (x), at any time prior to the second anniversary of the Closing Date, an amount equal to 20% of Consolidated Cash EBITDA, and (y) thereafter, an amount equal to 15% of Consolidated Cash EBITDA, in each case, for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xv) and clauses (xix) and (xxi)),

(xvi)                       any losses (or minus any gains) realized upon the disposition of property outside of the ordinary course of business,

(xvii)                    permitted management fees,

(xviii)                 non-cash losses from Joint Ventures and non-cash minority interest reductions,

(xix)                       the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrower in good faith to be realized during such period (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any acquisition or disposition by the Borrower or any Restricted Subsidiary or any operational changes (including, without limitation, operational changes arising out of the modification of contractual arrangements (including, without limitation, renegotiation of lease agreements, utilities and logistics contracts and insurance policies, as well as purchases of leased real properties)) or headcount reductions, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated Cash EBITDA from such actions, provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(a), certifying that such cost savings, operating expense reductions, operating improvements and synergies are reasonably expected and factually supportable as determined in good faith by the Borrower, (B) such actions are to be taken and the results with respect thereto are reasonably expected to be achieved within 12 months after the consummation of the acquisition or disposition or commencement of such operational changes or headcount reductions, which is expected to result in such cost savings, expense reductions, operating improvements or synergies and (C) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (xix) to the extent duplicative of any expenses or charges otherwise added to or included in calculating Consolidated Cash EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided that the aggregate amount of add backs made pursuant to this clause (xix), together with the aggregate amount of add backs made pursuant to clauses (xv) and (xxi), shall not exceed (x), at any time prior to the second anniversary of the Closing Date, an amount equal to 20% of Consolidated Cash EBITDA, and (y) thereafter, an amount equal to 15% of Consolidated Cash EBITDA, in each case, for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xix) and clauses (xv) and (xxi)),

(xx)                          adjustments and add-backs reflected in the Model,

(xxi)                       the Annualized Four Wall EBITDA; provided that the aggregate amount of add backs made pursuant to this clause (xxi), together with the aggregate amount of add backs made pursuant to clauses (xv) and (xix), shall not exceed (x), at any time prior to the second anniversary of the Closing Date, an amount equal to 20% of Consolidated Cash EBITDA, and (y) thereafter, an amount equal to 15% of Consolidated Cash EBITDA, in each case, for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xxi) and clauses (xv) and (xix)),

(xxii)                    other expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period,

(xxiii)                 losses in connection with deferred rent and deferred gains on sale and lease-back transactions,

(xxiv)                transaction fees, costs, and expenses incurred in connection with any qualifying initial public offering (whether or not consummated) in which the Company or its direct parent engages, minus (c) to the extent included in the statement of Consolidated Net Income for such period the sum of, without duplication (i) interest income, (ii) any cash payments made during such period in respect of non-cash losses described above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in such statement of Consolidated Net Income, (iii) federal, state, local and foreign income tax credits and refunds (to the extent not netted from tax expense) and (iv) non-cash income or gains during such period in respect of items described in clauses (b)(vi), (vii), (viii), (xi), (xiii) and (xviii).

“Consolidated Cash Interest Charges” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, interest expense (excluding, to the extent included in interest expense for such period in accordance with GAAP (i) the amortization of debt discount and premium, the interest component under Capitalized Leases and the implied interest component under Synthetic Lease Obligations, (ii) annual agency fees paid to the Administrative Agent, (iii) costs associated with obtaining Swap Contracts and (iv) fees and expenses associated with any Investment, Equity Issuance or Debt Issuance (whether or not consummated)), to the extent the same have been paid in cash with respect to such period.

“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the aggregate of all income, franchise and similar taxes, to the extent the same are payable in cash with respect to such period.

“Consolidated Current Assets” means at any particular date, all amounts, which would, in conformity with GAAP, be reflected under current assets on a consolidated balance sheet of any Person and its Restricted Subsidiaries as at such date, excluding cash and Cash Equivalents and income tax assets (including deferred income tax assets).

“Consolidated Current Liabilities” means at any particular date, all amounts, which would, in conformity with GAAP, be reflected under current liabilities on a consolidated balance sheet of any Person and its Restricted Subsidiaries as at such date, excluding the current portion of Indebtedness (including the Loans) and accrued income tax liabilities, deferred income tax liabilities, deferred revenues, deferred rent and accrued interest expense.

“Consolidated Funded First Lien Indebtedness” means (A) all Consolidated Funded Indebtedness constituting ABL Obligations and (B) all other Consolidated Funded Indebtedness that is secured by a Lien on assets constituting Collateral (for the avoidance of doubt, excluding any assets constituting Excluded Property) that is pari passu with the Liens securing the First Lien Obligations or pari passu with the Liens on ABL Priority Collateral securing the ABL Obligations; provided that (x) such Consolidated Funded Indebtedness is not subordinated in right of payment to the First Lien Obligations and (y) for purposes of clause (y)(i) of the definition of “Permitted Other First Lien Indebtedness” and clause (y) of the definition of “Permitted Other Second Lien Indebtedness”, and clause (y) of the second proviso in Section 2.12(a) only, all Incremental First Lien Term Facilities and all Permitted Other First Lien Indebtedness incurred pursuant to any clause of the definition of “Permitted Other First Lien Indebtedness” (other than clause (y)(ii)) (and any Permitted Refinancing thereof) shall be deemed to be (a) secured by a Lien on the Collateral that is pari passu with the Liens securing the First Lien Obligations, whether or not so secured and (b) not subordinated in right of payment to the First Lien Obligations, whether or not so subordinated.

“Consolidated Funded Indebtedness” means all Indebtedness of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof), excluding (i) net obligations under any Swap Contract, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of the applicable Person, (iii) any deferred compensation arrangements, (iv) any non-compete or consulting obligations incurred in connection with Permitted Acquisitions, or (v) obligations in respect of letters of credit, bankers’ acceptances, bank Guarantees, surety bonds, performance bonds, advance payment guarantees or bonds, warranties, bid guarantees or bonds and similar instruments except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Funded Indebtedness until one (1) Business Day after such amount is drawn.  The amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or, if less, the fair market value of such identified asset.

“Consolidated Funded Secured Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on assets constituting Collateral (for the avoidance of doubt, excluding any assets constituting Excluded Property), provided that (x) such Consolidated Funded Indebtedness is not subordinated in right of payment to the First Lien Obligations and (y) for purposes of the definition of “Permitted Other First Lien Indebtedness”, the definition of “Permitted Other Second

Lien Indebtedness”, the definition of “Secured Net Leverage Ratio” as used in the definition of “Second Lien Cap” and clause (y) of the second proviso in Section 2.12(a) only, all Incremental First Lien Term Facilities and all Permitted Other Indebtedness (and any Permitted Refinancing thereof) shall be deemed to be (a) secured by a Lien on the assets constituting Collateral, whether or not so secured and (b) not subordinated in right of payment to the First Lien Obligations, whether or not so subordinated.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided, that, without duplication,

(i)                                     any extraordinary, exceptional, non-recurring or unusual gains, losses or charges (less all fees and expenses relating thereto) or expenses shall be excluded,

(ii)                                  restructuring charges or reserves and business optimization expenses, including restructuring costs and integration costs, costs related to the closure and/or consolidation of facilities, retention charges, transition, integration, redundancy, severance, contract termination costs, recruiting, retention, relocation costs, severance and signing bonuses and expenses, systems establishment costs, conversion costs and excess pension charges, curtailments or modifications to pension and post-retirement employee benefit plans, start-up, ramp-up, transition, integration, consulting fees, reserves or expenses (including related to acquisitions after the Closing Date and to the start-up, or ramp-up of facilities), new product introductions, and one-time compensation charges, signing bonuses and expenses shall be excluded and any one-time expense relating to enhanced accounting function, and any costs associated with any of the foregoing shall be excluded,

(iii)                               the net income for such period shall not include the cumulative effect of a change in or the adoption, application or modification of accounting principles or policies during such period, whether effected through a cumulative effect adjustment or a retroactive application,

(iv)                              any income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded,

(v)                                 any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the board of directors of the Borrower, shall be excluded,

(vi)                              the net income for such period of any Person that is not the Borrower or a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) by such Person to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(vii)                           solely for the purpose of determining the amount available under the Cumulative Credit and Excess Cash Flow, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Borrower or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(viii)                        effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements resulting from the application of purchase accounting (including any step-ups with respect to re-valuing assets and liabilities) in relation to any investment, acquisition, merger or consolidation (or resulting from any reorganization or restructuring) that is consummated after the Closing Date or the depreciation, amortization or write-off of any amounts thereof shall be excluded,

(ix)                              (i) any income (loss) from the early extinguishment of indebtedness or hedging obligations or other derivative instruments (including deferred financing costs written off and premiums paid and any net gain (or loss) from any write-off or forgiveness of Indebtedness), (ii) the cumulative effect of foreign currency translations during such period and losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on Indebtedness, intercompany balances and other balance sheet items and (iii) any non-cash expense, income or loss attributable to the movement in mark to market valuation of Indebtedness or derivative instruments pursuant to GAAP, shall be excluded,

(x)                                 any impairment charge or expense, asset write-off or write-down, in each case pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(xi)                              (i) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and management compensation plans or equity incentive programs or the treatment of such options under variable plan accounting and (ii)  income (loss) attributable to deferred compensation plans or trusts, shall be excluded,

(xii)                           any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Disposition, issuance or repayment of indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(xiii)                        any (x) expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets, in each case permitted under the Loan Documents, or (y) expenses charged or losses with respect to liability or casualty events or business interruption covered by insurance, in each case to the extent actually reimbursed, or, so long as the Borrower has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (i) not denied by the applicable indemnifying party, obligor or insurer in writing within 365 days after such determination and (ii) in fact indemnified or reimbursed within 365 days after such determination (with a deduction in the applicable future period for any amount so added back to the extent such amount is denied by the applicable indemnifying party, obligor or insurer in writing or otherwise not so indemnified or reimbursed within such 365 day period), shall be excluded,

(xiv)                       (i) any unrealized gain (or loss) related to hedging obligations or investments or (ii) any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Obligations shall be excluded,

(xv)                          accruals and reserves that are established or adjusted within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP shall be excluded,

(xvi)                       any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item, shall be excluded, and

(xvii)                    to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment permitted under this Agreement or any sale, conveyance, transfer or other disposition of assets permitted under the Loan Documents.

Notwithstanding the foregoing, for the purpose of determining the amount available under the Cumulative Credit, there shall be excluded from Consolidated Net Income any income or gains arising from the issue or sale of equity interests, the conversion of debt to equity, the sale or other disposition of restricted investments, the sale of an Unrestricted Subsidiary or any distribution or dividend received from an Unrestricted Subsidiary, in each case, only to the extent such amounts increase the Cumulative Credit pursuant to clauses (iii) through (viii) of the definition thereof.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal during such period on Consolidated Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capitalized Leases during such period), less the reduction in such scheduled payments resulting from voluntary prepayments or mandatory prepayments of such Funded Debt (including as required pursuant to Section 2.03) as determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Consolidated Working Capital” means at any particular date, Consolidated Current Assets minus Consolidated Current Liabilities.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means a Term Borrowing.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:

(a)         $30,000,000, plus

(b)         an amount equal to 50% of Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such determination, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(c)          100% of aggregate Net Cash Proceeds from any Permitted Equity Issuance (other than Net Cash Proceeds constituting any Cure Amount) since the Closing Date, except to the extent such Net Cash Proceeds have been applied to make Investments pursuant to the proviso set forth in Section 7.02(o), to incur Indebtedness pursuant to Section 7.03(v),  to make Restricted Payments pursuant to Section 7.06(c) or to make prepayments, redemptions, repurchases, defeasances or other satisfactions prior to maturity of any Junior Financing pursuant to Section 7.13, plus

(d)         100% of common equity contributions to capital of Holdings received in cash or fair market value of property received, in each case, to the extent contributed to the common equity of the Borrower, plus

(e)          100% of the principal amount of indebtedness of the Borrower or its Subsidiaries converted to equity of Holdings or any direct or indirect parent thereof, plus

(f)           in the event that Cumulative Credit has been reduced as a result of an Investment made pursuant to Section 7.02(t) (any such Investment for purposes of this clause (f) being an “Original Investment” and the amount of any such reduction for purposes of this clause (f) being the “Reduction Amount” in respect of such Investment) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the acquisition of Equity Interests of an Unrestricted Subsidiary or the acquisition of any Investments, an amount equal to the lesser of (A) the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and Cash Equivalents from:  (i) the sale (other than to the Borrower or any such Restricted Subsidiary) of any such Equity Interests of an Unrestricted Subsidiary or any such Investments, or (ii) any dividend or other distribution by any such Unrestricted Subsidiary received in respect of any such Investments, or (iii) interest, returns of principal, repayments and similar payments by any such Unrestricted Subsidiary or received in respect of any such Investments, and (B) the Reduction Amount in respect of such Original Investment; plus

(g)          in the event that Cumulative Credit has been reduced as a result of an Investment made pursuant to Section 7.02(t) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary (any such designation being the “Original Designation” and the amount of any such reduction for purposes of this clause (g) being the “Reduction Amount” in respect of such designation), in the event any such Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, an amount equal to the lesser of (A) the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the Reduction Amount in respect of such Original Designation, plus

(h)         the sum of any Declined Amounts,

as such amount may be reduced from time to time to the extent that all or a portion of Cumulative Credit is applied to make Investments, Restricted Payments or prepayments of Junior Financing pursuant to Section 7.02(t), 7.06(f) or 7.13(a)(i), respectively.

“Cure Amount” has the meaning specified in the ABL Facility.

“Declined Amounts” has the meaning specified in Section 2.03(c).

“Declining Lender” has the meaning specified in Section 2.03(c).

“Debt Fund Affiliate” means any Affiliate of a Sponsor that is a bona fide diversified debt fund primarily engaged in, or advising funds or other investment vehicles that are engaged in making, purchasing or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle that are independent of their duties to the equity holders of Holdings.

“Debt Issuance” means the issuance by any Person and its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the Eurodollar Rate plus the Applicable Rate applicable to such Eurodollar Rate Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two (2) Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent and the Borrower, to confirm in writing to the Administrative Agent or the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration, if any.

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.03(a)(iii)(B).

“Discount Range” has the meaning specified in Section 2.03(a)(iii)(B).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.03(a)(iii)(A).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.03(a)(iii)(E).

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease or other disposition of any property by any Person (including any sale-leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligations or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other First Lien Obligations that are accrued and payable and the termination of the Term Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Latest Maturity Date of all Term Commitments and Term Loans then in effect; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of Holdings (other than any CFC Holdco) that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Engagement Letter” means the Engagement Letter, dated as of May 6, 2015, among the Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies Finance LLC.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees or binding judicial or administrative decisions relating to pollution and the protection of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface or subsurface land, plant and animal life or any other natural resource), and public and worker health and safety with respect to Hazardous Materials, including those related to the generation, use, handling, storage, transportation, treatment, recycling, labeling or Environmental Release of, or exposure to, any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damages, costs of environmental remediation, investigation or monitoring, consulting costs and attorney fees, and fines or penalties) resulting from or based upon (a) any Environmental Law, including any noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) an Environmental Release or threatened Environmental Release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dispersal, dumping or disposing into or through the indoor or outdoor environment.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated), that is under common control with any Loan Party within the meaning of Section 4001(a)(14) of ERISA or together with any Loan Party, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 302 of ERISA or Sections 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the withdrawal of any of the Loan Parties or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability therefor, or the receipt by any of the Loan Parties or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it is being partitioned pursuant to Section 4233 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is in at-risk status, as defined in Section 430 of the Code or Section 303 of ERISA, or the determination that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (i) the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Pension Plan; or (j) the failure to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means, (a) for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Term Loan that bears interest at the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Evidence of Flood Insurance” has the meaning specified in Section 4.01(g).

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount equal to, without duplication, (a) Consolidated Net Income of the Borrower and its Restricted Subsidiaries minus (b) without duplication (in each case, for the Borrower and its Restricted Subsidiaries on a consolidated basis),

(i)                                     Consolidated Scheduled Funded Debt Payments,

(ii)                                  to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes,

(iii)                               Restricted Payments made by the Borrower and its Restricted Subsidiaries pursuant to Section 7.06(e) or 7.06(i), solely to the extent made, directly or indirectly, with the proceeds from events or circumstances that were included in the calculation of Consolidated Net Income,

(iv)                              the aggregate amount of voluntary, scheduled or mandatory permanent principal payments or repurchases of Indebtedness of the Borrower and its Restricted Subsidiaries (excluding the First Lien Obligations); provided that (A) such prepayments or repurchases are otherwise permitted, (B) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (C) such prepayments or repurchases are not made, directly or indirectly, using (1) long term indebtedness (excluding any revolving facility) or (2) the Cumulative Credit,

(v)                                 cash payments made in satisfaction of non current liabilities (excluding payments of Indebtedness for borrowed money) or non-cash charges in a prior period, in each case, not made directly or indirectly using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period or (2) the Cumulative Credit,

(vi)                              to the extent not deducted in arriving at Consolidated Net Income, cash expenses incurred in connection with any Permitted Investment, Equity Issuance or Debt Issuance,

(vii)                           except to the extent made using proceeds of long-term indebtedness (excluding any revolving facility) or the Cumulative Credit, any Capital Expenditures, Permitted Acquisition or investments in joint ventures (if such Capital Expenditures, Permitted Acquisition and/or investment has been consummated, or committed to be consummated within 12 months, prior to the date on which a prepayment of Terms Loans would be required pursuant to Section 2.03(b)(i) with respect to such fiscal year period); provided, however, that if any amount is deducted from Excess Cash Flow pursuant to this clause (vii) with respect to a fiscal year as a result of a Capital Expenditures, Permitted Acquisition and/or investment, as applicable, that has been committed to be consummated but not yet actually consummated at the time of such deduction (the amount of such cash being the “Relevant Deduction Amount”) then (A) for the avoidance of doubt, no amount shall be deducted from Excess Cash Flow pursuant to this clause (vii) as a result of such Capital Expenditure, Permitted Acquisition and/or investment, as applicable, being actually consummated for the Relevant Deduction Amount, and (B) if such Capital Expenditure, Permitted Acquisition and/or investment, as applicable, is not actually consummated for the Relevant Deduction Amount prior to the date on which a prepayment of Term Loans would be required pursuant to Section 2.03(b)(i) with respect to the immediately following fiscal year period, then such Relevant Deduction Amount shall be included in Excess Cash Flow for such immediately following fiscal year period,

(viii)                        to the extent not deducted in arriving at Consolidated Net Income, cash contributions to pension and other employee benefits plans,

(ix)                              to the extent not deducted in arriving at Consolidated Net Income, cash payments in respect of any hedging obligations,

(x)                                 net non-cash gains and credits to the extent included in arriving at Consolidated Net Income (but excluding any non-cash gain or credit to the extent representing the reversal of an accrual or reserve described in clause (c) below; provided, that the foregoing shall not apply to the non-cash impact of deferred revenue and related costs and deferred rental expenses (“Non-Cash Deferred Items”)), plus

(c)                                  net non-cash charges and losses (including depreciation and amortization) to the extent excluded or deducted in arriving at Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period; provided that the foregoing shall not apply to Non-Cash Deferred Items; plus

(d)                                 to the extent not included in arriving at Consolidated Net Income, cash gains in respect of any hedging obligations; plus

(e)                                  decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting), minus

(f)                                   increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting) minus

(g)                                cash charges excluded from Consolidated Net Income by virtue of clauses (i), (iii), (iv), (ix), (xi), (xii), (xiii), (xv) and (xvii) of the definition of Consolidated Net Income.

“Excess Cash Flow Period” means any fiscal year of the Borrower, commencing with the fiscal year ending on January 31, 2017.

“Excluded Property” means

(a)                                 any owned real property with a value of less than $7,500,000 and all leased real property;

(b)                                 any Excluded Real Property;

(c)                                  any Equity Interests issued by an Unrestricted Subsidiary;

(d)                                 any Equity Interests in partnerships, Joint Ventures and Subsidiaries (other than any wholly owned Subsidiaries) to the extent that the grant of a security interest therein would require the consent of any Person (other than a Grantor (as defined in the Security Agreement) or any other Affiliate of the Borrower) who owns Equity Interests in such partnership, Joint Venture or Subsidiary which consent has not been obtained (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, only so long as the Borrower has used commercially reasonable efforts (not involving expending money in excess of de minimis amounts) to obtain any such consent);

(e)                                  any Equity Interests in any Foreign Subsidiary or CFC Holdco acquired, owned or otherwise held by any Grantor (as defined in the Security Agreement) which, when aggregated with all of the other Equity Interests in such Foreign Subsidiary or CFC Holdco pledged by any Grantor, would result in more than 65% of the Equity Interests in such Foreign Subsidiary or CFC Holdco entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) being pledged to the Collateral Agent, on behalf of the Secured Parties under this Agreement; provided that all of the shares of stock or units or other Equity Interests in such Foreign Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) shall be pledged by such Grantor;

(f)                                   any property subject to (x) a Capitalized Lease or purchase money security interest permitted under this Agreement or (y) in the case of after-acquired property, pre-existing secured Indebtedness permitted under this Agreement and not incurred in anticipation of such acquisition by the Borrower or applicable Grantor of such property, in each case to the extent a grant of a security interest therein would violate such Capitalized Lease, purchase money arrangement or secured Indebtedness or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries);

(g)                                  any lease, license or other agreement to the extent that the terms thereof prohibit the assignment of, or granting a security interest in, such lease, license or other agreement or the grant of a security interest therein would otherwise violate or invalidate such lease, license or agreement, or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries), in each case to the extent not rendered unenforceable pursuant to the applicable provisions of the Uniform Commercial Code or other applicable law and so long as the applicable provision giving rise to such prohibition, violation or invalidity or such right of termination was not incurred in anticipation of the entering into of this Agreement, provided that (x) the Collateral includes Proceeds (as defined in the Security Agreement) and receivables of any property excluded under this clause (g), the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition and (y) such excluded lease, license or other agreement shall otherwise be subject to the security interest created by this Agreement upon receiving any necessary approvals or waivers permitting the assignment thereof;

(h)                                 any other assets to the extent that a pledge thereof or a grant of a security interest therein would be prohibited by applicable law, rule or regulation or agreements with any Governmental Authority or would require governmental (including regulatory) consent, approval, license or authorization (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code) unless such consent, approval, license or authorization has been obtained or unless such prohibition or requirement is rendered unenforceable pursuant to applicable provisions of the Uniform Commercial Code or other applicable law; provided that the Grantors shall have used commercially reasonable efforts (not involving expending money in excess of de minimis amounts) to obtain any such consent, approval, license or authorization;

(i)                                     any United States intent-to-use application for registration of a Trademark, prior to the filing and acceptance of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark application or any registration that issues therefrom under applicable federal law;

(j)                                    those assets as to which the Collateral Agent and the Borrower reasonably agree that the cost of obtaining a security interest therein or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby;

(k)                                 any asset to the extent a security interest in such asset would result in material adverse tax or regulatory consequences, in each case as reasonably determined by the Borrower and the Collateral Agent; and

(l)                                     to the extent used exclusively to hold funds in trust for the benefit of third parties, (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account.

“Excluded Real Property” means (i) any real property that the Borrower reasonably anticipates will secure Indebtedness incurred pursuant Sections 7.03(e) or (y), (ii) any real property subject to a Lien listed on Schedule 7.01 securing Indebtedness for borrowed money, (iii) any other Material Real Property subject to a capital lease, purchase money mortgage or other Lien in accordance with Sections 7.01(i) and (ii), or in the case of any after-acquired Material Real Property, pre-existing secured Indebtedness for borrowed money, in each case permitted to be incurred pursuant to Section 7.01 and Section 7.03 of this Agreement and (iv) any real property subject to a sale-leaseback transaction or reasonably anticipated to be subject to a sale-leaseback transaction after either (A) the date hereof or (B) after the 90 day period pursuant to Section 6.12(b)(iii); provided that (x) the Borrower is in good faith intending to effect such sale leaseback transaction and (y) if any such real property that was anticipated to be subject to a sale-leaseback transaction is not actually subject to a sale-leaseback transaction by the date that is 270 days after the date such real property was acquired, such real property shall no longer be deemed to be Excluded Real Property.

“Excluded Subsidiary” means any Subsidiary of the Borrower that is (i) a Foreign Subsidiary or a Foreign Subsidiary of a Domestic Subsidiary or a CFC Holdco, (ii) an Immaterial Subsidiary, (iii) prohibited by applicable law, regulation or by any Contractual Obligation existing on the Closing Date or on the date such Person becomes a Subsidiary (as long as such Contractual Obligation was not entered into in contemplation of such Person becoming a Subsidiary) from providing a Subsidiary Guaranty or that would require a governmental (including regulatory) or third party consent, approval, license or authorization in order to grant such Subsidiary Guaranty (unless such consent, approval, license or authorization has been received or to the extent that the Borrower has used commercially reasonable efforts (not involving spending money in excess of de minimis amounts) to obtain such consent, approval, license or authorization), (iv) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (v) captive insurance companies, (vi) a not-for-profit Subsidiary, (vii) a Subsidiary not wholly-owned by the Borrower and/or one or more of its wholly owned Restricted Subsidiaries, (viii) any Unrestricted Subsidiary and (ix) a Subsidiary to the extent that the burden or cost of obtaining a Subsidiary Guaranty therefrom is excessive in relation to the benefit afforded thereby (as reasonably determined by the Administrative Agent and the Borrower).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 14 of the Subsidiary Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) Taxes (i) imposed on (or measured by) its overall net income or gross income (which Taxes imposed on (or measured by) gross income shall not include withholding Taxes) (however denominated) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any United States federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01(a), (d) Taxes attributable to such recipient’s failure to comply with Section 3.01(h) or Section 3.01(i) and (e) any United States federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements and any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreements, in each case with respect to the implementation of such Sections of the Code, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” has the meaning specified in Section 5.21.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (i) each Fee Letter, dated as of May 6, 2015, among the Borrower and, as applicable, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies Finance LLC and

(ii) the Amended and Restated Fee Letter, dated as of May 26, 2015, among the Borrower and Bank of America.

“First Lien Net Leverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of any date, the ratio of (x) Consolidated Funded First Lien Indebtedness (net of (i) cash and Cash Equivalents on hand that are not Restricted and (ii) cash and Cash Equivalents restricted in favor of, without duplication, the Administrative Agent, the Collateral Agent, the Second Lien Administrative Agent, the Second Lien Collateral Agent, the ABL Administrative Agent, or the ABL Collateral Agent (it being understood that cash shall not be deemed “restricted” as a result of the setoff rights of any Lender (as defined in this Agreement, the Second Lien Credit Agreement, or the ABL Facility, as applicable) under the Loan Documents (as defined in this Agreement, the Second Lien Credit Agreement, or the ABL Facility, as applicable))) of the Borrower and its Restricted Subsidiaries on such date to (y) Consolidated Cash EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four (4) consecutive fiscal quarter period ending on or prior to such date for which financial statements have been (or are required to be) delivered to the Administrative Agent and the Lenders pursuant to Sections 6.01(a)(i) or (ii), as applicable; provided, that undrawn letters of credit under the ABL Facility shall not constitute Indebtedness for purposes of calculating the First Lien Net Leverage Ratio.

“First Lien Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan or Secured Hedge Agreement (other than Excluded Swap Obligations), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees, that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding (or that would accrue but for the commencement of such proceeding), regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the First Lien Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party; provided that the First Lien Obligations shall not include Excluded Swap Obligations.

“Fixed Amounts” has the meaning specified in Section 1.10(b).

“Fixed First Lien Additional Amount” has the meaning specified in the definition of “Permitted Other First Lien Indebtedness”.

“Fixed First Lien Incremental Amount” has the meaning specified in Section 2.12(a)(x).

“Fixed Second Lien Additional Amount” has the meaning specified in the definition of “Permitted Other Second Lien Indebtedness”.

“Fixed Second Lien Incremental Amount” has the meaning specified in Section 2.12(a)(x) of the Second Lien Credit Agreement.

“Flood Determination Form” has the meaning specified in Section 4.01(g).

“Flood Documents” has the meaning specified in Section 4.01(g).

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Disposition” has the meaning specified in Section 2.03(b)(vi).

“Foreign Lender” means any Lender that is not a United States person, as such term is defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” of any Person means Indebtedness of such Person that by its terms matures more than one (1) year after the date of its creation or matures within one (1) year from any date of determination but is renewable or extendible, at the option of such Person, to a date more than one (1) year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year after such date.

“GAAP” means generally accepted accounting principles in the United States set forth in the codification of the Financial Accounting Standards Board in the United States, as in effect from time to time, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, any (a) obligation, contingent or otherwise, of such Person Guaranteeing or having the economic effect of Guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term

“Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (i) Holdings, (ii) each wholly-owned Domestic Subsidiary of the Borrower that is a Restricted Subsidiary and listed on Schedule I, and (iii) each other wholly-owned Domestic Subsidiary of the Borrower that is a Restricted Subsidiary that shall be required to execute and deliver a Guaranty or Guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Holdings Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, flammable, explosive or radioactive substances, and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.

“Hedge Bank” means (i) any Person that at the time it enters into a Secured Hedge Agreement, is an Agent, an ABL Agent, an Arranger, a Lender, an ABL Lender or an Affiliate of an Agent, an ABL Agent, an Arranger, a Lender or an ABL Lender or (ii) any Person that is, as of the Closing Date, an Agent, an ABL Agent, an Arranger, a Lender, an ABL Lender or an Affiliate of an Agent, an ABL Agent, an Arranger, a Lender or an ABL Lender and a party to a Secured Hedge Agreement, in each case, in its capacity as a party to such Secured Hedge Agreement.  For the avoidance of doubt, such Person shall continue to be a Hedge Bank with respect to the applicable Secured Hedge Agreement even if it ceases to be an Agent, an ABL Agent, an Arranger, a Lender or an ABL Lender or an Affiliate of an Agent, an ABL Agent, an Arranger, a Lender or an ABL Lender after the date on which it entered into such Secured Hedge Agreement.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Holdings Guaranty” means the Holdings Guaranty made by Holdings in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1.

“Immaterial Subsidiary” means each Restricted Subsidiary that meets all of the following criteria calculated on the Pro Forma Basis by reference to the most recently delivered set of the financial statements delivered pursuant to Section 6.01(a)(i):  (a) the aggregate gross assets (excluding goodwill) of any Restricted Subsidiary designated as an Immaterial Subsidiary and its Restricted Subsidiaries (on a consolidated basis) as of the date of such statements do not exceed an amount equal to 5 % of the Consolidated Total Assets of the Restricted Group as of such date; (b) the aggregate of the earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated Cash EBITDA) of any Restricted Subsidiary designated as an Immaterial Subsidiary and its Restricted Subsidiaries (on a consolidated basis) for the four fiscal quarter period ending on such date do not exceed an amount equal to 5 % of the Consolidated Cash EBITDA of the Restricted Group for such period; (c) the aggregate gross assets (excluding goodwill) of all Restricted Subsidiaries designated as Immaterial Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) as of the date of such statements do not exceed an amount equal to 10 % of the Consolidated Total Assets of the Restricted

Group as of such date; and (d) the aggregate of the earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated Cash EBITDA) of all Restricted Subsidiaries designated as Immaterial Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) for the four fiscal quarter period ending on such date do not exceed an amount equal to 10 % of the Consolidated Cash EBITDA of the Restricted Group for such period; provided that if, at any time after the delivery of such financial statements, (i) with respect to any Restricted Subsidiary designated as an Immaterial Subsidiary at such time, the aggregate gross assets (excluding goodwill) of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) shall exceed the threshold set forth in clause (a) or the aggregate of the earnings before interest, tax, depreciation and amortization of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) exceed the threshold set forth in clause (b) or (ii) with respect to all Restricted Subsidiaries designated as Immaterial Subsidiaries at such time, the aggregate gross assets (excluding goodwill) of such Restricted Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) shall exceed the threshold set forth in clause (c) or the aggregate of the earnings before interest, tax, depreciation and amortization of such Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) exceed the threshold set forth in clause (d), then the Borrower shall, not later than forty five (45) days after the date by which financial statements for the fiscal year, in which such excess occurs (or such longer period as the Administrative Agent may agree in its reasonable discretion), (A) notify the Administrative Agent and the Collateral Agent in writing that one or more of such Restricted Subsidiaries no longer constitutes an Immaterial Subsidiary and (B) comply with the provisions of Section 6.12 applicable to such Subsidiary.  All Immaterial Subsidiaries as of the Closing Date are set forth on Schedule II.

“Incremental First Lien Lender” has the meaning specified in Section 2.12(c).

“Incremental First Lien Term Commitment” has the meaning specified in Section 2.12(a).

“Incremental First Lien Term Commitments Amendment” has the meaning specified in Section 2.12(d).

“Incremental First Lien Term Commitments Effective Date” has the meaning specified in Section 2.12(e).

“Incremental First Lien Term Facility” has the meaning specified in Section 2.12(a).

“Incremental First Lien Term Loan Tranche” has the meaning specified in Section 2.12(a).

“Incremental First Lien Term Loans” has the meaning specified in Section 2.12(a).

“Incremental Second Lien Term Loans” has the meaning specified in the Second Lien Credit Agreement.

“Incremental Yield Differential” has the meaning specified in Section 2.12(b)(iii).

“Incurrence-Based Amounts” has the meaning specified in Section 1.10(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank Guarantees, surety bonds, performance bonds, advance payment guarantees or bonds, warranties, bid guarantees or bonds and similar instruments issued or created by or for the account of such Person;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) expenses accrued in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness;

(g)                                  all obligations of such Person in respect of Disqualified Equity Interests; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include indebtedness, if any, arising out of any sale-leaseback transaction permitted by Section 7.05(g).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  For purposes of clause (e), the amount of Indebtedness of any Person that is non-recourse to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Ineligible Assignee” has the meaning specified in Section 10.07(b).

“Information” has the meaning specified in Section 10.08.

“Initial Lenders” means the financial institutions listed on the signature pages hereto.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Intercreditor Agreements” means the ABL/Term Intercreditor Agreement and the Term Intercreditor Agreement.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date of the applicable Class of Term Loans under the Term Facility; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each January, April, July and October and the Maturity Date of the applicable Class of Term Loans under the Term Facility.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or twelve months if available from the Appropriate Lenders or other periods acceptable to the Appropriate Lenders) (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice; provided that:

(a)                           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date of the applicable Class of Term Loans under the Term Facility.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such Person or any Guarantee of a non-contingent obligation or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns representing a return of capital with respect to such Investment received by the Borrower or a Restricted Subsidiary.

“IP Rights” has the meaning set forth in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries, (b) any Person designated by the Borrower as a “Joint Venture” for purposes of this Agreement and less than 100% of whose Equity Interests are directly owned by Holdings or any of its Restricted Subsidiaries and (c) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” has the meaning specified in Section 7.13.

“Junior Financing Documentation” means the Second Lien Loan Documents and any documentation governing any other Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Class of Term Loans or Term Commitments at such time, including, for the avoidance of doubt, the latest maturity date of any Class of Term Loans or Incremental First Lien Term Loans established pursuant to any Incremental First Lien Term Commitments Amendment, in each case as extended from time to time in accordance with this Agreement (including pursuant to any Permitted Amendment in accordance with Section 10.01).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph to this Agreement.

“Lender Participation Notice” has the meaning specified in Section 2.03(a)(iii)(C).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, lease, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (a) for purposes of this Agreement and the Notes and any amendment, supplement or other modification hereof or thereof and for all other purposes other than for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letters, (vi) any Incremental First Lien Term Commitments Amendment and (vii) any Loan Modification Agreement and (b) for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letters, (vi) any Incremental First Lien Term Commitments Amendment, (vii) any Loan Modification Agreement, and (viii) each Secured Hedge Agreement.

“Loan Modification Accepting Lender” has the meaning specified in Section 10.01(B).

“Loan Modification Agreement” has the meaning specified in Section 10.01(B).

“Loan Modification Offer” has the meaning specified in Section 10.01(B).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“London Time” means Greenwich Mean Time or British Summer Time, as applicable.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole or (b) a material adverse effect on the rights and remedies of the Agents or the Lenders under any Loan Document.

“Material Real Property” means any real property (other than real property with a fair market value of less than $7,500,000) owned in fee by the Borrower or a Guarantor.

“Maturity Date” means the earliest of (i) June 3, 2022, (ii) the date of termination in whole of the Term Commitments pursuant to Section 2.04(a) prior to any Term Borrowing and (iii) the date that the Term Loans are declared due and payable pursuant to Section 8.02; provided that if any such date is not a Business Day, the applicable Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.10.

“MD&A Report” means, with respect to the financial statements for which such report is required, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” report.

“Model” means the financial model most recently provided by the Sponsor to the Arrangers on or prior to May 4, 2015.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance satisfactory to the Collateral Agent.

“Mortgage Policies” has the meaning specified in Section 6.14(b)(ii).

“Mortgaged Properties” means each parcel of Material Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 6.12 or 6.14.

“Multiemployer Plan” means any Plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)                                 with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.  It being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of the preceding sentence or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve;

(b)                                 with respect to the issuance of any Equity Interest by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) the investment banking fees, underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance; and

(c)                                  with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts and commissions, taxes reasonably estimated to be actually payable and other out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“New Store” means each new retail store and other facility that commenced operations during the 12 months preceding the last day of the most recently ended test period, has been operating for less than 12 months, and is still in operation as of the last day of the most recently ended test period.

“New Store Average EBITDA” means (a) the sum of Consolidated Cash EBITDA contributed by each Recently Opened Store during (and including) the 1st month through 12th month since it commenced operations divided by (b) the number of Recently Opened Stores.

“New York Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in New York City.

“New York Time” means Eastern Standard Time or Eastern Daylight Time, as applicable.

“NFIP” has the meaning specified in Section 4.01(g).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Debt Fund Affiliate” means any Affiliate of Holdings other than (i) Holdings and any Subsidiary of Holdings, (ii) any Debt Fund Affiliate and (iii) any natural person.

“Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made or held by such Term Lender.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offered Loans” has the meaning specified in Section 2.03(a)(iii)(C).

“OID” has the meaning specified in Section 2.12(b).

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Designation” has the meaning specified in the definition of “Cumulative Credit.”

“Original Investment” has the meaning specified in the definition of “Cumulative Credit.”

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording or filing Taxes or any other similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, as the case may be, occurring prior to such date.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(l).

“PATRIOT Act” has the meaning specified in Section 10.21.

“PBGC” means the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA.

“Permits” has the meaning specified in Section 5.01.

“Permitted Acquisition” means any acquisition of (x) all or substantially all of the property and assets or businesses of any person or of assets constituting a business unit, a division or line of business of a person, in each case that will be owned by the Borrower or any Restricted Subsidiary of the Borrower or (y) equity interests in a person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including, in each case, as a result of merger or consolidation); provided, that (a) no Acquisition Event of Default shall be continuing; (b) immediately after giving effect to the applicable purchase or acquisition, the Borrower shall be in compliance with Section 7.07; and (c) to the extent required by the affirmative covenants in respect of after acquired Collateral and newly created and/or acquired Restricted Subsidiaries, (i) the property, assets and businesses acquired in such purchase or acquisition shall become Collateral and (ii) any such newly created or acquired Restricted Subsidiary that is required to become a Guarantor shall become a Guarantor; provided, that the aggregate cash consideration paid by the Borrower and its Subsidiaries for Permitted Acquisitions in which the target entity does not become a Guarantor or the applicable assets are not included as Collateral shall not exceed the greater of (1) $30,000,000 and (2) 26.25% of Consolidated Cash EBITDA based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii); provided further that if any security interest in any Collateral (including the creation or perfection of any security interest) is not or cannot reasonably be created and/or perfected on the closing date of such Permitted Acquisition after Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense, then the creation and/or perfection of any such Collateral shall not constitute a requirement to close such Permitted Acquisition, but instead shall be created and/or perfected within 60 days after the closing date of such Permitted Acquisition or such later date as the Administrative Agent may agree, pursuant to reasonably satisfactory arrangements to be mutually agreed upon.

“Permitted Acquisition Indebtedness” means Indebtedness that is incurred in connection with a Permitted Acquisition; provided that: (A) either (x) the aggregate principal amount of such

Indebtedness does not exceed the greater of (1) $30,000,000 and (2) 26.25% of Consolidated Cash EBITDA based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii) or (y) the Cash Interest Coverage Ratio would, immediately after giving effect to such Permitted Acquisition on a Pro Forma Basis, be equal to or greater than the Cash Interest Coverage Ratio immediately prior to such Permitted Acquisition, (B) if such Indebtedness is secured, the maturity date of such Indebtedness shall not be earlier than the Latest Maturity Date of the then outstanding Term Loans and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans; (C) if such Indebtedness is unsecured, (x) the maturity date of such Indebtedness shall not be earlier than 91 days after the Latest Maturity Date of the then outstanding Term Loans and (y) and the terms of such indebtedness do not provide for any mandatory redemption (other than customary asset sale or event of loss or change of control mandatory offers to purchase and customary acceleration rights after an event of default) prior to the date that is the 91 days after the Latest Maturity Date of the then outstanding Term Loans.

“Permitted Amendments” has the meaning specified in Section 10.01(B).

“Permitted Encumbrances” with respect to each Mortgaged Property, has the meaning specified in the applicable Mortgage.

“Permitted Equity Issuance” means (a) any sale or issuance of any Equity Interests (excluding Disqualified Equity Interests) of Holdings the proceeds of which are contributed to the common equity of the Borrower, (b) any sale or issuance of any Equity Interests (excluding Disqualified Equity Interests) of the Borrower to Holdings or (c) any capital contribution to the Borrower.

“Permitted Holders” means the Sponsor and the members of the management of Holdings and its Subsidiaries (the “Management Shareholders”); provided that in no event shall the Management Shareholders be treated as Permitted Holders with respect to more than 15 % of the Voting Stock of Holdings.

“Permitted Other First Lien Indebtedness” means Indebtedness, that is either unsecured or secured by Permitted Other Indebtedness Liens, and the aggregate principal amount of which, together with the aggregate principal amount of (i) all increases in the Term Facility incurred in reliance on the Fixed First Lien Incremental Amount, (ii) all increases in the Second Lien Loans incurred in reliance on the Fixed Second Lien Incremental Amount and (iii) all Permitted Other Second Lien Indebtedness incurred in reliance on the Fixed Second Lien Additional Amount, does not exceed the sum of (x) $50,000,000 (the “Fixed First Lien Additional Amount”) plus (y) an unlimited amount that would not, after giving effect on a Pro Forma Basis to the incurrence thereof (assuming for such purpose that the entire amount of the ABL Facility and any other revolving credit facility is fully funded) cause (i) in the case of any Permitted Other First Lien Indebtedness that is secured by Permitted Other Indebtedness Liens that are pari passu to the Liens securing the First Lien Obligations, the First Lien Net Leverage Ratio (without netting the cash and Cash Equivalent constituting proceeds of the applicable Permitted Other First Lien Indebtedness) as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent to exceed 3.25:1.00 or (ii) in the case of any Permitted Other First Lien Indebtedness that is secured by Permitted Other Indebtedness Liens that are junior to the Liens securing the First Lien Obligations, the Secured Net Leverage Ratio (without netting the cash and Cash Equivalent constituting proceeds of the applicable Permitted Other First Lien Indebtedness) as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent to exceed 4.50:1.00 plus (z) the aggregate amount of all voluntary prepayments (except in the case of prepayments financed with long-term Indebtedness) of Term Loans and Permitted Other First Lien Indebtedness incurred pursuant to the Fixed First Lien Additional Amount (minus the aggregate amount of any Incremental First Lien Term

Commitments incurred pursuant to Section 2.12(a)(z)) (it being understood and agreed that (i) the Borrower may incur such Indebtedness under either clause (x), (y) or (z) in such order as it may elect in its sole discretion and (ii) any amount incurred under the foregoing clause (x) shall not, after the date of such incurrence, be divided among or reclassified as having been incurred under clause (y) or (z)); provided that: (A) the maturity date of such Indebtedness shall not be earlier than the Latest Maturity Date of all Classes of Term Loans then in effect and, with respect to such Indebtedness incurred in the form of loans, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans; (B) the covenants and events of default (excluding pricing and optional prepayment or redemption terms), when taken as a whole are either (i) substantially identical to, or no more favorable to the lenders providing such Permitted Other First Lien Indebtedness than, those contained in this Agreement (except for covenants applicable only to periods after the Latest Maturity Date of Term Commitments and Term Loans (as of the Closing Date)) or (ii) customary for high-yield debt securities (it being understood that such Indebtedness shall not be required to be in the form of securitization); provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (B), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period; (C) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing (provided, that if the proceeds of such Permitted Other First Lien Indebtedness are used to finance (or assumed as a result of) a Permitted Acquisition, this Clause (C) shall be limited to Events of Default pursuant to Sections 8.01(a) and 8.01(f)); (D) with respect to Permitted Other First Lien Indebtedness that is secured, the agent, trustee or other representative of the holders of such Indebtedness, acting on behalf of such holders, shall be party to the Intercreditor Agreements or other customary intercreditor agreements that are reasonably satisfactory to the Administrative Agent and the ABL Administrative Agent; (E) with respect to any Permitted Other First Lien Indebtedness that is pari passu with the First Lien Obligations, if the initial yield (as determined by the Administrative Agent as set forth below) on any such Permitted Other First Lien Indebtedness exceeds by more than 50 basis points (the amount of such excess above 50 basis points being herein referred to as the “POI Yield Differential”) the yield then in effect for outstanding Term Loans (such yield, in the case of each of such tranche of Permitted Other First Lien Indebtedness and the Term Loans, for purposes of this clause (E) being deemed to include all upfront or similar fees or original issue discount paid by the Borrower generally to the Lenders who provide such tranche of Permitted Other First Lien Indebtedness or to the Lenders who provided the outstanding Term Loans in the primary syndication thereof based on an assumed four-year life to maturity), then the Applicable Rate then in effect for outstanding Term Loans shall automatically be increased by the POI Yield Differential, effective upon the incurrence of the Permitted Other First Lien Indebtedness; (F) there shall be no borrowers or guarantors in respect of any Permitted Other First Lien Indebtedness that are not the Borrower or a Guarantor under the Term Facility; and (G) if any Permitted Other First Lien Indebtedness is secured, such Permitted Other First Lien Indebtedness shall not be secured by any assets that do not constitute Collateral for the Term Facility and may not be secured pursuant to security documentation that is more restrictive to the Borrower and the Guarantors than the Collateral Documents.

“Permitted Other Indebtedness” means Permitted Other First Lien Indebtedness and Permitted Other Second Lien Indebtedness.

“Permitted Other Indebtedness Liens” means Liens on the Collateral that secure Permitted Other Indebtedness and that are pari passu with or junior to the Liens on the Collateral securing the First Lien Obligations, provided that (x) all such Liens securing any Permitted Other Second Lien

Indebtedness must be junior to the Liens securing the First Lien Obligations, (y) all such Liens that are junior to the Liens on the Collateral securing the First Lien Obligations will be pari passu with, or junior to, the Liens securing the Second Lien Obligations and (z) such Liens are granted under security documents to a collateral agent for the benefit of the holders of the Permitted Other Indebtedness and subject to the Intercreditor Agreements or other customary intercreditor agreements that are reasonably satisfactory to the Administrative Agent, the ABL Administrative Agent, the Second Lien Administrative Agent, the Collateral Agent, the ABL Collateral Agent, and the Second Lien Collateral Agent, and that are entered into among the Collateral Agent, the ABL Collateral Agent and the Second Lien Collateral Agent, such other collateral agent and the Loan Parties and which provides for lien sharing and for the senior, junior or pari passu treatment of such Liens with the Liens securing, as applicable, the First Lien Obligations, the ABL Obligations or Second Lien Obligations.

“Permitted Other Second Lien Indebtedness” means Indebtedness, that is either unsecured or secured by Permitted Other Indebtedness Liens that are junior to the Liens on the Collateral securing the First Lien Obligations, and the aggregate principal amount of which, together with the aggregate principal amount of (i) all increases in the Second Lien Loans incurred in reliance on the Fixed Second Lien Incremental Amount, (ii) all increases in the Term Facility incurred in reliance on the Fixed First Lien Incremental Amount and (iii) all Permitted Other First Lien Indebtedness incurred in reliance on the Fixed First Lien Additional Amount, does not exceed the sum of (x) $50,000,000 (the “Fixed Second Lien Additional Amount”) plus (y) an unlimited amount that would not, after giving effect on a Pro Forma Basis to the incurrence thereof cause the Secured Net Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of the applicable Permitted Other Second Lien Indebtedness and assuming that the entire amount of the ABL Facility and any other revolving credit facility is fully funded) as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent to exceed 4.50:1.00 plus (z) the aggregate amount of all voluntary prepayments (except in the case of prepayments financed with long-term Indebtedness) of Permitted Other Second Lien Indebtedness incurred pursuant to the Fixed Second Lien Additional Amount (minus the amount of increases in the Second Lien Loans incurred pursuant to Section 2.12(a)(z) of the Second Lien Credit Agreement) (it being understood and agreed that (i) the Borrower may incur such Indebtedness under either clause (x), (y) or (z) in such order as it may elect in its sole discretion and (ii) any amount incurred under the foregoing clause (x) shall not, after the date of such incurrence, be divided among or reclassified as having been incurred under clause (y) or (z)); provided that: (A) the maturity date of such Indebtedness shall not be earlier than the latest maturity date of all classes of Second Lien Loans then in effect and, with respect to such Indebtedness incurred in the form of loans, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the then outstanding Second Lien Loans; (B) the covenants and events of default (excluding pricing and optional prepayment or redemption terms), when taken as a whole are either (i) substantially identical to, or no more favorable to the lenders providing such Permitted Other Second Lien Indebtedness than, those contained in the Second Lien Credit Agreement (except for covenants applicable only to periods after the latest maturity date of commitments under the Second Lien Credit Agreement and Second Lien Loans (as of the Closing Date)) or (ii) customary for high-yield debt securities (it being understood that such Indebtedness shall not be required to be in the form of securitization); provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (B), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period; (C) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing (provided, that if the proceeds of such

Permitted Other Second Lien Indebtedness are used to finance (or assumed as a result of) a Permitted Acquisition, this Clause (C) shall be limited to Events of Default pursuant to Sections 8.01(a) and 8.01(f)); (D) with respect to Permitted Other Second Lien Indebtedness that is secured, the agent, trustee or other representative of the holders of such Indebtedness, acting on behalf of such holders, shall be party to the Intercreditor Agreements or other customary intercreditor agreements that are reasonably satisfactory to the Administrative Agent and the ABL Administrative Agent; (E) there shall be no borrowers or guarantors in respect of any Permitted Other Second Lien Indebtedness that are not the Borrower or a Guarantor under the Term Facility; and (F) if any Permitted Other Second Lien Indebtedness is secured, such Permitted Other Second Lien Indebtedness shall not be secured by any assets that do not constitute Collateral for the Term Facility and may not be secured pursuant to security documentation that is more restrictive to the Borrower and the Guarantors than the Collateral Documents.

“Permitted Ratio Debt” means Indebtedness in the form of notes or loans under credit agreements, indentures or other similar agreements or instruments; provided that: (A) (i) any such Indebtedness that is secured does not mature prior to, or have a Weighted Average Life to Maturity shorter than, the Term Loans, (ii) any such Indebtedness that is unsecured does not mature prior to the date that is the 91st day following the maturity date of the Term Loans and the terms of such indebtedness do not provide for any mandatory redemption (other than customary asset sale or event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default) prior to the date that is the 91st day following the maturity date of the Term Loan Facility; (B) immediately before and immediately after giving Pro Forma Effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing (provided, that if the proceeds of such Indebtedness are used to finance (or assumed as a result of) a Permitted Acquisition, this clause (B) shall be limited to Events of Default pursuant to Sections 8.01(a) and 8.01(f)); (C) immediately after giving effect to the incurrence of such Indebtedness, the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with a minimum Cash Interest Coverage Ratio of 2.00:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a)(i) or (ii) as though such Indebtedness had been incurred as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such compliance calculation in reasonable detail; and (D) with respect to any Permitted Ratio Debt that is secured on a pari passu basis with the First Lien Obligations, the provisions set forth in clause (E) of the definition of “Permitted Other First Lien Indebtedness” shall apply to such Liens and Indebtedness mutatis mutandis.

“Permitted Refinancing” means, with respect to any Indebtedness, any modification, refinancing, refunding, renewal, replacement or extension of such Indebtedness; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to accrued and unpaid interest, unpaid reasonable premium thereon and reasonable fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the First Lien Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the First Lien Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (iv) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness are, either (x)

customary for similar Indebtedness in light of then prevailing market conditions (it being understood that such Indebtedness consisting of debt securities shall not include any financial maintenance covenants and that any negative covenants shall be incurrence based) or (y) not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in the foregoing clause (iv), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period); (v) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; and (vi) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any Subsidiary or any such Plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Interests” has the meaning specified in the Security Agreement.

“Prepayment” has the meaning specified in Section 7.13.

“Prepayment Amount” has the meaning specified in Section 2.03(c).

“Prepayment Date” has the meaning specified in Section 2.03(c).

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The Prime Rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Private Lenders” has the meaning specified in Section 6.02.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the

Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.13), the numerator of which is the amount of the Term Commitments of such Lender of the applicable Class or Classes at such time and the denominator of which is the amount of the Aggregate Commitments of the applicable Class or Classes at such time; provided, that if the commitment of each Lender to make Term Loans has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.03(a)(iii)(B).

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying IPO” means the issuance by Holdings, or one its direct or indirect parents, of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Equity Interest” means, with respect to any Person, Equity Interests of such Person that are not Disqualified Equity Interests.

“Qualifying Lenders” has the meaning specified in Section 2.03(a)(iii)(D).

“Qualifying Loans” has the meaning specified in Section 2.03(a)(iii)(D).

“Recently Opened Store” means each new retail store and other facility that commenced operations preceding the last day of the most recently ended test period that has been operating for at least 12 months, but not more than 24 months, and is still in operation as of the last day of the most recently ended test period.

“Reduction Amount” has the meaning set forth in the definition of “Cumulative Credit.”

“Register” has the meaning set forth in Section 10.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, representatives, members, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Transaction” has the meaning specified in Section 2.03(b)(ii).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the date hereof.

“Repricing Transaction” means any refinancing, replacement or repricing, in whole or in part, of any of the Term Loans under this Agreement, directly or indirectly, (x) from, or in anticipation of, the receipt of proceeds of any Indebtedness (including, without limitation, any Incremental First Lien Term Loans or any new or additional loans under this Agreement), or (y) pursuant to any amendment to this Agreement, in any case, having or resulting in a weighted average yield (to be determined by the Administrative Agent, after giving effect to margins, interest rate floors, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof generally and in their capacity as lenders or holders) as of the date of such refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in the Eurodollar Rate or Base Rate), less than the weighted average yield of (to be determined by the Administrative Agent, on the same basis as above) such Term Loans immediately prior to such refinancing, replacement or repricing, excluding in each case any refinancing, replacement or repricing of Term Loans in connection with a Change of Control transaction or any Qualifying IPO.

“Request for Credit Extension” means with respect to a Term Borrowing, conversion or continuation of Term Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Term Commitments; provided that the unused Term Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means (i) the chief executive officer or any president, chief financial officer, treasurer or assistant treasurer of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary and (ii) solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to the Collateral Documents (or the Liens created thereunder)) or (b) are subject to any Lien (other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(b), 7.01(i), 7.01(m), 7.01(p), 7.01(q), 7.01(x), 7.01(y) (but only to the extent the First Lien Obligations are secured by such cash and Cash Equivalents with the priority required hereunder), 7.01(gg),7.01(kk) (but only to the extent the First Lien Obligations are secured by such cash and Cash Equivalents with the priority required hereunder), and 7.01(ll) (but only to the extent the First Lien Obligations are secured by such cash and Cash Equivalents with the priority required hereunder) in favor of any Person other than the Administrative Agent, the Collateral Agent or any Lender.

“Restricted Group” means the Borrower and its Restricted Subsidiaries.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Proceeds” has the meaning specified in Section 2.03(b)(vi).

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctioned Country” means a country or territory that is the subject or target of any Sanctions and with which dealings are prohibited by such Sanctions, including those identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, including the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or any similar list enforced by any other applicable sanctions authority (b) a Person located, operating, organized or resident in a Sanctioned Country and with whom dealings are prohibited under Sanctions or (c) a Person 50% or more owned or controlled by any such Person described in the foregoing clause (a) or clause (b).

“Sanctions” means applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, or (c) other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Administrative Agent” means the “Administrative Agent” as defined in the Second Lien Credit Agreement.

“Second Lien Cap” means (a) the sum of (x) $180,000,000 plus (y) such additional amount that would not, after giving effect on a Pro Forma Basis to the incurrence thereof cause the Secured Net Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of the applicable Second Lien Obligations and assuming for such purpose that the entire amount of the ABL Facility and any other revolving credit facility is fully funded) as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent to exceed 4.50:1.00, minus (b) the sum of (i) all increases in the Second Lien Loans incurred pursuant to the Fixed Second Lien Incremental Amount (assuming the full funding thereof), (ii) Permitted Other Second Lien Indebtedness incurred pursuant to the Fixed Second Lien Additional Amount (assuming the full funding thereof), (iii) all Indebtedness incurred pursuant to the Fixed First Lien

Incremental Amount (assuming the full funding thereof) and (iv) all Permitted Other First Lien Indebtedness incurred pursuant to the Fixed First Lien Additional Amount (assuming the full funding thereof).

“Second Lien Collateral Agent” means the “Collateral Agent” as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms and with the terms hereof and the Intercreditor Agreements), among Holdings, the Borrower, the Second Lien Lenders, the Second Lien Administrative Agent and the Second Lien Collateral Agent, including any replacement thereof entered into in connection with one or more refinancings thereof permitted hereunder.

“Second Lien Lender” means any “Lender” as defined in the Second Lien Credit Agreement.

“Second Lien Loan Documents” means the Second Lien Credit Agreement and the other “Loan Documents” as defined in the Second Lien Credit Agreement.

“Second Lien Loans” means the “Loans” as defined in the Second Lien Credit Agreement and shall, for the avoidance of doubt, include Incremental Second Lien Loans.

“Second Lien Obligations” means the “Second Lien Obligations” as defined in the Second Lien Credit Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank and for which (a) written notice substantially in the form of Exhibit O has been delivered by the Loan Party or the Hedge Bank to the Administrative Agent and the Collateral Agent, which (i) specifies that such Swap Contract is intended to be secured on a pari passu basis with the other First Lien Obligations and is a Secured Hedge Agreement, and (ii)  acknowledges and accepts Hedge Bank’s appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto, and (b) the Loan Party and/or Hedge Bank provides to the Administrative Agent and the Collateral Agent such supporting documentation as the Administrative Agent or the Collateral Agent may reasonably request.

“Secured Net Leverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of any date, the ratio of (x) Consolidated Funded Secured Indebtedness (net of (i) cash and Cash Equivalents on hand that are not Restricted and (ii) cash and Cash Equivalents restricted in favor of, without duplication, the Administrative Agent, the Collateral Agent, the Second Lien Administrative Agent, the Second Lien Collateral Agent, the ABL Administrative Agent, or the ABL Collateral Agent (it being understood that cash shall not be deemed “restricted” as a result of the setoff rights of any Lender (as defined in this Agreement, the Second Lien Credit Agreement, or the ABL Facility, as applicable) under the Loan Documents (as defined in this Agreement, the Second Lien Credit Agreement, or the ABL Facility, as applicable))) of the Borrower and its Restricted Subsidiaries, on such date to (y) Consolidated Cash EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four (4) consecutive fiscal quarter period ending on or prior to such date for which financial statements have been (or are required to be) delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a)(i) or (ii), as applicable; provided, that undrawn letters of credit under the ABL Facility shall not constitute Indebtedness for purposes of calculating the Secured Net Leverage Ratio.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, any Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Section 9.01(c).

“Security Agreement” means, collectively, the Security Agreement dated as of the Closing Date executed by Holdings, the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit G, together with each other security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” means At Home Holding III Inc.’s 10.75% Senior Secured Notes due 2019 issued pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture, dated as of May 16, 2012, as amended from time to time prior to the Closing Date, by and among At Home Holding III Inc. (f/k/a GRD Holding III Corporation), the guarantors, party thereto, and Wells Fargo Bank, National Association, as trustee and collateral agent, pursuant to which the Senior Notes were issued.

“Senior Notes Refinancing” has the meaning specified in the “Preliminary Statements.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as such regulation is in effect on the Closing Date.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of debts and liabilities, including, without limitation, contingent liabilities, subordinated or otherwise, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities, subordinated, contingent or otherwise, as they become absolute and mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Affiliate Indebtedness” has the meaning specified in Section 7.03(r).

“Specified Refinancing Debt” means Indebtedness that is either unsecured or secured by Specified Refinancing Liens, provided that: that (A) no Specified Refinancing Debt matures prior to the maturity date of the Term Facility being refinanced or have a shorter Weighted Average Life to Maturity than the Term Loans under the Term Facility being refinanced, (B) there shall be no borrowers or guarantors in respect of any Specified Refinancing Debt that are not the Borrower or a Guarantor, and the borrower with respect to any Specified Refinancing Debt must be the borrower of the debt that is refinanced, (C) if secured, such Specified Refinancing Debt shall not be secured by any assets that do not constitute Collateral for the Term Facility and may not be secured pursuant to security documentation that is more restrictive to the Borrower and the Guarantors than the Loan Documents, (D) all of the proceeds of such Specified Refinancing Debt are promptly applied to permanently repay in whole or in part the Term Facility and shall not be in an aggregate principal amount greater than the principal amount of the Term Facility being refinanced plus any fees, premium and accrued interest associated therewith, and costs and expenses related thereto, (E) the covenants and events of default of such Specified Refinancing Debt (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or no more favorable (taken as a whole) to the lenders providing such Specified Refinancing Debt than, those contained in the Term Facility being refinanced (except for covenants and events of default applicable only to periods after the latest final maturity date of the Term Facility existing at the time of such refinancing) and (F) the terms relating to holding of loans under any Specified Refinancing Debt by an Affiliated Lender shall be subject to the restrictions with respect to Affiliated Lenders set forth in clauses (i) and (j) of Section 10.07.

“Specified Refinancing Liens” means Liens on the Collateral securing Specified Refinancing Debt, that are on a junior basis to, or a pari passu basis with, the Liens on the Collateral securing the First Lien Obligations, provided that such Liens are granted under security documents to a collateral agent for the benefit of the holders of such Specified Refinancing Debt that are not more restrictive to Holdings, the Borrower and its Restricted Subsidiaries than the Collateral Documents (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of the security documents with respect to such Specified Refinancing Debt or drafts of such security documents, stating that the Borrower has determined in good faith that such security documents satisfy the requirement set forth in the first proviso above, shall be conclusive evidence that such security documents satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period) and are subject to the Intercreditor Agreements or intercreditor agreements that are reasonably satisfactory to the Administrative Agent and the Collateral Agent and that is entered into among the Collateral Agent, such other collateral agent and the Loan Parties and which provides for lien sharing and for the junior or pari passu treatment, as the case may be, of such Liens with and relative to the Liens securing the First Lien Obligations; and, provided, further, that if such Specified Refinancing Debt is incurred in the form of loans, (x) such Indebtedness is incurred pursuant to the Loan Documents in accordance with clause (iii) of the proviso following paragraph (g) of Section 10.01 or (y) the Specified Refinancing Liens securing such Indebtedness shall be subject to the Intercreditor Agreements or intercreditor agreements that are reasonably satisfactory to the Administrative Agent and the Collateral Agent, provided further that if the Specified Refinancing Liens and the Specified Refinancing Debt are pari passu with the First Lien Obligations, the provisions set forth in clause (E) of the definition of “Permitted Other First Lien Indebtedness” shall apply to such Liens and Indebtedness mutatis mutandis.

“Specified Representations” means those representations made in Sections 5.01(a) and (b)(ii), 5.02 (other than clauses (b) and (c) thereof), 5.04, 5.13, 5.17 (as evidenced by the certificate delivered pursuant to Section 4.01(a)(H)), 5.19 (subject to the last paragraph of Section 4.01), 5.20, 5.21, 5.22 and 5.23.

“Specified Second Lien Refinancing Debt” means Indebtedness that is either unsecured or secured by Specified Second Lien Refinancing Liens, provided that: that (A) no Specified Second Lien Refinancing Debt matures prior to the maturity date of the Second Lien Loans being refinanced or have a shorter Weighted Average Life to Maturity than the Second Lien Loans being refinanced, (B) there shall be no borrowers or guarantors in respect of any Specified Second Lien Refinancing Debt that are not the Borrower or a Guarantor, and the borrower with respect to any Specified Second Lien Refinancing Debt must be the borrower of the debt that is refinanced, (C) if secured, such Specified Second Lien Refinancing Debt shall not be secured by any assets that do not constitute Collateral for the Term Facility and may not be secured pursuant to security documentation that is more restrictive to the Borrower and the Guarantors than the Loan Documents, (D) all of the proceeds of such Specified Second Lien Refinancing Debt are promptly applied to permanently repay in whole or in part the Second Lien Loans and shall not be in an aggregate principal amount greater than the principal amount of the Second Lien Loans being refinanced plus any fees, premium and accrued interest associated therewith, and costs and expenses related thereto, (E) the covenants and events of default of such Specified Second Lien Refinancing Debt (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or no more favorable (taken as a whole) to the lenders providing such Specified Second Lien Refinancing Debt than, those contained in the Second Lien Loans being refinanced (except for covenants and events of default applicable only to periods after the latest final maturity date of the Second Lien Loans existing at the time of such refinancing) and (F) the terms relating to holding of loans under any Specified Second Lien Refinancing Debt by an Affiliated Lender shall be subject to the restrictions with respect to Affiliated Lenders set forth in clauses (i) and (j) of Section 10.07 of the Second Lien Credit Agreement.

“Specified Second Lien Refinancing Liens” means, to the extent permitted by the Intercreditor Agreements, Liens on the Collateral securing Specified Second Lien Refinancing Debt, that are on a junior basis to, or a pari passu basis with, the Liens securing the Second Lien Obligations, provided that such Liens are granted under security documents to a collateral agent for the benefit of the holders of such Specified Second Lien Refinancing Debt that are not more restrictive to Holdings, the Borrower and its Restricted Subsidiaries than the Collateral Documents (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Specified Second Lien Refinancing Debt, together with a reasonably detailed description of the security documents with respect to such Specified Second Lien Refinancing Debt or drafts of such security documents, stating that the Borrower has determined in good faith that such security documents satisfy the requirement set forth in the first proviso above, shall be conclusive evidence that such security documents satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period) and are subject to the Intercreditor Agreements or intercreditor agreements that are reasonably satisfactory to the Administrative Agent and the Collateral Agent and that is entered into among the Collateral Agent, such other collateral agent and the Loan Parties and which provides for lien sharing and for the junior or pari passu treatment, as the case may be, of such Liens with and relative to the Liens securing the Second Lien Obligations; and, provided, further, that if such Specified Second Lien Refinancing Debt is incurred in the form of loans, (x) such Indebtedness is incurred pursuant to the Second Lien Loan Documents in accordance with clause (iii) of the proviso following paragraph (g) of Section 10.01 of the Second Lien Credit Agreement or (y) the Specified Second Lien Refinancing Liens securing such Indebtedness shall be subject to the Intercreditor Agreements or intercreditor agreements that are reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment that results in a Person becoming a Restricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of initiative not in the ordinary course of business and described in reasonable detail in the officer’s certificate of the Borrower.

“Sponsor” means, collectively, (i) AEA, (ii) Starr Investment Fund II, LLC, and Affiliates and associated funds of each such Person listed in this clause (ii), and (iii) SPH GRD Holdings, LLC, and Affiliates and associated funds of each such Person listed in this clause (iii), other than (x) any portfolio company of any of the foregoing or (y) any Debt Fund Affiliate of any of the foregoing.

“Sponsor Management and Investment Agreements” means that certain Management Agreement, dated as October 5, 2011, by and among GRD Holding I Corporation, AEA Investors LP, Three Cities Research, Inc. and Knowles Holdings LLC, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent that such amendment, supplement or modification (i) does not increase the obligations of Holdings or any of its Subsidiaries to make payments thereunder and (ii) is otherwise permitted under the terms of the Loan Documents.

“Subject Acquisition Agreement” has the meaning specified in Section 2.12(f).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2, together with each other Guaranty and Guaranty supplement delivered pursuant to Section 6.12.

“Subsidiary Redesignation” has the meaning specified in the definition of “Unrestricted Subsidiary.”

“Supplemental Administrative Agent” has the meaning specified in Section 9.14(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include an Agent, an Arranger or a Lender or any Affiliate of an Agent, an Arranger or a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Term Commitments of all Term Lenders shall be $300,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Term Facility” means, at any time, (a) prior to the Closing Date, the aggregate Term Commitments of all Term Lenders at such time, and (b) thereafter, the aggregate Term Loans of all Term Lenders at such time.

“Term Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement substantially in the form of Exhibit P, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof), among the Loan Parties, the Collateral Agent and the Second Lien Collateral Agent, including any replacement thereof entered into in connection with one or more refinancings of the Term Loans or the Second Lien Loans, permitted hereunder.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Priority Collateral” has the meaning specified in the ABL/Term Intercreditor Agreement.

“Threshold Amount” means $20,000,000.

“Total Net Leverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of any date, the ratio of (x) Consolidated Funded Indebtedness (net of (i) cash and Cash Equivalents on hand that are not Restricted and (ii) cash and Cash Equivalents restricted in favor of, without duplication, the Administrative Agent, the Collateral Agent, the Second Lien Administrative Agent, the Second Lien Collateral Agent, the ABL Administrative Agent, or the ABL Collateral Agent (it being understood that cash shall not be deemed “restricted” as a result of the setoff rights of any Lender (as defined in this Agreement, the Second Lien Credit Agreement, or the ABL Facility, as applicable) under the Loan Documents (as defined in this Agreement, the Second Lien Credit Agreement, or the ABL Facility, as applicable))) of the Borrower and its Restricted Subsidiaries on such date to (y) Consolidated Cash EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four (4) consecutive fiscal quarter period ending on or prior to such date for which financial statements have been (or are required to be) delivered to the Administrative Agent and the Lenders pursuant to Sections 6.01(a)(i) or (ii), as applicable; provided, that undrawn letters of credit under the ABL Facility shall not constitute Indebtedness for purposes of calculating the Total Net Leverage Ratio.

“Total Outstandings” means the aggregate Outstanding Amount of all Term Loans.

“Transactions” means, collectively, (i) the incurrence of the Term Loans and the Second Lien Loans, (ii) the Senior Notes Refinancing and (iii) the payment of fees, expenses and commissions in connection with the foregoing and all related transactions.

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and the Collateral Agent; provided that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.02 and the designation of such Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s (as applicable) Investment therein, (c) without duplication of clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02, (d) such Subsidiary shall have been or will promptly be designated an

“unrestricted subsidiary” (or otherwise not be subject to the covenants) under the ABL Facility, Second Lien Credit Agreement and any then outstanding Specified Refinancing Debt, Specified Second Lien Refinancing Debt and Permitted Other Indebtedness, and (e) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) any Indebtedness owed by such Unrestricted Subsidiary shall be permitted to be incurred under Section 7.03 on the date of such Subsidiary Redesignation and (iii) any Liens on the property or assets of such Unrestricted Subsidiary shall be permitted to be incurred under Section 7.01 on the date of such Subsidiary Redesignation.  Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.  As of the Closing Date, all Subsidiaries of the Borrower are Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower, any Loan Party, or the Administrative Agent, as applicable.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

A.            Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

B.            The term “including” is by way of example and not limitation.

C.            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York Time.

1.07        Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.10 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.08        Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by Bank of America at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency.

1.09        Pro Forma Calculations.  Notwithstanding anything to the contrary herein, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated (including, but not limited to, for purposes of Section 2.12) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Secured Net Leverage Ratio for purposes of determining (a) the applicable percentage of Excess Cash Flow set forth in Section 2.03, and (b) the “Applicable Rate”, the events described in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated Cash EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.

1.10        Basket Calculations.

(a)           If any of the baskets set forth in Article VII of this Agreement are exceeded solely as a result of fluctuations to Consolidated Cash EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations; provided that, for the avoidance of doubt, the provisions of Section 1.08 shall otherwise apply to such baskets, including with respect to determining whether any Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other satisfaction pursuant to Section 7.13 may be incurred or made at any time under Article VII; provided, further, that, once incurred or made, the amount of such Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other satisfaction pursuant to Section 7.13 shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

(b)           With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any Loan Document that does not require compliance with a financial ratio or test (including the Total Net Leverage Ratio, the Secured Net Leverage Ratio and/or the First Lien Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of such Loan Document that requires compliance with a financial ratio or test (including the Total Net Leverage Ratio, the Secured Net Leverage Ratio and/or the First Lien Net Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amounts.

1.11        Classification of Term Loans and Term Borrowings.  For purposes of this Agreement, Term Loans may be classified and referred to by Class  or by Type (e.g., a “Eurodollar Rate

Loan”).  Term Borrowings also may be classified and referred to by Class or by Type (e.g., a “Eurodollar Term Borrowing”).

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        The Term Loans.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments.  Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02        Term Borrowings, Conversions and Continuations of Term Loans.

(a)           Term Loans and Incremental First Lien Term Loans.  Each Term Borrowing of Term Loans or Incremental First Lien Term Loans, each conversion of Term Loans or Incremental First Lien Term Loans from a Base Rate Loan to a Eurodollar Rate Loan (or vice versa) and each continuation of Eurodollar Rate Term Loans or Eurodollar Rate Incremental First Lien Term Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may initially be given by telephone and promptly confirmed by delivering to the Administrative Agent a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, prior to the applicable time specified in the immediately succeeding sentence.  Each such notice must be received by the Administrative Agent not later than (A) with respect  to Term Borrowings of Term Loans on the Closing Date, 10:00 a.m. (New York time) one Business Day prior to the Closing Date, (B) with respect to Term Borrowings of Term Loans or Incremental First Lien Term Loans consisting of Eurodollar Rate Loans, conversions of Term Loans or Incremental First Lien Term Loans from one Type to the other and each continuation of Eurodollar Rate Loans, 2:00 p.m. (New York Time) three (3) Business Days prior to the requested date of such Term Borrowing, conversion or continuation or (C) with respect to Term Borrowings of Term Loans or Incremental First Lien Term Loans consisting of Base Rate Loans, 10:00 a.m. (New York Time) on the requested date of such Term Borrowing; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:30 p.m. (New York Time) four (4) Business Days prior to the requested date of such Term Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 12:30 p.m. (New York Time) three (3) Business Days before the requested date of such Term Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders.  Each Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Term Borrowing of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (1) whether the Borrower is requesting a Term Borrowing of Term Loans or Incremental First Lien Term Loans, a conversion of Term Loans or Incremental First Lien Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (2) the requested date of such Term Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Term Loans or Incremental First Lien Term Loans to be borrowed, converted or continued, (4) the Type of Term Loans or Incremental First Lien Term Loans to be borrowed or to which existing Term Loans or Incremental First Lien Term Loans are to be converted and (5) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Term Loan or Incremental First Lien Term Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Incremental First Lien Term Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Term Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  Each Appropriate Lender shall make the amount of its Term Loan or Incremental First Lien Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon (New York Time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Term Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith.  During the existence of an Event of Default, at the request of the Required Lenders, no Term Loans may be converted to or continued as Eurodollar Rate Loans and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted into Base Rate Loans on the last day of the then current Interest Period with respect thereto.

(d)           The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e)           After giving effect to all Term Borrowings or all conversions of Term Loans from one Type to the other, and all continuations to Term Loans of the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f)            The failure of any Lender to make the Term Loan to be made by it as part of any Term Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Term Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Term Borrowing.

2.03        Prepayments.

(a)           Optional.

(i)            The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class of Term Loans or Incremental First Lien Term Loans in whole or in part without premium or penalty (subject to Section 2.03(d)); provided that (a) such notice must be received by the Administrative Agent not later than 2:00 p.m. (New York Time), (x) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (y) one (1) Business Day prior to the date of prepayment of Base Rate Loans; (b) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class(es) of Term Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Term Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share of the Term Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.13, each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a) shall be applied in direct order of maturities to the principal repayment installments (or proportional fractions thereof) applicable to each of the Term Loans pursuant to Sections 2.05(a) or as otherwise directed by the Borrower; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.  All prepayments under this Section 2.03(a)(i) shall be subject to Section 2.03(d).

(ii)           Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of the Term Facility or a transaction involving a Permitted Acquisition, a Change of Control or a Qualifying IPO, which refinancing or transaction shall not be consummated or shall otherwise be delayed.

(iii)          Voluntary Non-Pro-Rata Prepayments.

(A)          Notwithstanding anything to the contrary herein, any Borrower Purchasing Party shall have the right at any time and from time to time to prepay any Class of Term Loans at a discount to the par value of such Term Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) without premium or penalty (but subject to Section 3.05) pursuant to the procedures described in this Section 2.03(a)(iii), provided that, on the date of any such Discounted Voluntary Prepayment, such Borrower Purchasing Party shall deliver to the Administrative Agent a certificate of a Responsible Officer stating (1) that no Default or Event of Default would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this

Section 2.03(a)(iii) has been satisfied, and (3) the aggregate principal amount of Term Loans so prepaid pursuant to such Discounted Voluntary Prepayment.

(B)          To the extent any Borrower Purchasing Party seeks to make a Discounted Voluntary Prepayment, such Borrower Purchasing Party will provide written notice to the Administrative Agent substantially in the form of Exhibit K hereto (each, a “Discounted Prepayment Option Notice”) that such Borrower Purchasing Party desires to prepay Term Loans in each case in an aggregate principal amount specified therein by such Borrower Purchasing Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below.  The Proposed Discounted Prepayment Amount of Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for the Term Loans, (B) a discount range (which may be a single percentage) selected by such Borrower Purchasing Party with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of Term Loans (the “Discount Range”); provided that such Borrower Purchasing Party may elect not to include a Discount Range in the Discounted Prepayment Option Notice and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five (5) Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(C)          Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify all Term Lenders.  On or prior to the Acceptance Date, each such Term Lender may specify by written notice substantially in the form of Exhibit L hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”), which Acceptable Discount shall be within the Discount Range, if the Discount Range is specified in the Discounted Prepayment Option Notice (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Term Loans to be prepaid), and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (the “Offered Loans”).  Based on the Acceptable Discounts and principal amounts of the Offered Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent and the applicable Borrower Purchasing Party, acting jointly, shall determine the applicable discount for the Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by such Borrower Purchasing Party if such Borrower Purchasing Party has selected a single percentage pursuant to Section 2.03(a)(iii)(B) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which such Borrower Purchasing Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be (x) the highest Acceptable Discount within the Discount Range or (y) if no Discount Range was specified in the Discounted Prepayment Option Notice, the highest Acceptable Discount acceptable to such Borrower Purchasing Party.  The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans.  Any Lender with outstanding Term Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(D)          The applicable Borrower Purchasing Party shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount,  such Borrower Purchasing Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent).  If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, in each case calculated by applying the Applicable Discount, such Borrower Purchasing Party shall prepay all Qualifying Loans.

(E)           Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent and the applicable Borrower Purchasing Party shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (except as set forth in Section 3.05), upon irrevocable notice substantially in the form of Exhibit M hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 12:00 noon (New York Time), one (1) Business Day prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent.  Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Qualifying Lenders, subject to the Applicable Discount on the applicable Term Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(F)           To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.03(a)(iii)(C) above) established by the Administrative Agent in consultation with the applicable Borrower Purchasing Party.

(G)          Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, (A) the applicable Borrower Purchasing Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.

(H)          For the avoidance of doubt, each Discounted Voluntary Prepayment shall, for purposes of this Agreement, be deemed to be an automatic and immediate cancellation and extinguishment of the Term Loans prepaid.  With respect to each Discounted Voluntary Prepayment, (1) the applicable Borrower Purchasing Party shall pay all accrued and unpaid interest, if any, on the par principal amount of the applicable Term Loans to the date of the Discounted Voluntary Prepayment and, if any Eurodollar Rate Loan is prepaid on a date other than the scheduled last day of the Interest Period applicable thereto, such Borrower Purchasing Party shall also pay any amounts owing pursuant to Section 3.05 and (2) such Discounted Voluntary Prepayment shall not change the scheduled amortization of the Term Loans required by Section 2.05, except to reduce the amount outstanding and due and payable on the Maturity Date of the Class of Term Loans subject to such Discounted Voluntary Prepayment (and such reduction, for the avoidance of doubt, shall only apply, on a non-pro-rata basis, to the Term Loans that are the subject of such Discounted Voluntary Prepayment).

(iv)          In connection with any voluntary prepayment of any Class of Term Loans pursuant to this Section 2.03(a), such voluntary prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

(b)           Mandatory.

(i)            Within ten (10) Business Days after financial statements have been delivered pursuant to Section 6.01(a)(i) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), but in any event not later than one hundred and twenty days (120) plus ten (10) Business Days after the end of each fiscal year of the Borrower beginning with the fiscal year ended January 31, 2017, the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the fiscal year covered by such financial statements commencing with the first full fiscal year ended after the Closing Date minus (B) the aggregate amount of voluntary principal prepayments of the Term Loans pursuant to Section 2.03(a)(i) during such fiscal year minus (C) the aggregate discounted amount actually paid in cash by the Borrower Purchasing Parties in connection with all Discounted Voluntary Prepayments pursuant to Section 2.03(a)(iii) during such fiscal year (in the case of clauses (B) and (C), except in the case of prepayments financed with long-term Indebtedness); provided that such percentage shall be reduced to 25% or 0% if the Secured Net Leverage Ratio as of the last day of the prior fiscal year was less than 4.00:1.00 or 3.50:1.00, respectively.

(ii)           (A)          If (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of (i) assets comprising the ABL Priority Collateral or (ii) any property or assets by the Borrower or any of its Restricted Subsidiaries permitted by Section 7.05(a), (b), (c), (d), (e), (f), (h), (i), (j), (k), (l) or (m) or (y) any Casualty Event (other than any Casualty Event with respect to assets comprising the ABL Priority Collateral) occurs, and any transaction or series of related transactions described in the foregoing clauses (x) and (y) results in the realization or receipt by the Borrower and its Restricted Subsidiaries of Net Cash Proceeds in excess of $5,000,000 (any such transaction or series of related transactions being a “Relevant Transaction”), then if such Relevant Transaction, together with all other Relevant

Transactions occurring in the same fiscal year of the Borrower, would result in the realization or receipt by the Borrower and its Restricted Subsidiaries of aggregate Net Cash Proceeds in excess of $10,000,000, the Borrower shall, except to the extent the Borrower elects to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.03(b)(ii)(B), prepay an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received from such Relevant Transaction within ten (10) Business Days of receipt thereof by the Borrower or such Restricted Subsidiary.

(B)          With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than as specifically excluded in Section 2.03(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, so long as no Event of Default shall have occurred and be continuing, the Borrower or the applicable Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within three hundred and sixty-five (365) days following receipt of such Net Cash Proceeds (or, if Holdings, the Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 365 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, 545 days following receipt of such Net Cash Proceeds); provided, however, that if any Net Cash Proceeds are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.03.

(iii)          Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Specified Refinancing Debt or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(iv)          Subject to Sections 2.12(b)(ii) and 2.13, each prepayment of Term Loans pursuant to this Section 2.03(b) shall be applied pro rata among the Term Facility and unless otherwise provided in the documentation governing any Incremental First Lien Term Loans, any Incremental First Lien Term Loans (or, in the case of the incurrence of Specified Refinancing Debt, to the Term Facility or an Incremental First Lien Term Facility, as designated by the Borrower, to be refinanced with the proceeds thereof and allocated among the Term Facility or such Incremental First Lien Term Facilities, as specified by the Borrower) (and within any Class of the Term Facility and the Incremental First Lien Term Loans on a pro rata basis to the applicable Lenders of such Class) and (i) in the case of the Term Facility, to the principal repayment installments thereof, in direct order of maturities,  to the remaining installments of each Class of the Term Facility, or as otherwise directed by the Borrower to the remaining installments of each Class of the Term Facility, and (ii) in the case of each Incremental First Lien Term Loan Tranche, as set forth in the Incremental First Lien Term Commitments Amendment with respect to such Incremental First Lien Term Loan Tranche; and each such prepayment shall be paid to the Term Lenders and the Incremental First Lien Lenders in accordance with their respective Pro Rata Shares.

(v)           Funding Losses, Etc.  All prepayments under this Section 2.03 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.  Notwithstanding any of the other provisions of Section 2.03(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.03(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Term Loans in accordance with this Section 2.03(b).  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Term Loans in accordance with this Section 2.03(b).

(vi)          Foreign Dispositions.  Notwithstanding any other provisions of this Section 2.03, (i) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (a “Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or such Excess Cash Flow so affected (any such portion being “Restricted Proceeds”) will not be required to be applied to repay Term Loans at the times provided in this Section 2.03(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such Restricted Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Restricted Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.03(b) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or Excess Cash Flow attributable to Foreign Subsidiaries would have material adverse tax cost consequences with respect to such Net Cash Proceeds or such portion of the Excess Cash Flow, as the case may be, such Net Cash Proceeds or portion of the Excess Cash Flow, as the case may be, so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any such Net Cash Proceeds or portion of Excess Cash Flow, as the case may be, so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.03(b), the Borrower applies an amount equal to such Net Cash Proceeds or such portion of Excess Cash Flow, as the case may be, to such reinvestments or prepayments, as applicable, as if such Net Cash Proceeds or such portion of the Excess Cash Flow, as the case may be, had been received by the Borrower rather than such Foreign Subsidiary, less, in the case of such Net Cash Proceeds only, the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated.

(vii)         If there are no Declining Lenders pursuant to Section 2.03(c) in connection with any prepayment of any Class of Term Loans pursuant to this Section 2.03(b), such prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

(c)           Term Opt-out.

With respect to any prepayment of the Term Facility and the Incremental First Lien Term Loans pursuant to Section 2.03(b) (other than prepayments pursuant to Section 2.03(b)(iii) or any other mandatory prepayment with the proceeds of Indebtedness), any Term Lender or Incremental First Lien Lender, at its option, may elect not to accept such prepayment; provided, for the avoidance of doubt, that no such Term Lender or Incremental First Lien Lender may elect not to accept less than all of such prepayment.  Upon receipt by the Administrative Agent of any such prepayment of the Term Facility and the Incremental First Lien Term Loans, the amount of the prepayment that is available to prepay the Term Loans and the Incremental First Lien Term Loans (the “Prepayment Amount”) shall be deposited in a Cash Collateral Account on terms reasonably satisfactory to the Administrative Agent and the Borrower, pending application of such amount on the Prepayment Date as set forth below and promptly after the date of such receipt, the Administrative Agent shall notify the Term Lenders and the Incremental First Lien Lenders  of the amount available to prepay the Term Loans and the Incremental First Lien Term Loans  and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be ten (10) Business Days after the date of such receipt.  Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m. (New York Time) on the Business Day immediately preceding the Prepayment Date.  On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Term Lenders and the Incremental First Lien Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans and the Incremental First Lien Lenders owing to such Accepting Lenders shall be withdrawn from the applicable Cash Collateral Account and applied ratably to prepay Term Loans and Incremental First Lien Term Loans owing to such Accepting Lenders in the manner described in Section 2.03(b) for such prepayment.  Any amounts that would otherwise have been applied to prepay Term Loans or Incremental First Lien Term Loans owing to Declining Lenders shall instead be applied as a mandatory prepayment under the Second Lien Credit Agreement and any mandatory prepayment amounts declined by the Second Lien Lenders in accordance with the Second Lien Credit Agreement may be retained by the Borrower (such amounts, “Declined Amounts”).

(d)           Prepayment Premium.  (x) Any optional prepayment of any portion of the outstanding Term Loans made pursuant to Section 2.03(a)(i) in connection with a Repricing Transaction (including any mandatory assignment pursuant to Section 3.07 in connection therewith) and (y) any prepayment of Term Loans pursuant to Section 2.03(b)(iii) in connection with a Repricing Transaction or any amendment to this Agreement in connection with a Repricing Transaction (in each case including any mandatory assignment pursuant to Section 3.07 in connection therewith), in each case of clause (x) and clause (y) on or prior to the date that is twelve months following the Closing Date shall be subject to a premium equal to the principal amount of Term Loans subject to such prepayment or the principal amount of Term Loans affected by such amendment (or mandatorily assigned in connection therewith), as applicable, multiplied by 1%.  Any prepayment of all or any portion of the outstanding Term Loans on or after the date that is twelve months following the Closing Date shall not be subject to a premium.

2.04        Termination or Reduction of Term Commitments.

(a)           Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments or from time to time permanently reduce the unused portions of the Term Commitments; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof.  The Borrower shall pay to the Administrative Agent, in each case, for the account of the applicable Lenders, on the date of each termination or reduction, any fees on the amount of the Term Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

(b)           Mandatory.  The aggregate Term Commitments shall be automatically and permanently reduced to zero after the making of the Term Borrowing, if any, on the Closing Date.

(c)           Application of Commitment Reductions.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Term

Commitments, under this Section 2.04.  Upon any reduction of unused Term Commitments under the Term Facility, the Term Commitment of each Lender under such Term Facility shall be reduced by such Lender’s Pro Rata Share of the amount by which such Term Facility is reduced (other than the termination of the Term Commitment of any Lender as provided in Section 3.07).

2.05        Repayment of Term Loans.

(a)           Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Term Loans outstanding in consecutive quarterly installments as follows (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.03 and 2.04, or be increased as a result of any increase in the amount of Term Loans pursuant to Section 2.12 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Term Loans made as of the Closing Date), with each such installment due and payable on each date set forth below (or, if such day is not a Business Day, on the immediately preceding Business Day):

Date	Term Loan Principal Amortization Payment
7/31/2015	$750,000
10/31/2015	$750,000
1/31/2016	$750,000
4/30/2016	$750,000
7/31/2016	$750,000
10/31/2016	$750,000
1/31/2017	$750,000
4/30/2017	$750,000
7/31/2017	$750,000
10/31/2017	$750,000
1/31/2018	$750,000
4/30/2018	$750,000
7/31/2018	$750,000
10/31/2018	$750,000
1/31/2019	$750,000
4/30/2019	$750,000
7/31/2019	$750,000
10/31/2019	$750,000
1/31/2020	$750,000
4/30/2020	$750,000
7/31/2020	$750,000
10/31/2020	$750,000
1/31/2021	$750,000
4/30/2021	$750,000

Date	Term Loan Principal Amortization Payment
7/31/2021	$750,000
10/31/2021	$750,000
1/31/2022	$750,000
4/30/2022	$750,000
Maturity Date of the Term Facility	Remaining Balance

provided, however, that the final principal repayment installment of each Class of Term Loans shall be repaid on the Maturity Date for such Class of Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans of such Class outstanding on such date.

(b)           Incremental First Lien Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Incremental First Lien Lenders the aggregate principal amount of all Incremental First Lien Term Loans outstanding of each Incremental First Lien Term Loan Tranche in such installments as set forth in the Incremental First Lien Term Commitments Amendment with respect to such Incremental First Lien Term Loan Tranche (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.03 and 2.04, or be increased as a result of any increase in the amount of Incremental First Lien Term Loans of such Incremental First Lien Term Loan Tranche pursuant to Section 2.12 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth in the applicable Incremental First Lien Term Commitment Amendment for the Incremental First Lien Term Loans made as of the initial Incremental First Lien Term Commitments Effective Date with respect to such Incremental First Lien Term Loan Tranche).

2.06        Interest.

(a)           Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan that is a Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the greater of (x) the Eurodollar Rate for such Interest Period and (y) 1.00%, plus (B) the Applicable Rate for Eurodollar Rate Loans that are Term Loans and (ii) each Base Rate Loan that is a Term Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the greater of (x) 2.00% and (y) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans that are Term Loans.

(b)           The Borrower shall pay interest on the principal amount of all overdue First Lien Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07        Fees.

(a)           The Borrower shall pay to the Arrangers, the Administrative Agent and the Collateral Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)           The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)           The Borrower shall pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding (or making) of such Lender’s initial Term Loan, a closing fee (the “Closing Fee”) in an amount equal to 1.00% of the stated principal amount of such Lender’s Term Loans made on the Closing Date.  Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and, in the case of the Term Loans funded in cash on the Closing Date, such Closing Fee shall be netted against Term Loans made by such Lender.

2.08        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  (a) All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year).  Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided, that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Secured Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Secured Net Leverage Ratio would have resulted in higher pricing for such period, (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for the applicable period, (B) the Applicable Rate shall be recalculated with the Secured Net Leverage Ratio at the corrected level and (C) the Borrower shall immediately and retroactively pay to the Administrative Agent for the account of the Term Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Term Lender, as the case may be, under Section 2.06(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other First Lien Obligations hereunder.

2.09        Evidence of Indebtedness.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business.  The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the First Lien

Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Term Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class (if applicable), amount and maturity of its Term Loans and payments with respect thereto.

(b)           Entries made in good faith by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to such Lender under this Agreement and the other Loan Documents, absent manifest error; provided, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.

2.10        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  Subject to Section 3.01, all payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, in each case, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (New York Time), in each case on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share in respect of the Term Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. (New York Time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)           A.          Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Term Borrowing of Eurodollar Rate Loans (or, in the case of any Term Borrowing of Base Rate Loans, prior to 12:00 noon (New York Time) on the date of such Term Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Term Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Term Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Term Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Term Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Term Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

B.            Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of the Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.07 are several and not joint.  The failure of any Lender to make any Term Loan or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 9.07.

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(g)           Unallocated Funds.  If the Administrative Agent receives funds for application to the First Lien Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Term Loans outstanding at such time, in repayment or prepayment of such of the outstanding Term Loans or other First Lien Obligations then owing to such Lender.

2.11        Sharing of Payments.  If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Term Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loans, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.    The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the First Lien Obligations purchased to the same extent as though the purchasing Lender were the original owner of the First Lien Obligations purchased.  For the avoidance of doubt, the provisions of this Section shall not be construed to apply to the prepayments pursuant to Section 2.03(a)(iii), or Section 2.03(b)(iii) (out of proceeds of the Specified Refinancing Debt), the implementation of the Incremental First Lien Term Commitments Amendment or to the assignments and participations described in Section 10.07.

2.12        Incremental First Lien Term Facilities.

(a)           Upon written notice to the Administrative Agent (which shall promptly notify the Lenders), at any time after the Closing Date, the Borrower may request one or more additional tranches of term loans (each an “Incremental First Lien Term Commitment” and all of them, collectively, the “Incremental First Lien Term Commitments”); provided that no Lender shall be required to participate in any Incremental First Lien Term Facility; and provided, further that after giving effect to any such addition, the aggregate amount of Incremental First Lien Term Commitments that have been added pursuant to this Section 2.12 (together with the aggregate amount of (i) Permitted Other First Lien Indebtedness incurred in reliance on the Fixed First Lien Additional Amount, (ii) Incremental Second Lien Term Loans incurred in reliance on the Fixed Second Lien Incremental Amount and (iii) Permitted Other Second Lien Indebtedness incurred in reliance on the Fixed Second Lien Additional Amount) shall not exceed (x) $50,000,000 (the “Fixed First Lien Incremental Amount”) plus (y) an unlimited amount that would not, after giving effect on a Pro Forma Basis to the incurrence thereof cause the First Lien Net Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of the applicable Incremental First Lien Term Facilities and assuming for such purposes that the entire amount of the ABL Facility and any other revolving facility is fully funded) as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements are available to exceed 3.25:1.00, plus (z) the aggregate amount of all voluntary prepayments (except in the case of prepayments financed with long-term Indebtedness) of Term Loans  and Incremental First Lien Term Loans incurred pursuant to the Fixed First Lien Incremental Amount (minus the aggregate amount of any Permitted Other First Lien Indebtedness incurred pursuant to clause (z) of the definition thereof); provided that any such addition shall be in an aggregate amount of not less than $10,000,000 or any whole multiple of $1,000,000 in excess thereof.  The Borrower may incur Incremental First Lien Term Commitments pursuant to either clause (x), clause (y) or clause (z) of the second proviso of the immediately preceding sentence in such order as it may elect in its sole discretion; provided that any Fixed First Lien Incremental Amount shall not, after the date of incurrence, be divided among or reclassified as having been incurred under clause (y) or clause (z) above.  Any loans made in respect of any such Incremental First Lien Term Commitments (the “Incremental First Lien Term Loans”) may be made, at the option of the Borrower, by either (i) increasing the Term Commitments with the same terms and conditions as the existing Term Loans, in which case such Incremental First Lien Term Loans shall constitute Term Loans for all purposes hereunder and under the other Loan Documents or (ii) creating a new tranche of term loans (an “Incremental First Lien Term Loan Tranche”, and increases of the Term Commitments pursuant to the preceding sub-clauses (i) and (ii), each an “Incremental First Lien Term Facility”).  The Incremental First Lien Term Facilities shall rank pari passu in right of payment and in respect of lien priority as to the Collateral with the outstanding Term Loans under the Term Facility or any other Incremental First Lien Term Facility.  The proceeds of the Incremental First Lien Term Facilities shall be used for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries.

(b)           The Incremental First Lien Term Loans comprising each Incremental First Lien Term Loan Tranche:

(i)            shall have a maturity date that is not prior to the Latest Maturity Date of all Classes of Term Loans then in effect and will have a Weighted Average Life to Maturity that is not shorter than that of the Term Loans;

(ii)           shall share ratably (and may not share more than ratably) in any prepayments of the Term Facility (unless the Incremental First Lien Lenders with respect to such Incremental First Lien Term Loans agree to receive prepayments after the prepayments of the Term Facility or any other Incremental First Lien Term Loans);

(iii)          except as set forth in subsection (a) above and this subsection (b) with respect to prepayment events, maturity date, interest rate, yield, fees and original issue discounts and except with respect to the amortization schedule for the Incremental First Lien Term Loans and the permitted use of proceeds thereof, shall have terms that are reasonably satisfactory to the

Administrative Agent; provided that if the initial yield (as determined by the Administrative Agent as set forth below) on any Incremental First Lien Term Loan Tranche exceeds by more than 50 basis points (the amount of such excess above 50 basis points being herein referred to as the “Incremental Yield Differential”) the yield then in effect for outstanding Term Loans (such yield, in the case of each of such Incremental First Lien Term Loan Tranche and the Term Loans, for purposes of this proviso being deemed to include all upfront or similar fees or original issue discount paid by the Borrower generally to the Lenders who provide such Incremental First Lien Term Loan Tranche or to the Lenders who provided the outstanding Term Loans in the primary syndication thereof based on an assumed four-year life to maturity), then the Applicable Rate then in effect for outstanding Term Loans shall automatically be increased by the Incremental Yield Differential, effective upon the making of the Incremental First Lien Term Loans under the Incremental First Lien Term Loan Tranche.

For purposes of clause (iii) above, the initial yield on any Incremental First Lien Term Loan Tranche shall be determined by the Administrative Agent to be equal to the sum of (x) the interest rate margin for loans under the Incremental First Lien Term Loan Tranche that bear interest based on the Eurodollar Rate (for the avoidance of doubt, including the Eurodollar Rate and the margin or spread) and (y) if the Incremental First Lien Term Loan Tranche is originally advanced at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings or the Borrower for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental First Lien Term Loan Tranche, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of the Incremental First Lien Term Loan Tranche and (B) four); provided that for purposes of clause (x) above, if the lowest permissible Eurodollar Rate applicable to such Incremental First Lien Term Loan Tranche is greater than 1.00% or the lowest permissible Base Rate applicable to such Incremental First Lien Term Loan Tranche is greater than 2.00%, the difference between such “floor” and 1.00%, in the case of Incremental First Lien Term Loans that are Eurodollar Rate Loans, and 2.00%, in the case of Incremental First Lien Term Loans that are Base Rate Loans, shall be equated to interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Term Facility shall be required, to the extent an increase in the interest rate floor in the existing Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Facility shall be increased to the extent of such differential between interest rate floors.

(c)           Each notice from the Borrower pursuant to this Section 2.12 shall set forth the requested amount and proposed terms of the Incremental First Lien Term Commitments.    Incremental First Lien Term Loans (or any portion thereof) may be made by any existing Lender or by any other bank or investing entity (but in no case (i) by any Loan Party, (ii) except in compliance with the proviso of Section 2.12(h) below, by an Affiliated Lender, (iii) by any Defaulting Lender or any of its Subsidiaries, (iv) by any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in clause (iii), or (v) by any natural person) (each, except to the extent excluded pursuant to the foregoing parenthetical, an “Incremental First Lien Lender”), in each case on terms permitted in this Section and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Incremental First Lien Lender’s, as the case may be, making such Incremental First Lien Term Loans if such consent would be required under Section 10.07 for an assignment of Term Loans, to such Lender or Incremental First Lien Lender, as the case may be.  No Lender shall be obligated to provide any Incremental First Lien Term Loans unless it so agrees..

(d)           Incremental First Lien Term Commitments shall become Term Commitments under this Agreement pursuant to an amendment (an “Incremental First Lien Term

Commitments Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender, as the case may be agreeing to provide such Term Commitment, if any, each Incremental First Lien Lender, if any, and the Administrative Agent.  An Incremental First Lien Term Commitments Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section, which may include amendments to Section 2.03(d) and 2.05(a) that do not have an adverse effect on the Lenders affected thereby.

(e)           If any Incremental First Lien Term Commitments are added in accordance with this Section 2.12, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental First Lien Term Commitments Effective Date”).  The Administrative Agent shall promptly notify the Borrower and the Lenders of the Incremental First Lien Term Commitments Effective Date.

(f)            The effectiveness of any Incremental First Lien Term Commitments Amendment shall, unless otherwise agreed to by the Administrative Agent, each Lender party thereto, if any, and the Incremental First Lien Lenders, if any, with respect to the conditions set forth in clauses (ii)(A) and (ii)(C) below as set forth in the last paragraph of this clause (f), be subject to the satisfaction on the date thereof of each of the following conditions:

(i)            the Administrative Agent shall have received on or prior to the Incremental First Lien Term Commitments Effective Date each of the following, each dated the applicable Incremental First Lien Term Commitments Effective Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:  (A) the applicable Incremental First Lien Term Commitments Amendment; (B) certified copies of resolutions of each Loan Party approving the execution, delivery and performance of the Incremental First Lien Term Commitments Amendment and either certified copies of the Organization Documents of each Loan Party or a certification by a Responsible Officer of each Loan Party that there have been no changes to the Organization Documents of such Loan Party since the Closing Date; (C) to the extent requested by the Administrative Agent, a Mortgage modification or a new Mortgage with respect to each Mortgaged Property and the related documents, agreements and instruments (including legal opinions) set forth in Sections 6.12(b)(iii) and 6.12(b)(iv), which Mortgage modification, new Mortgage and related documents, agreements and instruments (including legal opinions) may, if agreed to by the Administrative Agent in its sole discretion, be delivered within sixty (60) days of the date of effectiveness of the applicable Incremental First Lien Term Commitments Amendment (or such longer period as agreed to by the Administrative Agent in its sole discretion); and (D) a favorable opinion of counsel for the Loan Parties dated the Incremental Commitments Effective Date, to the extent requested by the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent;

(ii)           (A) the conditions precedent set forth in Section 4.02 shall have been satisfied both before and after giving effect to such Incremental First Lien Term Commitments Amendment and the additional credit extensions provided thereby, (B) such increase shall be made on the terms and conditions provided for above, and (C) both at the time of any request for Incremental First Lien Term Commitments and upon the effectiveness of any Incremental First Lien Term Commitments Amendment, no Default or Event of Default shall exist and at the time that any such Incremental Loan is made (and after giving effect thereto) no Default or Event of Default shall exist; and

(iii)          there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Incremental First Lien Term Commitments Amendment on the related Incremental First Lien Term Commitments Effective Date), as applicable, all fees and, to the extent required by Section 10.04, expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) that are due and payable on or before the Incremental First Lien Term Commitments Effective Date.

Notwithstanding anything to the contrary herein, if the proceeds of any Incremental First Lien Term Facility will be used to consummate a Permitted Acquisition and the terms of the definitive acquisition agreement (the “Subject Acquisition Agreement”) in respect thereof so require, (x) the condition that, at the time of any request for Incremental First Lien Term Commitments and upon the effectiveness of any Incremental First Lien Term Commitments Amendment and at the time that any such Incremental Loan is made (and after giving effect thereto), no Default or Event of Default shall exist, shall be limited to no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) shall exist and (y) the condition that the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) at the time that any such Incremental Loan is made (and after giving effect thereto), shall be limited to the accuracy of the representations and warranties that would constitute Specified Representations and the representations in the Subject Acquisition Agreement made by or with respect to the acquisition target, its subsidiaries and their respective businesses that are material to the interests of the Lenders, but only to the extent that the Borrower or an affiliate of the Borrower has the right to terminate its or their obligations under the Subject Acquisition Agreement or to decline to consummate such Permitted Acquisition as a result of a breach of such representations in the Acquisition Agreement.

(g)           On each Incremental First Lien Term Commitments Effective Date, each Lender or Eligible Assignee which is providing an Incremental First Lien Term Commitment (i) shall become a “Lender” for all purposes of this Agreement and the other Loan Documents, (ii) shall have an Incremental First Lien Term Commitment which shall become a “Term Commitment” hereunder and (iii) in the case of an Incremental First Lien Term Commitment, shall make an Incremental First Lien Term Loan to the Borrower in a principal amount equal to such Incremental First Lien Term Commitment, and such Incremental First Lien Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents (except that the interest rate applicable to any Incremental First Lien Term Loan under an Incremental First Lien Term Loan Tranche may be higher or lower).

(h)           This Section 2.12 shall supersede any provision of Section 2.11 or Section 10.01 to the contrary; provided that, notwithstanding the foregoing, any Affiliated Lender providing any Incremental First Lien Term Commitments or Incremental First Lien Term Loans pursuant to this Section 2.12 shall be subject to the restrictions with respect to Affiliated Lenders set forth in clauses (i) and (j) of Section 10.07.

2.13        Defaulting Lenders.  (a)  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            that Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” in Section 1.01 and in Section 10.01; and

(ii)           any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Term Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)           If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that, if any Indemnified Taxes or Other Taxes are required by applicable law (as determined in the good faith discretion of an applicable Withholding Agent) to be deducted or withheld from such payments, then (i) the sum payable by the Borrower or such Loan Party shall be increased as necessary so that after all required deductions of Indemnified Taxes or Other Taxes (including any such deductions or withholdings applicable to additional sums payable under this Section 3.01) each Agent and Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, any Other Taxes, except for Other Taxes resulting from an assignment by any Lender pursuant to Section 10.07, which assignment is not at the request of the Borrower pursuant to Section 3.07.

(c)           The Loan Parties shall, jointly and severally, indemnify each Agent and  Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes paid or payable by such Agent or Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document and any Other Taxes paid or payable by such Agent or Lender (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such liability delivered to the Borrower by a Lender or Agent, or by the Administrative Agent on behalf of itself or a Lender or Agent, shall be conclusive absent manifest error.

(d)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.7(l) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)           As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (without interest, other than any interest paid by the relevant taxation authority with respect to such refund) to the Borrower (but only to the extent of indemnity payments made or additional amounts paid under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender or Agent, as the case may be; provided, however, that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party (plus any penalties, interest or other charges imposed by the relevant taxation authority) in the event such party is required to repay such refund to the relevant taxing authority.  Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided, that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Notwithstanding anything to the contrary in this Section 3.01(f), in no event will any Lender or Agent be required to pay any amount to the Borrower pursuant to this Section 3.01(f) the payment of which would place such Lender or Agent in a less favorable net after-tax position than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect thereto had never been paid.  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit or oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts due under this Section 3.01, which may include the designation of another Lending Office for any Term Loan affected by such event; provided, that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(g) shall affect or postpone any of the First Lien Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c).

(h)           (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(h)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Each Foreign Lender shall, to the extent it is legally able to do so, furnish to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two accurate and complete originally executed copies of whichever of the following is applicable: (i) IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) certifying exemption from or a reduction in the rate of United States federal withholding tax under an applicable treaty to which the United States is a party, (ii) IRS Form W-8ECI (or successor form) certifying that the income receivable pursuant to the Loan Documents is effectively connected with the conduct of a trade or business in the United States, (iii) IRS Form W-8EXP (or successor form) certifying exemption from or reduction in the rate of United States federal withholding tax, (iv) in the case of a Foreign Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) together with a statement substantially in the form of Exhibit N-1, or (v) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a statement substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that for the purposes of this clause (h)(ii)(v), if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a statement substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner.  Each Foreign Lender shall, to the extent it is legally able to do so, deliver such forms and certifications promptly upon the obsolescence or invalidity of any form or certification previously delivered by such Foreign Lender. In addition, each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form (or any other form of certification adopted by the United States taxing authorities for such purpose).  Solely for purposes of this Section 3.01(h), the term “Foreign Lender” shall include any Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code; provided that, an Agent that is a U.S. branch of a non-U.S. bank and that provides an IRS Form W-8IMY (or successor form) certifying that such Agent has agreed to be treated as a U.S. person with respect to any payment made to it under the Loan Documents that is associated with such IRS Form W-8IMY (or successor form) shall not be required to provide any attachments to such IRS Form W-8IMY.

(iii)          Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(i)            Each Lender and each Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall furnish to the Borrower and the Administrative Agent, on or prior to the date it becomes a party to this Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), two accurate and complete originally executed copies of IRS Form W-9 (or successor form) establishing that such Lender or Agent, as applicable, is not subject to United States backup withholding tax.

(j)            If a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.01(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k)           Each party’s obligations under this Section 3.01 shall survive the termination of the Aggregate Commitments, repayment of all other First Lien Obligations hereunder and the resignation of the Administrative Agent.  For purposes of this Section 3.01 and Section 9.01, the term “applicable law” includes FATCA.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

3.03        Inability to Determine Rates.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof (a) the Administrative Agent determines that (i)

Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Term Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) (i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04        Increased Cost and Reduced Return; Capital Adequacy.

(a)           If any Lender determines that as a result of the introduction of or any Change in Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Term Loan the interest on which is determined by reference to the Eurodollar Rate (as the case may be) (in the case of any Change in Law with respect to Taxes, any Term Loan), or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document and Other Taxes (as to which Section 3.01 shall govern), (ii) Excluded Taxes (other than clause (a)(ii) of the definition of Excluded Taxes), (iii) Connection Income Taxes and (iv) reserve requirements reflected in the Eurodollar Rate), then from time to time upon demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the capital of, or increasing the liquidity required to be maintained by, such Lender or any holding company of such Lender, if any, as a consequence of this Agreement and the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction or increase suffered.

(c)           The Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a) or (b) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  Increased costs because of a Change in Law resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrowers under syndicated credit facilities comparable to those provided hereunder.

3.05        Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any assignment pursuant to Section 3.07, continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Term Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for Dollars in a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Matters Applicable to All Requests for Compensation

(a)           A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Term Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Term Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Term Commitments.

3.07        Replacement of Lenders under Certain Circumstances

(a)           If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Borrower may, at its sole expense and effort, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender (or such lesser time as may be agreed by the Administrative

Agent), replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that (A) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person, (B) such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.03 (if applicable) and 3.05) in accordance with the Assignment and Assumption with respect to such assignment, (C) such assignment does not conflict with applicable Law and (D) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(b)           Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Term Loans; provided that such Lender shall be deemed to have consented to any such assignment (and, for the avoidance of doubt, shall not be required to execute and deliver such Assignment and Assumption) if it has not executed and delivered such Assignment and Assumption within five (5) Business Days after having received the notice described in Section 3.07(a) above, and (ii) deliver any Notes evidencing such Term Loans to the Borrower or the Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Term Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Term Loans so assigned shall be paid in full to such assigning Lender in accordance with such Assignment and Assumption concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Term Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)           Notwithstanding anything to the contrary contained above, the Lender that acts as (or whose Affiliate acts as) the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)           In the event that (i) the Borrower has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Term Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

3.08        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other First Lien Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions to Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)         The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its counsel:

(i)            executed counterparts of this Agreement and a Guaranty from each Guarantor, as applicable;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          the Security Agreement, duly executed by each Loan Party, together with:

(A)          certificates (including original share certificates and/or original certificates of title)  representing the Pledged Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)          copies of financing statements, filed or duly prepared for filing under, the Uniform Commercial Code in all jurisdictions necessary in order to perfect and protect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement

(C)          certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Administrative Agent reasonably requests, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted by Section 7.01), and

(D)          evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements);

(iv)          each Intellectual Property Security Agreement, duly executed by each Loan Party party thereto, together with  evidence that all action that the Collateral Agent in its reasonable judgment may deem reasonably necessary or desirable in order to perfect and protect the Liens created under each Intellectual Property Security Agreement has been taken;

(v)           (i) the Term Intercreditor Agreement, duly executed by the Loan Parties, the Collateral Agent and the Second Lien Collateral Agent and (ii) the ABL/Term Intercreditor Agreement, duly executed by the Loan Parties, the Collateral Agent, the ABL Collateral Agent and the Second Lien Collateral Agent;

(vi)          such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent or the Collateral Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(vii)         such documents and certifications (including, Organization Documents and good standing certificates) as the Administrative Agent or the Collateral Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Guarantors is validly existing, in good standing and qualified to engage in business (as applicable) in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified would not have a Material Adverse Effect;

(viii)        an opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Loan Parties, addressed to each Agent and each Lender, as to the matters set forth in Exhibit I;

(ix)           a customary certificate, substantially in the form of Exhibit J,  from the chief financial officer of Holdings, certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the transactions contemplated hereby, are Solvent;

(x)           (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each of the two most recent annual fiscal periods and (B) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the four-quarter period ending January 31, 2015, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income);

(xi)          a Committed Loan Notice relating to the initial Credit Extension;

(xii)         a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since January 31, 2015 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(xiii)        a certificate signed by a Responsible Officer of the Borrower certifying (A) that the Second Lien Loan Documents shall have been executed and delivered by all of the Persons stated to be party thereto in their respective forms then most recently delivered to the Administrative Agent and attaching such executed Second Lien Loan Documents, and (B) that the “Closing Date” (as defined in the Second Lien Credit Agreement) will occur on or before the Closing Date.

(b)                     On the Closing Date, after giving effect to the Senior Notes Refinancing, neither Holdings nor the Borrower nor any of their Subsidiaries shall have any outstanding Indebtedness for borrowed money other than (i) the Term Facility, (ii) Second Lien Loans in an aggregate principal amount of $130,000,000, (iii) loans under the ABL Facility and (iv) certain real estate financings, capital leases and other Indebtedness in each case with respect to this clause (iv) set forth on Schedule 7.03.

(c)           The Administrative Agent shall have received satisfactory evidence that the Senior Notes Refinancing shall be consummated substantially concurrently with the initial funding of the Term Facility and that all Liens securing obligations under the Senior Notes have been, or concurrently with the initial funding of the Term Facility are being, released.

(d)                     The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as is reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date.

(e)                     All fees and expenses required to be paid on the Closing Date shall have been paid in full in cash from the proceeds of the initial funding under the Term Facility, in the case of such expenses, to the extent a reasonably detailed invoice has been delivered to the Borrower at least one (1) Business Day prior to the Closing Date.

(f)                      All actions necessary to establish that the Collateral Agent will have a perfected (with the priority required by the Intercreditor Agreements) security interest (subject to liens permitted by Section 7.01) in the Collateral shall have been taken.

(g)                     The Administrative Agent shall have received the following documents (collectively, the “Flood Documents”) with respect to the Mortgaged Properties listed on Schedule 6.14(b): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”).

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the

Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Term Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a)(i) and (ii), respectively.

(b)           No Default or Event of Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds therefrom.

(c)           The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Term Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Agents and the Lenders that:

5.01        Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite valid and subsisting governmental licenses, authorizations, consents and approvals (“Permits”) to operate its business as currently conducted; except in each case referred to in clause (b)(i) (other than with respect to the Borrower), (c) or (d), to the extent that failure to do so would not have a Material Adverse Effect.  There are no actions, claims or proceedings pending or to the best of the Borrower’s or any Guarantor’s knowledge, threatened in writing that seek the revocation, cancellation, suspension or modification of any of the Permits where any of the same would have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than any Lien to secure the Secured Obligations pursuant to the Collateral Documents), or require any payment to be made under (i) the Second Lien Credit Agreement (or any Specified Second Lien Refinancing Debt), (ii) the ABL Facility, (iii) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (iv) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any breach or contravention or payment referred to in clause (b)(ii) and (b)(iii), to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by an Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not have a Material Adverse Effect.

5.04        Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

5.05        Financial Statements; No Material Adverse Effect.

(a)           Each of the audited consolidated balance sheets of the Borrower and its Subsidiaries as of the fiscal years ended January 31, 2015 and January 31, 2014, and the related consolidated statements of income or operations and cash flows for such fiscal years (collectively, the “Financial Statements”) were (i) prepared in accordance with the books of account and other financial records of the Borrower, and (ii) prepared in accordance with GAAP applied consistently in accordance with the past practices of the Borrower. Each of the Financial Statements present fairly in all material respects the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates thereof or for the periods covered thereby. Each of the Borrower and its Subsidiaries has sufficient accounting controls in place to provide reasonable assurances that all transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP.

(b)           Since January 31, 2015, there has been no change, event, occurrence, event or circumstance, either individually or in the aggregate, that has had or would have a Material Adverse Effect.

(c)           The forecasted financial information of the Borrower delivered to the Lenders pursuant to 6.01(a)(iii) was prepared in good faith using assumptions based on information sourced from the financial records of the Borrower for the periods stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery and at the time of preparation of such forecasts; it being understood that actual results may vary from such forecasts and that such variations may be material.

5.06        Litigation.  There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of Holdings or any of its Restricted Subsidiaries, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, would have a Material Adverse Effect.

5.07        No Default.  Neither Holdings nor any Restricted Subsidiary of Holdings is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, have a Material Adverse Effect.

5.08        Ownership of Property; Liens.  Each Loan Party and each of its Restricted Subsidiaries has good record and indefeasible title in fee simple to (or legal and beneficial title to, as applicable in the relevant jurisdiction), or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01.

5.09        Environmental Matters.

Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)           There are no pending or, to the knowledge of the Borrower, threatened claims against Holdings or any of its Subsidiaries alleging either potential liability under, or responsibility for violation of, any Environmental Law, and to the knowledge of the Borrower, (i) there are no pending investigations by any Governmental Authority regarding any such potential claims and (ii) no facts or circumstances exist that would be the basis for any such claim.

(b)           (i) Neither Holdings nor any of its Subsidiaries has generated, used, stored, treated or transported, or caused any Environmental Release of, any Hazardous Materials at or to any location and (ii) there is and has been no Environmental Release or threatened Environmental Release of any Hazardous Materials at any of the real properties currently owned, leased or operated by Holdings or any of its Subsidiaries or, to the knowledge of the Borrower, the real properties formerly owned, leased or operated by Holdings or any of its Subsidiaries, in the case of either (i) or (ii) above, which (x) constitutes a violation by Holdings or any of its Subsidiaries of, (y) requires any investigation, remediation or response action under, or (z) is reasonably expected to give rise to liability against Holdings or any of its Subsidiaries under, Environmental Laws.

(c)           Neither Holdings nor any of its Subsidiaries is undertaking or, to the knowledge of the Borrower, is obliged to undertake, either individually or together with other potentially responsible parties, any investigation, remediation, or response action relating to any actual or threatened Environmental Release of Hazardous Materials at any site.

5.10        Taxes.  Holdings  and its Subsidiaries have filed all Federal and state and other tax returns and reports required to be filed, and have paid all Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) not overdue by more than thirty (30) days, (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment would not individually or in the aggregate have a Material Adverse Effect.

5.11        ERISA Compliance.

(a)           (i) Each Company Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws;  (ii) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received, or is entitled to rely upon, a favorable determination letter from the Internal Revenue Service or an opinion of counsel to the effect that the form of such Company Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service and (iii) nothing has occurred that would prevent, or cause the loss of, such tax-qualified status, except with respect to each of the foregoing clauses of this Section 5.11(a), as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           There are no pending or, to the knowledge of the Borrower and Holdings, threatened claims, actions or lawsuits, or action by any governing body or Governmental Authority, with respect to any Company Plan that would have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Company Plan that has resulted or would result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC and no event or circumstance has occurred or exists that would cause the PBGC to institute proceedings under Title IV of ERISA to terminate such Pension Plan, except with respect to each of the foregoing clauses of this Section 5.11(c), as would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           Neither any Loan Party nor, to the knowledge of the Borrower, any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than on the Closing Date, those listed on Schedule 5.11(d) hereto.

5.12        Subsidiaries; Equity Interests.  As of the Closing Date, each Loan Party has no Subsidiaries and is not engaged in any Joint Venture or partnership other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in Holdings’ Restricted Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Liens permitted under this Agreement.

5.13        Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Term Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b)           None of Holdings, the Borrower, or any other Restricted Subsidiary of Holdings is or is required to be registered as an “investment company” under the Investment Company Act of 1940.  Neither the making of any Term Loan, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

5.14        Disclosure.  Holdings has disclosed to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, would have a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, Holdings represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery of such information to any Agent or Lender; it being understood that such projections may vary from actual results and that such variances may be material.

5.15        Compliance with Laws.  Each Loan Party and its Restricted Subsidiaries is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not have a Material Adverse Effect.

5.16        Intellectual Property.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party and each of their Restricted Subsidiaries own, or license the right to use, all of the trademarks, service marks, trade names, trade dress, domain names, copyrights, patents, patent applications, technology, inventions, franchises, licenses, trade secrets, know-how, methods, processes, social media identifiers and all other intellectual property rights (collectively, “IP Rights”) that are used in the operation of their respective businesses.  Set forth on Schedule 5.16 is a complete and accurate list of all registrations or applications for registration of any IP Rights owned or exclusively licensed by a Loan Party or any of its Restricted Subsidiaries as of the Closing Date.  The conduct of the respective businesses of the Loan Parties and their Restricted Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any rights held by any other Person, and no slogan or other advertising device, product, process, method, substance, part or other material now employed or sold, or now contemplated to be employed or sold, by any Loan Party or any Subsidiary infringes upon, misappropriates, dilutes or otherwise violates any rights held by any other Person except, in each case, for such infringements, misappropriations, dilutions or violations, individually or in the aggregate, which would not have a Material Adverse Effect.  No action, suit, proceeding, investigation, dispute, claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings, threatened, which, either individually or in the aggregate, would have a Material Adverse Effect. To the knowledge of Holdings, no Person is infringing, misappropriating, diluting or otherwise violating any IP Rights that are material to the operation of the respective businesses of the Loan Parties or any of their Restricted Subsidiaries.

5.17        Solvency.  Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

5.18        Labor Matters.  Other than mandatory national, provincial or industry-wide collective bargaining arrangements, there are no collective bargaining agreements or Multiemployer Plans, other than those listed on Schedule 5.18, covering the employees of Holdings or any of its Restricted Subsidiaries as of the Closing Date and neither Holdings nor any Subsidiary has suffered any strikes, walkouts, slowdowns, lockouts, work stoppages or other material labor difficulty within the last five years.  Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (a) there is no unfair labor practice complaint pending against Holdings or any of its Restricted Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them before the National Labor Relations Board (or any foreign equivalent thereof) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them, (b) to the knowledge of Holdings and the Borrower, there is no union representation question existing with respect to the employees of Holdings or any of its Restricted Subsidiaries and, to the knowledge of Holdings and the Borrower, no union organization activity that is taking place and (c) hours worked by and payment made to employees of each of the Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable requirement of Law dealing with such matters.

5.19        Perfection, Etc.  All filings and other actions necessary or desirable to create, perfect and protect the Lien in the Collateral of the Collateral Agent, for the benefit of the Secured Parties, securing the Secured Obligations created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected Lien in the Collateral with the priority specified in the Intercreditor Agreements, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

5.20        PATRIOT Act .  To the extent applicable, Holdings, each member of the Restricted Group and each Unrestricted Subsidiary is in compliance, in all respects, with (i) the Trading with the Enemy Act, the International Emergency Economic Powers Act, each as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

5.21        Anti-Corruption Compliance.  Holdings, the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of  Holdings and the Borrower, their directors and agents, each to the extent acting on behalf of Holdings, the Borrower, or its Subsidiaries, are in compliance in all material respects with all Anti-Corruption Laws, including the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and Holdings, the Borrower and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure that Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents will continue to be in compliance in all material respects with all Anti-Corruption Laws.  No part of the proceeds of the Term Loans has been or will be used, directly or, to the knowledge of Holdings, indirectly (including through any Unrestricted Subsidiary), for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise in violation of the FCPA or any other Anti-Corruption Law, and no transaction contemplated by this Agreement will violate Anti-Corruption Laws, except to the extent such violation occurs as a result of actions by parties other than Holdings, the Borrower and its Subsidiaries.

5.22        OFAC.  None of Holdings, the Borrower, any Subsidiary or any of their respective officers or employees, or to the knowledge of Holdings and the Borrower, any of their respective directors, agents affiliates or representatives, (a) is a Sanctioned Person, (b) has its assets located in a Sanctioned Country or (c) derives revenue from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries, each to the extent prohibited by applicable laws.  No part of the proceeds of the Term Loans has been or will be used, directly or, to the knowledge of Holdings, indirectly (including through any Unrestricted Subsidiary), to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country, or otherwise in violation of applicable Sanctions, and no transaction contemplated by this Agreement will violate applicable Sanctions, except to the extent such violation occurs as a result of actions by parties other than Holdings, the Borrower and its Subsidiaries.

5.23        Designation as Senior Debt.  The First Lien Obligations constitute “Designated Senior Debt”, or any similar term under and as defined in the agreements relating to any Indebtedness of the Borrower or any Guarantor, including any subordinated Indebtedness, which contains such designation.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Term Commitment hereunder, or any Term Loan or other First Lien Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied (other than contingent indemnification  and reimbursement obligations for which no claim has been made), Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

6.01        Financial Statements.

(a)           Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(i)            as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any such exception that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date under the credit facilities provided for herein that is scheduled to occur within one year from the time such opinion is delivered or (B) any potential inability to satisfy any financial covenants set forth in any agreement, document or instrument governing or evidencing Indebtedness on a future date or in a future period), together with an MD&A Report with respect thereto;

(ii)           as soon as available, but in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (or, in the case of any fiscal quarter ended prior to the first anniversary of the Closing Date, to the extent such comparative figures are available), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes), together with an MD&A Report with respect thereto; and

(iii)           as soon as available, but in any event within sixty (60) days after the end of each fiscal year, an annual budget prepared by management of the Borrower forecasting consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the fiscal year following such fiscal year then ended.

(b)           To the extent Borrower designates any of its Subsidiaries as an Unrestricted Subsidiary, the financial statements referred to in this Section 6.01 shall be accompanied by unaudited reconciliation statements eliminating the financial information pertaining to such Unrestricted Subsidiary or Unrestricted Subsidiaries.

(c)           Notwithstanding the foregoing,  the obligations in paragraphs (a)(i) and (a)(ii) of this Section 6.01 shall be deemed satisfied, with respect to financial information of the Borrower and its Restricted Subsidiaries, upon consummation of a Qualifying IPO, with either (i) the delivery of financial statements of the Borrower (or any direct or indirect parent thereof consummating the Qualifying IPO) or (ii) the filing of  Form 10-K or 10-Q, as applicable, with the SEC by the Borrower, Holdings (or any other direct or indirect parent of the Borrower consummating such Qualifying IPO), as applicable, in each case with respect to the financial information described in paragraph (a)(i) accompanied by an audit report and opinion satisfying the requirements of paragraph (a)(i); provided that such information of Holdings (or any other direct or indirect parent of the Borrower consummating the Qualifying IPO) is accompanied by a reconciliation that explains in reasonable detail the differences between the information relating to Holdings (or any other direct or indirect parent of the Borrower consummating such Qualifying IPO), on the one hand, and the information relating to Borrower and its Restricted Subsidiaries on a stand-alone basis, on the other hand; provided further that such direct or indirect parent shall own no material assets other than its direct or indirect ownership of the Equity Interests of the Borrower.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)           no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a)(i) and (ii), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) and which Compliance Certificate need not include calculations of the Secured Net Leverage Ratio unless the Borrower wishes the Applicable Rate to be calculated on the basis of “Pricing Level 2” in the definition thereof;

(b)           promptly after the same are available, copies of each annual report, proxy or financial statement or other financial report or financial communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)           promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business), statement or report furnished to any holder of any Indebtedness of any Loan Party or of any of its Subsidiaries in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d)           promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(e)           reasonably promptly after the assertion or occurrence thereof, notice of any pending or threatened claim arising under any Environmental Law against any Loan Party or any of its Subsidiaries that would have a Material Adverse Effect;

(f)            together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) a report supplementing Schedule 5.16 (in connection with the delivery of the annual financial statements only) and a report containing an identification of all Material Real Property disposed of by any Loan Party since the delivery of the last supplements and a list and description of all Material Real Property acquired since the delivery of the last supplements (including the street address (if available), county or other relevant jurisdiction, state and the record owner) and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.03(b) and (iii) a list of all Immaterial Subsidiaries that are not Guarantors;

(g)           copies of any notice of default under, and any material amendment, supplement, waiver or other modification of, the ABL Facility, the Second Lien Credit Agreement or any other Junior Financing; provided that, if requested by the Administrative Agent with respect to amendments of the affirmative covenants in Article VI of the Second Lien Credit Agreement, the Borrower shall enter into a comparable amendment with respect to this Agreement; and

(h)           promptly upon receipt thereof, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(i)            promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Subject to Section 6.01(c)(ii), documents required to be delivered pursuant to Section 6.01 and 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 10.02; or (ii)  on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender if a written request to deliver paper copies is given by the Administrative Agent or a Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Collateral Agent materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”; all other Lenders, “Private Lenders”) may have personnel who do not wish to receive material non-public information with respect to the Borrower and its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, its

Subsidiaries and their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Each of Holdings and the Borrower hereby (i) acknowledges and agrees that no Borrower Material delivered pursuant to Section 6.01(a)(i), 6.01(a)(ii) or 6.02(a) shall contain any material non-public information with respect to Holdings, the Borrower, its Subsidiaries and their respective securities for purposes of United States Federal and state securities laws and (ii) authorizes the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders to treat all Borrower Materials delivered pursuant to Section 6.01(a)(i), 6.01(a)(ii) or 6.02(a) as not containing any material non-public information with respect to Holdings, the Borrower, its Subsidiaries and their respective securities for purposes of United States Federal and state securities laws and as suitable for distribution to Public Lenders.

6.03        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default or Event of Default;

(b)           of any matter that has resulted or would result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws and or in respect of IP Rights, or (iv) the occurrence of any ERISA Event;

(c)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(d)           of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii), and (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii); and

(e)           of any loss or damage exceeding $5,000,000 of any of the Equipment (as such term is defined in the Uniform Commercial Code) or Inventory (as such term is defined in the Uniform Commercial Code) of Holdings or its Restricted Subsidiaries.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; except, in each case, to the extent the failure to pay or discharge the same would not have a Material Adverse Effect.

6.05        Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing in each jurisdiction in which such qualification is required), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not have a Material Adverse Effect, and (c) preserve or renew all of its registered or issued IP Rights to the extent appropriate consistent with its reasonable business judgment.

6.06        Maintenance of Properties.  Except as otherwise permitted by Section 7.05, keep all tangible property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted).

6.07        Maintenance of Insurance.  (a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of established reputation engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons of established reputation engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)           Notwithstanding anything herein to the contrary, with respect to each Mortgaged Property, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws. Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

6.08        Compliance with Laws.  (a) Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and Permits and duly observe all requirements of any foreign, Federal, state or local Governmental Authority, in each case, applicable to it or to its business or property, except if the failure to comply therewith would not, individually or in the aggregate, have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.09        Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and the Collateral Agent (acting on behalf of the Lenders) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Collateral Agent (acting on behalf of the Administrative Agent and the Lenders) may exercise rights under this Section 6.10 and the Collateral Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists the Administrative Agent or the Collateral Agent (acting on behalf of the Lenders) (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.  The Administrative Agent and the Collateral Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

6.11        Use of Proceeds.  Use the proceeds of the Term Borrowings on the Closing Date (i) to effect the Senior Notes Refinancing, (ii) to pay fees and expenses in connection with the Senior Notes Refinancing and the Term Facility, (iii) to repay certain ABL Loans, and (iv) for working capital and other general corporate purposes.

6.12        Covenant to Guarantee Obligations and Give Security.

(a)           [Reserved.]

(b)           Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary other than an Excluded Subsidiary by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), or upon the acquisition of any personal property (other than “Excluded Property,” as defined in the Security Agreement) or any Material Real Property (other than any Excluded Real Property) by any Loan Party (or Material Real Property (other than Excluded Real Property) owned by any Subsidiary that becomes a Loan Party pursuant to this Section 6.12(b)), which real or personal property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties, then the Borrower shall, in each case at the Borrower’s expense:

(i)            in connection with the formation or acquisition of a Restricted Subsidiary, within forty-five (45) days after such formation or acquisition or such longer period as the Administrative Agent may agree in its sole discretion, (A) cause each such Restricted Subsidiary that is not an Excluded Subsidiary, to duly execute and deliver to the Administrative Agent and the Collateral Agent (1) a Guaranty or Guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, Guaranteeing the other Loan Parties’ obligations under the Loan Documents and (2) supplements to the Security Agreement (and, if applicable, supplements to the other Collateral Documents) with respect to the pledge of any Equity Interests or Indebtedness and any additional assets of such Restricted Subsidiary in accordance with the Security Agreement, Intellectual Property Security Agreement and other Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreement and the other Collateral Documents), securing payment of all the First Lien Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties, and (B) (if not already so delivered) deliver certificates representing the Equity Interests of such Restricted Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt of such Subsidiary indorsed in blank to the Collateral Agent; provided, that only 65% of the voting Equity Interests of any Foreign Subsidiary (or any CFC Holdco) shall be required to be pledged as Collateral and no such restriction shall apply to non-voting Equity Interests of such Subsidiaries; provided, further, that, (x) notwithstanding anything to the contrary in this Agreement, no assets of any Foreign Subsidiary (including Equity Interests owned by such Foreign Subsidiary in a Domestic Subsidiary) shall be required to be pledged as Collateral and (y) no Loan Party will transfer or permit a transfer of a Domestic Subsidiary to a Foreign Subsidiary;

(ii)           within thirty (30) days after such formation or acquisition, or such longer period  as the Administrative Agent may agree in its sole discretion, furnish to the Administrative Agent and the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries (other than Excluded Subsidiaries) in detail reasonably satisfactory to the Administrative Agent and the Collateral Agent;

(iii)          within ninety (90) days after such formation or acquisition, or such longer period as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Administrative Agent and the Collateral Agent Mortgages (with respect to Material Real Properties that are not Excluded Real Properties) and other agreements, documents and instruments specified in Section 4.01(g) and 6.14(b) in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Security Agreement and Mortgages), securing payment of all the First Lien Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties;

(iv)          within forty-five (45) days (or ninety (90) days if such requirements relate to Mortgages) after such formation or acquisition, or such longer period as the Administrative Agent may agree in its sole discretion, take, and cause such Restricted Subsidiary that is not an Excluded Subsidiary to take, whatever additional action (including, without limitation, the recording of Mortgages (with respect to Material Real Properties that are not Excluded Real Properties), the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens (to the extent required by the Collateral Documents) on the rights and properties purported to be subject to the Mortgages, Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other Collateral Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms;

(v)           as promptly as practicable after the request of the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property (that is not an Excluded Real Property) (but in any event on or before the delivery of the applicable Mortgage delivered pursuant to this Section 6.12(b) (and, in the case of Flood Documents, three (3) Business Days before the delivery of such Mortgage)) owned in fee by a Loan Party that is the subject of such request, the documents and instruments specified in Section 6.14(b) in scope, form and substance reasonably satisfactory to the Administrative Agent, and  Flood Documents with respect to such Material Real Property; and

(vi)          at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or the Collateral Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such Guaranties, Mortgages, Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other Collateral Documents.

(c)           Notwithstanding the foregoing, the Collateral Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby.

(d)           For the avoidance of doubt, changes in organization of a Loan Party or any of its Restricted Subsidiaries (such as conversion of a corporation into a limited liability company) shall not constitute a formation or acquisition of a Restricted Subsidiary; provided that within ten (10) days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) such converted entity shall deliver such instruments and documents (including Uniform Commercial Code financing statements and affirmation of its obligations under the Loan Documents) and take all such other action as the Administrative Agent or the Collateral Agent may deem necessary or desirable in preserving the continuing validity and perfection of the Collateral Agent’s Lien on the Collateral owned by (or, in the case of Equity Interests of such Person included in the Collateral, issued by) such Person.

6.13        Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and make all reasonable efforts to cause all lessees operating or occupying its owned, leased or operated properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and owned, leased or operated properties; and (c) conduct any investigation, remediation or other response action necessary to address any Environmental Release of Hazardous Materials at any of its owned, leased or operated properties, to the extent required by, and in accordance with, applicable Environmental Laws.

6.14        Further Assurances; Post-Closing Matters.  (a)  Promptly upon request by the Administrative Agent, the Collateral Agent or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, the Collateral Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

(b)   By the date that is ninety (90) days after the Closing Date, as such time period may be extended in the Administrative Agent’s reasonable discretion, the Borrower shall, and shall cause each Restricted Subsidiary to, deliver to the Administrative Agent:

(i)            a Mortgage with respect to each property listed on Schedule 6.14(b) (other than any Excluded Real Property), together with evidence each such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto on or before such date and is in form suitable for filing and recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid and subsisting perfected Lien, excepting only Liens permitted by Section 7.01, on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)  fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (excluding zoning endorsements) and in amounts acceptable to the Administrative Agent (not to exceed the value of such Material Real Property), issued by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting perfected Liens on the property described therein, free and clear of all Liens (including, but not limited to, mechanics’ and materialmen’s Liens), excepting only Permitted Encumbrances and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens);

(iii)  American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid; provided that new or updated surveys will not be required if an existing survey is available and survey coverage is available for Agent’s title insurance policies without the need for such new or updated surveys;

(iv)  favorable opinions of local counsel to the Loan Parties in states in which the Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent;

(v)   favorable opinions of counsel to the Loan Parties in the states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the validly existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance satisfactory to the Administrative Agent;

(vi)  if requested by the Administrative Agent, an appraisal of each of the properties described in the Mortgages complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989;

(vii)  evidence that all other actions or documents reasonably requested by the Administrative Agent, that are necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgage, have been taken or delivered, as applicable; and

(viii)  evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including, without limitation, reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters described in this Section 6.14 and as otherwise required to be paid in connection therewith under Section 10.04.

(c)           To the extent not delivered to the Administrative Agent or the Collateral Agent, as applicable, on or before the Closing Date, (a) deliver each of the items set forth on Schedule 6.14(c) within the time periods and in the manner specified on such schedule, in each case in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable, and (b) otherwise comply with the requirements set forth on Schedule 6.14(c).

6.15        Maintenance of Ratings.  If, and only if, the Borrower obtains public credit rating of the Term Facility from each of S&P and Moody’s, a public corporate family rating of the Borrower from Moody’s and a public corporate credit rating of the Borrower from S&P, at all times thereafter, use commercially reasonable efforts (to the extent availability of necessary financial information) to maintain such ratings from each of S&P and Moody’s (but not any specific credit rating).

6.16        Conference Calls.  With respect to each full fiscal year for which financial statements have been delivered pursuant to Section 6.01(a)(i) not later than twenty (20) days after the delivery of the financial statements with respect to such fiscal year pursuant to Section 6.01(a)(i), hold, at the request of the Administrative Agent, upon reasonable notice thereof, a telephonic conference call with all Lenders who choose to attend such conference call, on which conference call shall be reviewed the financial results and the financial condition of the Borrower and its Restricted Subsidiaries for, and as of the last day of, such fiscal year; it being understood that only one such call shall be held per calendar year.

6.17        ERISA.

(a)           Provide to the Administrative Agent promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any of their respective ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

(b)           Provide to the Administrative Agent, copies of (i) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the IRS with respect to each Pension Plan and (ii) the most recent actuarial valuation report for each Pension Plan

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Term Commitment hereunder or any Term Loan or other First Lien Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied (other than contingent indemnification and reimbursement obligations for which no claim has been made), (A) (except with respect to Section 7.14) the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly and (B) (with respect to Section 7.14) Holdings shall not:

7.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the Closing Date and listed on Schedule 7.01 and any modifications, replacements, renewals or extensions thereof; provided, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c)           Liens for taxes, assessments or governmental charges which are either (x) immaterial to the Restricted Group taken as a whole or (y) not overdue for a period of more than sixty (60) days and which are being contested in good faith and by appropriate proceedings diligently conducted, and adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           statutory Liens (other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA) or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank Guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries;

(f)            deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, licenses, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority) incurred in the ordinary course of business;

(g)           easements, rights-of-way, sewers, electric lines, telegraph and telephone lines, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property which, individually and in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.03(e); provided, that (i) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and (ii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j)            [Reserved];

(k)           Liens on cash, Cash Equivalents or other property arising in connection with any defeasance, discharge or redemption of Indebtedness;

(l)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries);

(m)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n)           Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and (iv) incurred in connection with a cash management program established in the ordinary course of business;

(o)           Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(i) or (o) to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(p)           Liens on property of any Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03(f);

(q)           Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Restricted Subsidiary (excluding Liens existing on property of any Person designated as a Restricted Subsidiary in accordance with the second sentence of the definition of “Unrestricted Subsidiary”, provided, however, the foregoing exclusion shall not apply to Liens existing on property that would have otherwise been permitted by this Section 7.01(q) had such Unrestricted Subsidiary been a Restricted Subsidiary at the time such property was acquired by such Unrestricted Subsidiary) after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof) and are not extended to secure any Indebtedness other than the Indebtedness initially secured by such Liens and (iii) the Indebtedness secured thereby is permitted under Section 7.03(k)(C);

(r)            Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s)            any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease or license agreement or any franchise agreement in the ordinary course of business permitted by this Agreement which does not interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries);

(t)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(u)           Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(v)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(w)          Liens on cash collateral granted in favor of any Lenders (as defined in the ABL Facility) and/or L/C Issuers (as defined in the ABL Facility) created as a result of any requirement or option to Cash Collateralize (as defined in the ABL Facility) pursuant to the ABL Facility;

(x)           Permitted Other Indebtedness Liens;

(y)           Specified Refinancing Liens securing Specified Refinancing Debt permitted pursuant to Section 7.03(u) and Specified Second Lien Refinancing Liens securing Specified Second Lien Refinancing Debt permitted pursuant to Section 7.03(z);

(z)           Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(aa)         (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries);

(bb)         Liens solely on any cash earnest money deposits or other similar escrow arrangements made by the Borrower or any of its Restricted Subsidiaries in connection with any Investment, Disposition, letter of intent or purchase agreement in each case permitted hereunder;

(cc)         Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(dd)         Liens (including put and call arrangements) on Equity Interests or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(ee)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(ff)          so long as immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing, other Liens securing Indebtedness and other obligations outstanding in an aggregate principal amount not to exceed the greater of (1) $20,000,000 and (2) 17.50% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii);

(gg)         Liens securing Indebtedness owing to the Borrower or any Subsidiary Guarantor;

(hh)         Liens securing Indebtedness permitted under Section 7.03(d);

(ii)           Liens securing Indebtedness permitted under Section 7.03(y); provided that such liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the already owned or hereinafter acquired real property in operations (including stores and distribution centers) securing such Indebtedness and related assets, proceeds and products thereof;

(jj)           Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located; and

(kk)         Liens on the Collateral securing the Second Lien Obligations of the Loan Parties permitted pursuant to Section 7.03(a)(C); provided, that such Liens (i) shall be subject to the Term Intercreditor Agreement and shall be subordinated to the Liens securing the First Lien Obligations pursuant to the Term Intercreditor Agreement and (ii) shall be subject to the ABL/Term Intercreditor Agreement and shall rank relative to the Liens securing the ABL Obligations as provided in the ABL/Term Intercreditor Agreement; and

(ll)           Liens on the Collateral securing the ABL Obligations of the Loan Parties permitted pursuant to Section 7.03(a)(B); provided, that such Liens shall be subject to the ABL/Term Intercreditor Agreement and shall rank relative to the Liens securing the First Lien Obligations and the Second Lien Obligations as provided in the ABL/Term Intercreditor Agreement.

7.02        Investments.  Make or hold any Investments, except:

(a)           Investments held by the Borrower or such Restricted Subsidiary in the form of Cash Equivalents;

(b)           loans or advances to officers, directors, employees and agents of Holdings and its Restricted Subsidiaries (i)  for travel, entertainment, relocation (including housing and related expenses) and analogous ordinary business purposes (including payroll payments in the ordinary course of business), and (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof in an aggregate amount not to exceed $5,000,000;

(c)           Investments (i) by any Loan Party in the Borrower or any Subsidiary Guarantor (including any new Restricted Subsidiary which becomes a Subsidiary Guarantor), (ii) by any Restricted Subsidiary of the Borrower that is not a Loan Party in any Loan Party other than Holdings or in any other such Restricted Subsidiary that is also not a Loan Party, (iii) by any Loan Party in any Subsidiary of the Borrower that is not a Loan Party; provided that the aggregate amount of Investments made pursuant to this clause (iii), shall not exceed the greater of (1) $30,000,000 and (2) 26.25% of Consolidated Cash EBITDA based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii) at any one time outstanding, and (iv) by any Loan Party in any direct or indirect Joint Venture of the Borrower that is not a Loan Party; provided that the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed the greater of (1) $30,000,000 and (2) 26.25% of Consolidated Cash EBITDA based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii) at any one time outstanding;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors (including in connection with the bankruptcy or reorganization of such debtors), and Investments consisting of prepayments to suppliers in the ordinary course of business and consistent with past practice;

(e)           To the extent constituting Investments, Investments arising out of Liens permitted under Sections 7.01, Indebtedness permitted under 7.03 (other than 7.03(d)(B(2)), fundamental changes permitted under 7.04 (other than Sections 7.04(a)(ii)(B), 7.04(c)(ii) and 7.04(d)), Dispositions permitted under 7.05(f) (other than 7.05(f)(C)), Restricted Payments permitted under 7.06 (other than Section 7.06(d) with respect to Investments under Section 7.02) and Prepayments permitted under 7.13;

(f)            Investments existing on the Closing Date and set forth on Schedule 7.02 and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g)           Investments in Swap Contracts permitted under Section 7.03(g);

(h)           promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05 (other than Section 7.05(f));

(i)            Permitted Acquisitions;

(j)            [Reserved]

(k)           Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(l)            Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)          the licensing, sublicensing or contribution of IP Rights pursuant to joint research development or marketing arrangements with Persons other than the Borrower and its Restricted Subsidiaries consistent with past practices which does not interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries);

(n)           loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 7.06 (except Section 7.06(b), 7.06(d), and 7.06(h) and 7.06(i)) (so long as such amounts are counted as Restricted Payments for purposes of such sections);

(o)           so long as immediately after giving effect to any such Investment, no Event of Default has occurred and is continuing, other Investments (including for greater certainty Investments in non-Loan Parties and Permitted Acquisitions thereof in excess of limitations set forth in the foregoing clauses (c)(iii) and (iv), respectively) not exceeding the greater of (1) $30,000,000 and (2) 26.25% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii) at any one time outstanding; provided, however, that, such amount may be increased by the Net Cash Proceeds of Permitted Equity Issuances (other than Net Cash Proceeds constituting any Cure Amount), except to the extent such Net Cash Proceeds have been included in the Cumulative Credit or have been applied to incur Indebtedness pursuant to Section 7.03(v), to make Restricted Payments pursuant to Section 7.06(c), to make prepayments, redemptions, repurchases, defeasances or other satisfactions prior to maturity of any Junior Financing pursuant to Section 7.13 or to make previous Investments pursuant to this Section 7.02(o);

(p)           pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise made in connection with Liens permitted under Section 7.01;

(q)           loans or advances made to contractors, vendors and landlords in the ordinary course of business and consistent with past practice;

(r)            Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent of Holdings) to the seller of such Investments;

(s)            Investments of a Restricted Subsidiary that is acquired after the Closing Date or of a company merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t)            Investments (including for greater certainty Investments in non-Loan Parties and Permitted Acquisitions thereof in excess of limitations set forth in the foregoing clause (i)) made with the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.02(t), such election to be specified in a written notice of a

Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that immediately before and immediately after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing;

(u)           loans and advances in respect of intercompany accounts attributable to the operation of the Borrower’s cash management system;

(v)           guarantees of Indebtedness and other obligations of Holdings and its Restricted Subsidiaries not otherwise prohibited hereunder;

(w)          [Reserved];

(x)           in addition to the foregoing Investments, the Borrower and the other Loan Parties may make additional Investments in an unlimited amount; provided, that immediately before and immediately after giving Pro Forma Effect to any such Investment the Total Net Leverage Ratio of the Borrower is less than or equal to 3.50:1.00; provided that immediately before and immediately after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing;

(y)           [Reserved];

(z)           loans and advances to, or guarantees of Indebtedness of, officers, directors, managers, employees and consultants not in excess of $5,000,000 outstanding at any one time, in the aggregate; and

(aa)         Investments consisting of earnest money deposits made in connection with a letter of intent, purchase agreement or other acquisition.

7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of the Loan Parties in respect of (A) the First Lien Obligations, (B) the ABL Obligations; provided, that the aggregate principal amount of the ABL Obligations (other than ABL Obligations outstanding under Secured Cash Management Agreements or Secured Hedge Agreements (each as defined in the ABL Facility without giving effect to any amendment, supplement or other modification to such defined terms in the ABL Facility that would result in an increase in the respective amounts thereof)) at any one time outstanding under this clause (B) shall not exceed the ABL Cap, and (C) the Second Lien Obligations in an aggregate principal amount at any one time outstanding under this clause (C), together with the aggregate principal amount of the then outstanding Specified Second Lien Refinancing Debt, not to exceed the Second Lien Cap;

(b)           Indebtedness outstanding or committed to be incurred on the Closing Date and listed on Schedule 7.03;

(c)           Guarantees of any Loan Party in respect of Indebtedness of the Borrower or a Restricted Subsidiary otherwise permitted hereunder;

(d)           Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Restricted Subsidiary that is not a Loan Party owed to (1) any other Restricted Subsidiary that is not a Loan Party or (2) any Loan Party constituting an Investment permitted under

Section 7.02(c), 7.02(o) or 7.02(t), and (C) any Loan Party to any Restricted Subsidiary which is not a Loan Party; provided that all such Indebtedness pursuant to this clause (d) shall be (1) unsecured, (2) if owed to a Loan Party, subject to the Collateral Agent’s perfected security interest pursuant to the Collateral Documents with the priority specified in the Intercreditor Agreements and (3) if owed by a Loan Party, expressly subordinated in right of payment to the payment in full of the First Lien Obligations on terms reasonably satisfactory to the Administrative Agent;

(e)           Indebtedness (including Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings)) incurred to finance the acquisition, repair, replacement, construction or improvement of any fixed or capital assets, including capital lease obligations (or, subject to the requirements of the proviso below, real property in operations (including stores and distribution centers)), in an amount not to exceed at any one time the greater of (1) $50,000,000 and (2) 45.00% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii), including all Permitted Refinancing thereof; provided that, (x) if the Secured Net Leverage Ratio is less than or equal to 3.50:1.00, Indebtedness under this Section 7.03(e) may be used to finance mortgages on real property in operations (including stores and distribution centers) in an amount not to exceed 50% of the amount set forth in sub clause (1) or (2) above and (y) if the Secured Net Leverage Ratio is less than or equal to 3.00:1.00, Indebtedness under this Section 7.03(e) may be used to finance mortgages on real property in operations (including stores and distribution centers) in an amount not to exceed 100% of the amount set forth in sub clause (1) or (2) above;

(f)            Indebtedness of the Restricted Subsidiaries that are not Subsidiary Guarantors in an aggregate amount at any one time outstanding not to exceed $10,000,000;

(g)           Indebtedness in respect of Swap Contracts designed to hedge against fluctuations in interest rates, foreign exchange rates or commodities pricing risks, or risks incurred with the purchase requirements of the Borrower and its Subsidiaries with respect to raw materials and inventory, in each case incurred in the ordinary course of business and not for speculative purposes;

(h)           guarantees incurred by the Borrower or a Restricted Subsidiary in the ordinary course of business in respect of obligations (not for money borrowed) of a Restricted Subsidiary to a supplier, customer, franchisee, lessor or licensee that in each case is not an Affiliate;

(i)            Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries;

(j)            Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or its direct or indirect parent permitted by Section 7.06;

(k)           (A) Indebtedness incurred by the Borrower or its Restricted Subsidiaries in a Permitted Acquisition or a Disposition permitted under Section 7.05 under agreements providing for the adjustment of the purchase price or similar adjustments, (B) so long as immediately after giving effect thereto no Event of Default under Section 8.01(a), (f) or (g) shall exist, Permitted Acquisition Indebtedness and (C) so long as immediately after giving effect thereto no Event of

Default under Section 8.01(a), (f) or (g) shall exist, Indebtedness of any Person acquired pursuant to a Permitted Acquisition permitted pursuant to Section 7.02 that is secured, if at all, only by Liens permitted by Section 7.01(q); provided that with respect to Indebtedness incurred with respect to clause (C) above, such Indebtedness is only the obligation of such Person and/or the Subsidiaries of such Person that are so acquired and was not incurred in contemplation of such Permitted Acquisition;

(l)            Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for customary indemnification, deferred purchase price, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the Permitted Acquisition, or other acquisition or Disposition of any business or assets or Person or any Equity Interests of a Subsidiary otherwise permitted hereunder, provided that, with respect to Dispositions, the maximum liability of the Borrower and the Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and the Restricted Subsidiaries in connection with such Disposition;

(m)          Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(n)           so long as immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing , Indebtedness in an aggregate principal amount not to exceed the greater of (1) $35,000,000 and (2) 30.00% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii) at any time outstanding;

(o)           Indebtedness in respect of (A) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, Taxes and other similar tax guarantees, in each case incurred in the ordinary course of business and not in connection with the borrowing of money and (B) any customary cash management, cash pooling or netting or setting-off arrangements incurred in the ordinary course of business;

(p)           (A) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in the case of the foregoing clauses (a) and (b) in the ordinary course of business and (B) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of bank Guarantees, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the due date thereof;

(q)           obligations in respect of performance, indemnity, bid, release, appeal and surety bonds and performance and completion Guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r)            Indebtedness (“Specified Affiliate Indebtedness”) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided that (A) the borrower with respect to such Indebtedness shall be the Borrower; (B) the lender with respect to such Indebtedness shall be the Sponsor or any of its Affiliates other than Holdings, the Borrower and its Restricted Subsidiaries or any other portfolio company of the Sponsor; (C) the all-in interest rate per annum with respect to such Indebtedness shall not exceed a market interest rate as determined by the Borrower, and in any event shall not exceed the Eurodollar Rate for Dollars for a one-month interest period plus 4.50% per annum; (D) no premiums shall be payable with respect to such Indebtedness; (E) such Indebtedness shall be unsecured; (F) if guaranteed, such Indebtedness shall be guaranteed by one or more of the Guarantors only and there shall be no additional guarantors with respect to such Indebtedness other than the Sponsor or any of its Affiliates other than Holdings, the Borrower, or its Restricted Subsidiaries or other portfolio companies of the Sponsor; (G) such Indebtedness shall not be subject to any amortization or scheduled prepayments of principal; (H) the covenants, events of default, Guarantees and other terms of such Indebtedness, when taken as a whole, are not more restrictive to Holdings, the Borrower and its Restricted Subsidiaries than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (H), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period); (I) such Indebtedness shall not have any financial covenants; (J) the proceeds of such Indebtedness shall be used solely to fund working capital needs of the Restricted Group; (L) such Indebtedness shall be subordinated on terms reasonably satisfactory to the Administrative Agent and (M) such Indebtedness shall be disregarded for purposes of determining the availability or amount of any covenant baskets or carve-outs;

(s)            Indebtedness incurred by a Loan Party constituting Permitted Other Indebtedness;

(t)            Indebtedness constituting Permitted Ratio Debt, provided, however, that the principal outstanding amount of Permitted Ratio Debt incurred by Restricted Subsidiaries that are not Guarantors shall not exceed $15,000,000, in the aggregate, at any one time; and

(u)         Indebtedness constituting Specified Refinancing Debt;

(v)         Indebtedness in an amount equal to 100% of the Net Cash Proceeds received on or after the Closing Date from a Permitted Equity Issuance (other than Net Cash Proceeds constituting any Cure Amount), except to the extent such Net Cash Proceeds have been included in the Cumulative Credit or have been applied to make Investments pursuant to Section 7.02(o), to make Restricted Payments pursuant to Section 7.06(c), to make prepayments, redemptions, repurchases, defeasances or other satisfactions prior to maturity of any Junior Financing pursuant to Section 7.13, or to incur previous Indebtedness pursuant to this Section 7.03(v);

(w)        [Reserved];

(x)         any Permitted Refinancing of Indebtedness outstanding pursuant to this Section 7.03 (other than Section 7.03(a));

(y)           Indebtedness secured solely by already owned or hereinafter acquired real property in operations (including stores and distribution centers), related assets, proceeds and products thereof, and accessions thereto in an aggregate principal amount not to exceed the greater of (1) $75,000,000 and (2) 65.00% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii), as applicable; provided that, such amount shall be increased to the greater of: (a) (1) $112,500,000 and (2) 100% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii), as applicable, if the Secured Net Leverage Ratio is less than or equal to 3.50:1.00 or (b) (1) $150,000,000 and (2) 130% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii), as applicable, if the Secured Net Leverage Ratio is less than or equal to 3.00:1.00; and

(z)           Indebtedness constituting Specified Second Lien Refinancing Debt in an aggregate amount at any one time outstanding, together with the then outstanding Second Lien Obligations, not to exceed the Second Lien Cap.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a)           any Restricted Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction), provided, that the Borrower shall be the continuing or surviving Person or the surviving Person shall be a Person organized and existing under the laws of the United States or any state thereof and shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent or (ii) any one or more other Restricted Subsidiaries, provided, that when any Guarantor is merging with another Restricted Subsidiary, (A) the Guarantor shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03;

(b)           (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve, or the Borrower or any Subsidiary may (if the perfection and priority of the Liens securing the First Lien Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not disadvantageous to the Lenders (it being understood that in the case of any dissolution of a Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary that is a Guarantor; and in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)           any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must either be the Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d)           any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided, that (i) the continuing or surviving

Person shall be a Restricted Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Section 6.12 or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02; and

(e)           a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(f)(A)).

7.05        Dispositions.  Make any Disposition, except:

(a)           Dispositions of uneconomic, obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of tangible property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b)           the abandonment or other Disposition of immaterial IP Rights (including allowing any registrations or any applications for registration of any IP Rights to lapse or go abandoned) to the extent Borrower determines in its reasonable business judgment that (i) such IP Rights are not commercially reasonable to maintain under the circumstances and (ii) such Disposition would not materially and adversely affect the business of the Borrower or any of its Restricted Subsidiaries;

(c)           Dispositions of inventory and goods held for sale in the ordinary course of business;

(d)           Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(e)           any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(f)            To the extent constituting Dispositions, (A) Dispositions permitted by Section 7.04 (other than Section 7.04(e)), (B) Liens permitted by Section 7.01 (other than Section 7.01(o)(ii)), (C) Investments permitted by Section 7.02 (other than Section 7.02(e) with respect to Dispositions under this Section 7.05 and Section 7.02(h)) and (D) Restricted Payments permitted by Section 7.06;

(g)           Dispositions by the Borrower and its Restricted Subsidiaries of property pursuant to sale-leaseback transactions;

(h)           Dispositions of Cash Equivalents;

(i)            Dispositions of accounts receivable in connection with the collection or compromise thereof;

(j)            licensing or sublicensing of IP Rights in the ordinary course of business on customary terms and which does not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(k)           sales of property and issuances and sales of Equity Interests (A) among or between Loan Parties (other than Holdings); provided that the sale or issuance by the Borrower of its Equity Interests to Holdings shall be permitted, (B) among or between Restricted Subsidiaries that are not Loan Parties or (C) by Restricted Subsidiaries that are not Loan Parties to the Loan Parties (other than Holdings);

(l)            leases, subleases, licenses or sublicenses of property granted in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(m)          transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event; and

(n)           Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided, that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Default or Event of Default shall exist or would result from such Disposition, and (ii) the purchase price for such property shall be paid to the Borrower or such Restricted Subsidiary for not less than 75% cash and Cash Equivalent consideration, provided, however, that the restrictions in subclause (ii) of this clause (n) shall not apply to Designated Non-Cash Consideration not to exceed the greater of (1) $15,000,000 and (2) 13.25% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii) or consideration received in the form of assets (other than Equity Interests) which can be employed in the same business as the Borrower and its Subsidiaries are engaged in or a related business;

provided, however, that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (h) and (j)) shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

7.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)           each Restricted Subsidiary may make Restricted Payments to the Borrower and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(b)           the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c)           the Borrower may make Restricted Payments with the cash proceeds contributed to its common equity from the Net Cash Proceeds of any Permitted Equity Issuance (other than Net Cash Proceeds constituting any Cure Amount), except to the extent such Net Cash Proceeds have been included in the Cumulative Credit or have been applied to make Investments pursuant to Section 7.02(o), to incur Indebtedness pursuant to Section 7.03(v), to make prepayments, redemptions, repurchases, defeasances or other satisfactions prior to maturity of any Junior

Financing pursuant to Section 7.13 or to make previous Restricted Payments pursuant to this Section 7.06(c);

(d)           to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.02, 7.04, 7.08 or 7.13;

(e)           the Borrower or any Restricted Subsidiary may make Restricted Payments to Holdings, so long as, with respect to any such Restricted Payments made pursuant to sub-clause (iv) or sub-clause (vii) below, no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom:

(i)            so long as the Borrower is a member of a consolidated, combined or unitary group of which Holdings (or any direct or indirect parent entity of Holdings) is the parent for foreign, federal, state or provincial or local income tax purposes, the proceeds of which will be used to pay the tax liability to each foreign, federal, state, provincial or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or any direct or indirect parent entity of Holdings) that includes the Borrower and its Subsidiaries, to the extent such tax liability does not exceed the lesser of (x) the taxes that would have been payable by the Borrower and its Subsidiaries as a stand-alone group and (y) the actual tax liability of Holdings’ (or any direct or indirect parent entity of Holdings’) consolidated, combined, unitary or affiliated group, reduced by any such payments paid or to be paid directly by the Borrower or its Subsidiaries; provided that Restricted Payments made under this clause (i) in respect of taxes attributable to the income of Unrestricted Subsidiaries of the Borrower may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to the Borrower or its Restricted Subsidiaries;

(ii)           the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to its direct or indirect parent to enable it to pay) (a) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed the greater of (1) $2,000,000 and (2) 1.75% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii) in any 12-month period plus any reasonable and customary indemnification claims made by directors or officers of Holdings or its direct or indirect parent company attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries or (b) the fees and other amounts described in Section 7.08(c) to the extent that the Borrower would be then permitted under such Section 7.08(c) to pay such fees and other amounts directly;

(iii)          the proceeds of which shall be used by Holdings to pay its (or to make a Restricted Payment to its direct or indirect parent to enable it to pay) franchise taxes and similar taxes and other expenses necessary to maintain its corporate existence;

(iv)          the proceeds of which will be used to repurchase the Equity Interests of Holdings (or to make a Restricted Payment to its direct or indirect parent to enable it to repurchase its Equity Interest) from directors, employees or members of management of Holdings or any Restricted Subsidiary (or their estate, family members, spouse and/or former spouse), in an aggregate amount not in excess of (A) the greater of (1) $5,000,000 and (2) 4.50% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii) (or the greater of (1) $15,000,000 and (2) 13.25% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii) after a Qualifying IPO) in any calendar year; provided, that the Borrower may carry over and make in any subsequent calendar year or years, in addition to the amount for such subsequent calendar year, the amount not utilized in the prior calendar year or years up to a maximum of the greater (1) $5,000,000 and (2) 4.50% of Consolidated Cash EBITDA on a Pro Forma Basis based on the most recent financial statements delivered pursuant to Section 6.01(a)(i) or (ii); provided, further, that the amounts set forth in this clause (e)(iv) may be further increased by (A) the proceeds of any key-man life insurance maintained by Holdings (or its direct or indirect parent), the Borrower or a Restricted Subsidiary, to the extent such proceeds are received by the Borrower or a Restricted Subsidiary, plus (B) to the extent contributed in cash to the common equity of the Borrower, the Net Cash Proceeds from the sale of Equity Interests (other than Net Cash Proceeds constituting any Cure Amount and except to the extent such Net Cash Proceeds have been included in the Cumulative Credit or have been applied to make Investments pursuant to Section 7.02(o), to incur Indebtedness pursuant to Section 7.03(v), to make Restricted Payments pursuant to Section 7.06(c), or to make prepayments, redemptions, repurchases, defeasances or other satisfactions prior to maturity of any Junior Financing pursuant to Section 7.13) of any of the Borrower’s or its direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Holdings, the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date;

(v)           the proceeds of which are applied to the purchase or other acquisition by Holdings of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person, provided that if such purchase or other acquisition had been made by the Borrower, it would have constituted a “Permitted Acquisition” permitted to be made pursuant to Section 7.02; provided, that (A) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such purchaser or other acquisition;

(vi)          repurchases of Equity Interests of Holdings or its direct or indirect parent company deemed to occur upon the non-cash exercise of stock options and warrants; and

(vii)         the proceeds of which shall be used by Holdings to pay, or to make Restricted Payments to allow any direct or indirect parent thereof to pay, other than to Affiliates of Holdings (other than Affiliates that are bona fide investment banks), a portion of any customary fees and expenses related to any unsuccessful equity offering by Holdings (or any direct or indirect parent thereof), or any unsuccessful debt offering by any direct or indirect parent of Holdings, in each case directly attributable to the operations of the Borrower and its Restricted Subsidiaries;

(f)            Restricted Payments to Holdings in an aggregate amount not to exceed the  portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.06(f), such election to be specified in a written notice of a Responsible

Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied, provided that (in the case of this Section 7.06(f)) immediately before and immediately after giving effect to any such Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) Borrower shall be able to incur at least $1 of Permitted Ratio Debt pursuant to Section 7.03(t);

(g)           after a Qualifying IPO, Restricted Payments of up to 6% per annum of the Net Cash Proceeds contributed to the common equity of the Borrower from such Qualifying IPO; provided that immediately before and immediately after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(h)           so long as immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 7.06(h) not to exceed $10,000,000;

(i)            repurchases of Equity Interests of Holdings or its direct or indirect parent company, the Borrower or any Restricted Subsidiary to fund the payment of withholding or similar Taxes that are payable by any future, present or former employee, director, manager or consultant (or any spouse, former spouse, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) in connection with the exercise of stock options; and

(j)            in addition to the foregoing Restricted Payments, the Borrower may make additional Restricted Payments to Holdings in an unlimited amount provided that immediately before and immediately after giving Pro Forma Effect to any such Restricted Payment the Total Net Leverage Ratio of the Borrower is less than or equal to 3.00:1.00 and immediately before and immediately after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing.

7.07        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

7.08        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties and their Restricted Subsidiaries, (b) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (c) (i) so long as no Event of Default shall have occurred and be continuing, the direct or indirect payment of fees (including termination payments) and/or other payments to the Sponsor or its Affiliates pursuant to the Sponsor Management and Investment Agreements (which fees and/or payments shall not exceed (A) in respect of annual fees and/or payments, up to an amount equal to 1.0% of the aggregate amount of the cash equity contributions directly or indirectly made by the Sponsor to Holdings and further contributed to the Borrower (other than any cash equity contributions constituting a Cure Amount, equity contributions that have the effect of increasing the Cumulative Credit and equity contributions relied upon for the purposes of incurring Indebtedness pursuant to Section 7.03(v), making Investments pursuant to  Section 7.02(o), making Restricted Payments pursuant to Section 7.06(c), or making prepayments, redemptions, repurchases, defeasances or other satisfactions prior to maturity of any Junior Financing pursuant to Section 7.13) and (B) in respect of fees and/or payments (and/or dividends in lieu of such fees or payments) payable in connection with transactions permitted by this Agreement, in amounts that are usual, customary and market for such transactions) and (ii) the payment of related customary indemnities and reasonable expenses, (d) customary fees and indemnities may be paid to any directors of Holdings (or any direct or indirect parent thereof), the Borrower and its Restricted Subsidiaries and reasonable out-of-pocket costs of such Persons may be reimbursed, in each case, to the extent directly attributable to the operations of the Borrower and its Restricted Subsidiaries, (e) the Borrower and its Restricted Subsidiaries may enter into employment, severance or collective bargaining arrangements or consultant or employee benefit with officers, employees and directors  in the ordinary course of business and transactions pursuant to stock option, stock appreciation rights, stock incentive or other equity compensation plans and employee benefit plans and arrangements in the ordinary course of business, (f) the Borrower and its Restricted Subsidiaries may make payments pursuant to the tax sharing agreements among the Borrower and its Restricted Subsidiaries, (g) Restricted Payments permitted under Section 7.06 (other than Section 7.06(d)), (h) Investments in the Borrower’s Subsidiaries and Joint Ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such Joint Venture is only an Affiliate as a result of Investments by the Borrower and its Restricted Subsidiaries in such Subsidiary or Joint Venture) to the extent otherwise permitted under Section 7.02, (i) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person; (j) pledges of Equity Interests of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; (k) the provision of cash collateral permitted under Section 7.01 and payments and distributions of amounts therefrom; (l) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect; provided that nothing in this subsection 7.08 shall prohibit the Borrower or its Subsidiaries from engaging in the following transactions: (i) the performance of the Borrower’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (ii) the payment or reimbursement of compensation of and reimbursement of expenses of employees, officers, directors or consultants in the ordinary course of business, including pursuant to any compensation agreement and phantom stock program existing on the Closing Date, (iii) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business, (iv) the performance by the Borrower or any Subsidiary or payments by the Borrower or any Subsidiary under any joint venture agreement for a Joint Venture permitted under Section 7.02 and (v) payments to Sponsors in respect of compensation of employees and partners of Sponsor and its affiliated partnerships who are officers or directors of Holdings and its Subsidiaries, or whose responsibilities relate to Holdings and its Subsidiaries and its directors, and reimbursement of expenses of Sponsor and its affiliated partnerships related to officers and directors of the Borrower.

7.09        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than (i) this Agreement or any other Loan Document, (ii) any ABL Loan Document, or (iii) any Second Lien Loan Document; provided that any amendments, replacements, refinancings or other modifications of any ABL Loan Document or Second Lien Loan Document shall not restrict or hinder the Liens securing the First Lien Obligations) that limits the ability:

(a)           of any Restricted Subsidiary of the Borrower to make Restricted Payments to the Borrower or any Guarantor which is a Restricted Subsidiary of the Borrower or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for (i) any agreement in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole (as determined by the Borrower in good faith), with respect to such restrictions than those contained in those agreements on the Closing Date, (ii) any agreement in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, provided that (x) any such agreement expressly permits such Restricted Payments, transfers of property and investments to pay the First Lien Obligations and (y) the exception in this clause (ii) shall not apply to agreements that are binding on a Person that becomes a Restricted Subsidiary pursuant to the second sentence of the definition of “Unrestricted Subsidiary” unless any such agreement would have otherwise been permitted under this Section 7.09(a) had such Person been a Restricted Subsidiary at the time of entering into such agreement, (iii) any agreement included in any agreement governing Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03; (iv) (x) any agreement in connection with a Disposition permitted by Section 7.05 and (y) customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with any Investment permitted under Section 7.02), which limitation is applicable only to the assets that are the subject of such agreements, (v) customary provisions in joint venture agreements or other similar agreements applicable to Joint Ventures permitted under Section 7.02 and applicable solely to such Joint Venture entered into in the ordinary course of business, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) customary restrictions contained in the Permitted Other Indebtedness, Specified Refinancing Debt, Specified Second Lien Refinancing Debt, Permitted Ratio Debt, Specified Affiliate Indebtedness and Indebtedness incurred pursuant to Section 7.03(f), (n) or (v) through (x) (provided that, in each case, the provisions of any such Indebtedness are not, taken as a whole, materially more restrictive (as determined by the Borrower in good faith) than similar restrictions contained in this Agreement), (viii) applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit or (ix) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business; or

(b)           of Holdings or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the First Lien Obligations except for (i) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(e), 7.03(k)(C) or 7.03(y), but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (ii) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (iii) customary restrictions contained in Indebtedness incurred pursuant to Section 7.03 (provided that such restrictions do not restrict the Liens securing the First Lien Obligations or the priority thereof required by the Intercreditor Agreements), (iv) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit, (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vi) restrictions arising by reason of applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit, and (vii) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

7.10        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB), (b) to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (c) other than pursuant to and in accordance with Section 6.11.

7.11        Amendments of Organization Documents.  Amend any of its Organization Documents in a manner materially adverse to the Administrative Agent, the Collateral Agent or the Lenders; it being understood and agreed that changes in organization of the Borrower or any of its Restricted Subsidiaries (such as conversion of a corporation into a limited liability company) shall not be deemed materially adverse to the Administrative Agent, the Collateral Agent or the Lenders; provided that the Borrower and its Restricted Subsidiaries shall comply with the provisions of Sections 6.12 and 6.14 with respect to such changes in organization.

7.12        Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) in the case of the Borrower only, fiscal year.

7.13        Prepayments, Etc. of Indebtedness and Modifications of Certain Debt Instruments.  (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (a “Prepayment”) the principal of (1) the Second Lien Obligations, (2) any Permitted Ratio Debt, (3) any Specified Refinancing Debt that is unsecured or secured on a junior basis to the First Lien Obligations, any Specified Second Lien Refinancing Debt, any Permitted Other Indebtedness that is unsecured or secured on a junior basis to the First Lien Obligations or (4) any Specified Affiliate Indebtedness (collectively, together with any Permitted Refinancing of any of the foregoing, “Junior Financing”), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) a prepayment of Junior Financing made using the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.13(a)(i), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that immediately before and immediately after giving Pro Forma Effect to any such prepayment, (x) no Default or Event of Default shall have occurred and be continuing and (y) Borrower shall be able to incur at least $1 of Permitted Ratio Debt pursuant to Section 7.03(t); (ii) (A) the repayment, prepayment or refinancing of the Second Lien Loans or any other Junior Financing (other than Specified Affiliate Indebtedness) with any Permitted Refinancing or the Net Cash Proceeds of any Permitted Ratio Debt, Permitted Other First Lien Indebtedness, Incremental First Lien Term Facilities (provided, that, if such Permitted Other First Lien Indebtedness or Incremental First Lien Term Facilities are secured on a pari passu basis with the First Lien Obligations, the First Lien Net Leverage Ratio as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent does not exceed 3.25:1.00 on a Pro Forma Basis) or Permitted Equity Issuance (other than Net Cash Proceeds constituting any Cure Amount) (except to the extent the Net Cash Proceeds of any such Permitted Equity Issuance have been included in the Cumulative Credit or have been applied to make Investments pursuant to Section 7.02(o), to incur Indebtedness pursuant to Section 7.03(v), to make Restricted Payments pursuant to Section 7.06(c) or previously applied to make prepayments, redemptions, repurchases, defeasances or other satisfactions prior to maturity of any Junior Financing pursuant to this Section 7.13) and (B) the refinancing of the Second Lien Loans or any Indebtedness described in the preceding clause (a)(3) with the proceeds of any Specified Second Lien Refinancing Debt in respect thereof or any Permitted Other Indebtedness that is unsecured or secured on a junior basis to the First Lien Obligations, in each case, to the extent not required to prepay any Term Loans or the Term Facility pursuant to Section 2.03(b); (iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests); (iv) a Prepayment in respect of customary asset sale, event of loss or change of control provisions; (v) Prepayments of Second Lien Loans with the proceeds from a Qualifying IPO in an unlimited amount; (vi) Prepayments of the Second Lien Obligations pursuant to Section 2.03(b)(i) and (viii)(B) of the Second Lien Credit Agreement as in effect on the Closing Date and (vii) in addition to the foregoing, Prepayments of Junior

Financings in an unlimited amount shall be permitted, provided, that immediately before and immediately after giving Pro Forma Effect to any such repayment of a Junior Financing the Total Net Leverage Ratio of the Borrower is less than or equal to 3.50:1.00 or (b) amend, modify or change in any manner materially adverse to the interests of the Administrative Agent, the Collateral Agent or the Lenders any term or condition of any Junior Financing Documentation.

7.14        Holding Companies.  (a) In the case of Holdings, (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower and the performance of the Loan Documents, the ABL Loan Documents, the Second Lien Loan Documents, any Specified Refinancing Debt or any Specified Second Lien Refinancing Debt, (ii) incur any Indebtedness (other than (x) the First Lien Obligations, the ABL Obligations and the Second Lien Obligations (y) intercompany Indebtedness incurred in lieu of Restricted Payments permitted under Section 7.06 and Indebtedness of the type described in Sections 7.03(i) through (m) (other than Section 7.03(k)(B)), 7.03(o) and 7.03(p) and (z) Guarantees of Indebtedness permitted by Section 7.03(a), 7.03(k), 7.03(n), 7.03(s), 7.03(t), 7.03(u), 7.03(v), and 7.03(x) (solely to the extent such Permitted Refinancing is a Permitted Refinancing of Indebtedness permitted by Section 7.03(a), 7.03(k), 7.03(n), 7.03(s), 7.03(t), 7.03(u), 7.03(v) or 7.03(x) (in connection with any of the foregoing)), (iii) create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrower (other than Liens pursuant to any Loan Document, any ABL Loan Document or any Second Lien Loan Document, Permitted Other Indebtedness Liens, Specified Refinancing Liens, Specified Second Lien Refinancing Liens or non-consensual Liens arising solely by operation of law); or (iv) make any Investments (other than (x) Investments in the Borrower or its Restricted Subsidiaries (including any temporary Investments to facilitate Permitted Acquisitions and other Investments permitted by Section 7.02) or (y) Investments of the type permitted by Section 7.02(a), (b), (e) (solely to the extent that the underlying Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and Prepayments, as applicable, are otherwise permitted under this Section 7.14), (g), (h), (k), (l), (m), (u) and (v) (solely to the extent that the underlying guarantee is otherwise permitted under this Section 7.14).

(b)  Nothing in this Section 7.14 shall prevent Holdings from (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), (iii) making Restricted Payments or Dispositions (other than Dispositions of the Equity Interests of the Borrower), (iv) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (v) holding any cash and Cash Equivalents (but not operating any property), (vi) providing indemnification to officers, managers and directors, (vii) any activities incidental to compliance with the provisions of the Securities Act of 1933, as amended and the Exchange Act of 1934, as amended, any rules and regulations promulgated thereunder, and the rules of national securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debtholders, (viii) the performance of obligations under the Loan Documents to which it is a party, (ix) establishing and maintaining bank accounts, (x) entering into employment agreements and other arrangements with officers and directors, (xi) activities required to comply with applicable Laws, (xii) concurrently with any issuance of Qualified Equity Interests, the redemption, purchase or retirement of any Equity Interests of Holding using the proceeds of, or conversion or exchange of any Equity Interests of Holdings for, such Qualified Equity Interest, (xiii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, (xiv) in connection with, and following the completion of, a public offering, activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings common stock and the continued existence of Holdings as a public company, (xv) issuances of Qualified Equity Interests not resulting in a Change in Control, (xvi) performance of its obligations under the Sponsor Management Agreement, (xvii)

guarantees of ordinary course obligations incurred by the Borrower and any of its Restricted Subsidiaries (xviii) any activities incidental to the foregoing; provided that, Holdings may change its form of organization, so long as its Guarantee of the First Lien Obligations and the Lien on or security interest in any Collateral held by it under the Loan Documents shall remain in effect to the same extent as immediately prior to such change.

7.15        Sanctions.  Directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by an individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

7.16        Anti-Corruption Laws. Directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Credit Extension for any purpose which would breach Anti-Corruption Laws.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Term Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Term Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) and 6.05 (solely with respect to the Borrower) or Article VII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent or the Collateral Agent to the Borrower; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any (x) Indebtedness under the ABL Facility or the Second Lien Credit Agreement or (y) any other Indebtedness (other than Indebtedness hereunder or under the ABL Facility or the Second Lien Credit Agreement) having (in the case of this clause (y)) an aggregate principal amount of more than the Threshold Amount, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness referred to in clause (e)(A), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness (subject to, in the case of the financial covenants contained in Section 7.11 of the ABL Facility, the cure rights contained in Section 8.03 of the ABL Facility and provided that a default or an event of default that results from a failure of the Borrower to comply with Section 7.11 of the ABL Facility shall not constitute a Default or an Event of Default unless and until the date upon which the ABL Lenders have actually terminated all commitments under the ABL Facility and declared all ABL Loans and other related ABL Obligations to be immediately due and payable in accordance with the ABL Facility); or

(f)            Insolvency Proceedings, Etc.  Holdings, the Borrower or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Holdings, the Borrower or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by either independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage or an indemnification obligation against a third party) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would result in a Material Adverse Effect; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the First Lien Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the First Lien Obligations and termination of the Aggregate Commitments), or purports to revoke or rescind any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Collateral Documents.  Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien on and security interest in the Collateral covered thereby with the priority required by the Intercreditor Agreements, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to Section 4.01, Section 6.12 or Section 6.14 or results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents.

Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary shall be deemed to exclude any Restricted Subsidiary that is not a Significant Subsidiary (provided however that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Term Facility has been designated as “Designated Senior Debt,” and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Term Loans shall automatically terminate and the unpaid principal amount of all outstanding Term

Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the First Lien Obligations shall, subject to the provisions of Section 2.13, be applied by the Collateral Agent in the following order:

First, to payment of that portion of the First Lien Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the First Lien Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the First Lien Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the First Lien Obligations constituting unpaid principal of the Term Loans and First Lien Obligations then owing under Secured Hedge Agreements, ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the payment of all other First Lien Obligations owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such First Lien Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date;

Last, the balance, if any, after all of the First Lien Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding anything herein to the contrary, the Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the First Lien Obligations otherwise set forth above in this Section 8.03.

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01        Appointment and Authority.  (a)  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article (other than Section 9.10) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than Section 9.10).  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 9.12, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender;

(e)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Assignees.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Assignee or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Assignee.

9.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation of Administrative Agent.  (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall an such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09        Administrative Agent May File Proofs of Claim; Credit Bidding.   (a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other First Lien Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the First Lien Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the First Lien Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the First Lien Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with First Lien Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant First Lien Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the First Lien Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that First Lien Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of First Lien Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such First Lien Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the First Lien Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10        Collateral and Guaranty Matters.  Without limiting the provision of Section 9.09, each of the Lenders (including in its capacities as a potential Hedge Bank) irrevocably authorize each of the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all First Lien Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Property, (iv) if approved, authorized or ratified in writing in accordance with Section 10.01 or (v) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor, from its obligations under its Guaranty pursuant to clause (b) below;

(b)           to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents;

(c)           to subordinate or release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) or 7.01(ii) or, in the case of subordination only, Section 7.01(q).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent, as applicable, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11        Secured Hedge Agreements.  No Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, neither the Administrative Agent not or the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, First Lien Obligations arising under Secured Hedge Agreements unless the Administrative Agent and the Collateral Agent has received written notice of such First Lien Obligations, together with such supporting documentation as the Administrative Agent or the Collateral Agent may request, from the applicable Hedge Bank, as the case may be.

9.12        Reimbursement by Lenders.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section 9.12 are subject to the provisions of Section 2.10(d).

9.13        Withholding.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Loan Party or the relevant Lender.

ARTICLE X
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (x) the Administrative Agent and the Borrower may, with the consent of the other (and no other Person), amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent or any Lender or to cause one or more Loan Documents to be consistent with other Loan Documents and (y) no such amendment, waiver or consent shall:

(a)           extend or increase the Term Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Event of Default, mandatory prepayment or mandatory reduction of the Term Commitments shall not constitute an extension or increase of any Term Commitment of any Lender);

(b)           postpone any date scheduled for any payment of principal of, or interest on, any Term Loan or any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)           reduce the principal of, or the rate of interest specified herein on, any Term Loan or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Secured Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)           (i) change any provision of this Section 10.01 or Section 2.04(c) or (ii) reduce the percentage set forth in the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(e)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)            release all or substantially all of the value of the guarantees made by the Guarantors, without the written consent of each Lender; or

(g)           change (A) Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (B) the order of application of any reduction in the Term Commitments from the application thereof set forth in the applicable provisions of Section 2.04(a), 2.04(b) or 2.04(c) or any prepayment of Term Loans from the application thereof set forth in the applicable provisions of Section 2.03(a) or 2.03(b), respectively, in any manner that materially and adversely affects the Lenders under the Term Facility (or any Class thereof) and in a manner different than Lenders under any other Class, without the written consent of the Required Lenders (or the majority Lenders with respect to such Class determined in a manner consistent with the definition of the “Required Lenders”);

and provided, further that (i)  no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (ii)  the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Persons providing any Specified Refinancing Debt to permit the refinancing of all outstanding Term Loans of any Class with replacement term loans in the amount of such Specified Refinancing Debt, to add such replacement term loans to this Agreement and to permit such replacement term loans and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof; (iv) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; and (v) this Agreement may be amended (or amended and restated) to the extent required to give effect of the provisions of Section 2.12.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Term Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Term Loans may not be extended and the principal amount of any of its Term Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained herein:

(A)                (x) any Term Loans held by a Lender that is a Non-Debt Fund Affiliate shall be excluded in the determination of any “Required Lender” votes; (y) no such Lender shall have any right to (i) attend (including by telephone) any meeting, call or discussions (or portion thereof) among an Agent, an Arranger or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by an Agent, an Arranger or any Lender or any communication by or among an Agent, an Arranger and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, (iii) make or bring (other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against an Agent (except with respect to any rights expressly retained by such Affiliated Lender under the Loan Documents, which shall not be required to be waived) or an Arranger, or (iv) receive advice of counsel to an Agent, an Arranger or any other Lender (other than counsel to the Affiliated Lenders), or challenge an Agent’s, an Arranger’s or any Lender’s attorney-client privilege and (z) each Affiliated Lender that is a Non-Debt Fund Affiliate hereby agrees that if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any First Lien Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar First Lien Obligations held by Lenders that are not Affiliated Lenders; and

(B)                in connection with any “Required Lender” votes or Class votes with respect to any Class of Term Loans, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts includable in determining whether the “Required Lenders” or a majority of Lenders with respect to such Class have consented to any amendment, modification, waiver, consent or other action that is subject to such vote.  The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

Further, notwithstanding any provision herein to the contrary, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Term Commitments or Term Loans under the Term Facility (the Term Facility subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) Business Days after the date of such notice, or such other periods as are acceptable to the Administrative Agent).  Permitted Amendments shall become effective only with respect to the Class(es) of Term Commitments or Term Loans of the Lenders under the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Loan Modification Accepting Lenders”) and, in the case of any Loan Modification Accepting Lender, only with respect to such Lender’s Term Commitments or Term Loans of such Class(es) under such Affected Facility as to which such Lender’s acceptance has been made.  The Borrower and each Loan Modification Accepting Lender shall execute and deliver to the Administrative Agent an agreement in form and substance satisfactory to the Administrative Agent giving effect to the Permitted Amendment (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Term Commitments and Term Loans of the Loan Modification Accepting Lenders under the Affected Facility.  Notwithstanding the foregoing, no Permitted Amendment shall become effective under this paragraph unless the Administrative Agent shall have received all corporate documents, officers’ certificates or legal opinions consistent with those delivered on the Closing Date under Section 4.01 reasonably requested by the Administrative Agent.  As used in this paragraph, “Permitted Amendments” shall be limited to (i) an extension of the final maturity date of the applicable Term Loans of the Loan Modification Accepting Lenders (provided that (x) such extension may not result in having more than two additional final maturity dates in any year, or more than three additional final maturity dates at any time, under this Agreement without the consent of the Administrative Agent and (y) such Loan Modification Offer to extend the final maturity date is made to all Loan Modification Accepting Lenders on a pro rata basis based on such Lenders’ Term Commitments), (ii) a reduction, elimination or extension of the scheduled amortization of the applicable Term Loans of the Loan Modification Accepting Lenders, (iii) a change in rate of interest (including a change to the Applicable Rate and any provision establishing a minimum rate), premium, or other amount with respect to the applicable Term Loans of the Loan Modification Accepting Lenders and/or a change in the payment of fees to the Loan Modification Accepting Lenders (such change and/or payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement); (iv) other amendments that shall be effective after the Latest Maturity Date then in effect with respect to the Affected Facility and (v) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (i) through (iv) of this sentence.

10.02      Notices; Effectiveness; Electronic Communications.

(a)           General.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Parties; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of Holdings, the Borrower, the Administrative Agent and the Collateral Agent and may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Collateral Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, Collateral Agent and Lenders.  The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Arrangers for all reasonable costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent and the Arrangers and, if necessary, of one local counsel in each relevant jurisdiction and of special and conflicts counsel), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, each Arranger and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel and, in the event of any conflict of interest, one additional counsel for the Administrative Agent, the Collateral Agent and each Lender subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 3.01.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent.  All amounts due under this Section 10.04 shall be paid within thirty (30) days after invoiced or demand therefor.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other First Lien Obligations.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent, the Collateral Agent, any Arranger or any Lender, in its sole discretion.

10.05                 Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, each Arranger, each Agent Party, each Lender and their respective Affiliates, partners, directors, officers, employees, controlling persons, members, counsel, agents and, in the case of any funds, trustees, advisors, and other representatives and attorneys-in-fact (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), expenses and disbursements (including the fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of any conflict of interest, additional counsel to the affected Lender or group of Lenders, limited to one such additional counsel so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules, and (iii) if necessary, one local counsel in each relevant jurisdiction and special counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Term Commitment, Term Loan or the use or proposed use of the proceeds therefrom, (c) any Environmental Release of Hazardous Materials on or from any property currently owned, leased or operated by the Borrower, any Subsidiary or any other Loan Party or its Subsidiaries, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party or its Subsidiaries (other than any Environmental Release or Environmental Liability, in each case, unrelated to the Borrower, any Subsidiary or any other Loan Party or its Subsidiaries, and resulting solely from acts or omissions by Persons other than the Borrower, its

Subsidiaries or any other Loan Party or its Subsidiaries, with respect to the applicable property after the Collateral Agent sells the respective property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure), (d) the Engagement Letter, dated as of May 6, 2015, among the Arrangers and the other parties thereto with respect to the transactions contemplated by this Agreement or the Fee Letters or (e) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and whether or not such proceeding is brought by the Borrower or any other Person (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) arise from a dispute that does not involve any action or omission of the Borrower or any of its Affiliates and is solely among the Indemnitees (other than in connection with any such party acting in its capacity as an Arranger or an Agent) or (y) are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s or any of its controlled Affiliates’ bad faith, gross negligence, willful misconduct or breach of its funding obligations under the Loan Documents.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s or any of its controlled Affiliate’s bad faith, gross negligence, willful misconduct or breach of its funding obligations under the Loan Documents.  No Indemnitee or Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not affect the Loan Parties’ indemnification obligations pursuant to this Section 10.05.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.

No Loan Party shall be liable for any settlement of any claim, investigation, litigation or proceeding effected without the Borrower’s consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s consent, or if there is a judgment against an Indemnitee in any such claim, investigation, litigation or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee in the manner set forth above. Notwithstanding the immediately preceding sentence, if at any time an Indemnitee shall have requested in accordance with this Section 10.05 that the Borrower reimburse such Indemnitee for legal or other expenses in connection with investigating, responding to or defending any claim, investigation, litigation or proceeding, which legal or other expenses are reimbursable pursuant to this Section 10.05, the Borrower shall be liable for any settlement of any claim, investigation, litigation or proceeding effected without its written consent if (a) such settlement is entered into more than forty-five (45) days after such request for reimbursement is sent to the Borrower and (b) the Borrower shall not have reimbursed such Indemnitee in accordance with such request prior to the date of such settlement (unless such reimbursement request is subject to a good faith dispute).  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other First Lien Obligations.  For the avoidance of doubt, any indemnification relating to Taxes, other than Taxes arising from a non-Tax claim, shall be covered by Section 3.01 and shall not be covered by this Section 10.05.

10.06                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent, any Lender or any Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the First Lien Obligations and the termination of this Agreement.

10.07                 Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 7.04), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f), (iv) to an SPC in accordance with the provisions of Section 10.07(g) or (v) in accordance with Section 10.07(i) or 10.07(j) (and any other attempted assignment or transfer by any party hereto shall be null and void except as provided in the last sentence of Section 10.07(b)); provided that, for the avoidance of doubt, no assignments to the Borrower or any of its Affiliates shall be permitted other than in accordance with Section 10.07(i) or 10.07(j).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment(s) and the Term Loans at the time owing to it); provided, that (i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment of any Class and the Term Loans of such Class at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need to be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Term Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Commitment is not then in effect, the outstanding principal balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default pursuant to Sections 8.01(a) or (f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Term Loans on a non-pro rata basis; (iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) shall be required unless (1) an Event of Default pursuant to Sections 8.01(a) or (f) has occurred and is continuing at the time of such assignment, (2) such assignment is in respect of the Term Facility and is made to a Lender, an Affiliate of a Lender or an Approved Fund or (3) in connection with the primary syndication of the Term Facility, such assignment is made to a Lender that has been identified to and consented to by the Borrower prior to the Closing Date, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required; (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment); (v) no such assignment shall be made to (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) a natural person, (C) Holdings or any of its Subsidiaries or (D) to a Person (an “Ineligible Assignee”) disclosed on a list posted on the Platform to all Lenders prior to the Closing Date, as updated from time to time (but no more often than quarterly) by the Borrower to include competitors of the Borrower (but not other Persons) by posting a new such list of Ineligible Assignees on the Platform to all Lenders (which list, for the avoidance of doubt, shall specifically identify each Ineligible Assignee by its legal name), unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered an Ineligible Assignee for the purpose of such assignment; provided that, notwithstanding anything to the contrary, (x) any update to the Ineligible Assignee list shall not apply retroactively to disqualify any party that has previously acquired an assignment or participation pursuant to this Section 10.07 and (y) the Borrower may not update such list to include any competitor that is a bona fide Fund; (vi) the assigning Lender shall deliver any Notes evidencing such Term Loans to the Borrower or the Administrative Agent; and (vii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04, and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).  Any assignment to an Ineligible Assignee in violation of clause (v) shall not be void.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Term Commitments of, and principal amounts (and related interest amounts) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender.  The Register shall be available for inspection by the Borrower, any Agent and any Lender with respect to such Lender’s entry, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Ineligible Assignee (unless the Borrower has consented to such participation in writing in its sole and absolute discretion, in which case such Person will not be considered an Ineligible Assignee for the purpose of such participation) or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Term Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, further that the Administrative Agent shall not have any obligation to determine whether any potential Participant is an Ineligible Assignee or any liability with respect to any participation sold to an Ineligible Assignee.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) (it being understood that the documentation required under Section 3.01(h) shall be delivered to the participating Lender, in lieu of delivery to the Borrower and Administrative Agent).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)                                  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  A Participant shall not be entitled to the benefits of Section 3.01 and Section 3.04 unless such Participant agrees, for the benefit of the Borrower, to comply with obligations, restrictions and limitations under such Sections and Section 3.07 as though it were a Lender. Each Lender that sells a participation agrees to cooperate with the Borrower to effectuate the provisions of Section 3.07 with respect to any Participant.

(f)                                   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Term Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10(b)(i).  Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and the obligations to provide the forms and certifications pursuant to Section 3.01 as if it were a Lender); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05).  Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Term Loan by an SPC hereunder shall utilize the Term Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Term Loan  to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Term Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)                                 Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Term Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)                                     Notwithstanding anything to the contrary contained herein, (i) Discounted Voluntary Prepayments in accordance with Section 2.03(a)(iii) shall be permitted and (ii) any Lender may assign all or any portion of its Term Loans hereunder, to Holdings or any of its Restricted Subsidiaries or any Non-Debt Fund Affiliate, but only if:

A.                                    such assignment is made pursuant to an open market purchase;

B.                                    no Default or Event of Default has occurred or is continuing or could result therefrom;

C.                                    the assigning Lender and Affiliated Lender purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

D.                                    after giving effect to such assignment, the Non-Debt Fund Affiliates shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 25% of the principal amount of any tranche of all Term Loans then outstanding;

E.                                     [Reserved];

F.                                      in the case of any such assignment to a Non-Debt Fund Affiliate, such Non-Debt Fund Affiliate shall be subject to the restrictions specified in clause (A) of the second to last paragraph of Section 10.01; and

G.                                    any such Term Loans assigned to Holdings or any Restricted Subsidiary will be automatically and permanently cancelled at the time of such assignment.

(j)                                    Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Debt Fund Affiliate, but only if:

A.                                    such assignment is made pursuant to an open market purchase; and

B.                                    such Debt Fund Affiliate shall at all times after such assignment be subject to the restrictions specified in clause (B) of the second to last paragraph of Section 10.01.

(k)                                 [Reserved]

(l)                                     Each Lender that sells a participation or grants any rights to an SPC, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or SPC or any information relating to a Participant’s or SPC’s interest in such Lender’s rights and/or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such rights and/or obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation or SPC interest.

10.08                 Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates, to its and its Affiliates’ directors, officers, employees and agents, including accountants, auditors, legal counsel and other advisors and to the Persons approving or administering a Term Loan on behalf of an Agent or a Lender (it being understood that all Persons pursuant to clause (a) to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested or required by any regulatory authority having or purporting to have jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or to any prospective counterparty to any Swap Contract; (g) with the consent of the Borrower; (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.08 or (B) is independently developed by such Agent, Lender or any of their respective Affiliates; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (k) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Term Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided, that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower, Holdings or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.09                 Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all First Lien Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such First Lien Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the First Lien Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.  Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary of the Borrower that is a “controlled foreign corporation” under Section 957 of the Code constitute security, or shall the proceeds of such assets be available for, payment of the First Lien Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary or CFC Holdco that is directly owned by a Domestic Subsidiary do not constitute such an asset (and may be pledged to the extent set forth in Section 6.12 or the Collateral Documents) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.03(b)(ii).

10.10                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the First Lien Obligations hereunder.

10.11                 Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

10.12                 Integration; Effectiveness.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than those provisions of the Engagement Letter, dated as of May 6, 2015, among the Arrangers and the other parties thereto which by their terms remain in full force and effect to the extent not covered by this Agreement.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Term Loan or any other First Lien Obligation hereunder shall remain unpaid or unsatisfied.

10.14                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.15                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16                 WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17                 Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and the Collateral Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

10.18                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that:  (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower, Holdings and their respective Subsidiaries and any Agent, any Arranger or any Lender is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent, any Arranger or any Lender has advised or is advising any of the Borrower, Holdings and their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Subsidiaries, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, (C) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers and the Lenders has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents, the Arrangers, the Lenders or any of their respective Affiliates has any obligation to disclose any of such interests and transactions to the Borrower, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19                 Affiliate Activities.  Each of the Borrower and Holdings acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of the Borrower, Holdings and their respective affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents (ii) be customers or competitors of the Borrower, Holdings and their respective Affiliates, or (iii) have other relationships with the Borrower, Holdings and their respective Affiliates.  In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons.  It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower, Holdings and their respective Affiliates or such other entities.  The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

10.20                 ELECTRONIC EXECUTION OF ASSIGNMENTS AND CERTAIN OTHER DOCUMENTS.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.21                 USA PATRIOT ACT; “KNOW YOUR CUSTOMER CHECKS” .

(a)                                 Each Lender that is subject to the PATRIOT Act (as hereinafter defined) or other applicable “know your customer” and anti-money laundering rules and regulations and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) or other applicable “know your customer” and anti-money laundering rules and regulations, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(b)                                 If in connection with (i) the introduction of or any Change in Law, (ii) any change in the status of a Loan Party after the Closing Date, (iii) the addition of any Guarantor pursuant to Section 6.12, (iv) any proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that was not previously a Lender hereunder, (v) the Administrative Agent or any Lender (or, in the case of clause (iv) above, any prospective Lender) requires additional information in order to comply with “know your customer” or similar identification procedures, each of Holdings and the Borrower shall, and shall cause each other Loan Party and Restricted Subsidiary to, promptly upon the request of the Administrative Agent or such Lender, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in clause (iv) above, on behalf of any prospective Lender) in order for the Administrative Agent, such Lender or such prospective Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AT HOME HOLDING III INC.

By:	/s/ Judd T. Nystrom
	Name:	Judd T. Nystrom
	Title:	Chief Financial Officer

AT HOME HOLDING II INC.

By:	/s/ Judd T. Nystrom
	Name:	Judd T. Nystrom
	Title:	Chief Financial Officer

[Signature Page to the First Lien Credit Agreement]

BANK OF AMERICA, N.A, as Administrative Agent, a Term Lender and Collateral Agent

By:	/s/ David H. Strickert
	Name:	David H. Strickert
	Title:	Managing Director

By:
Name:
Title:

[Signature Page to the First Lien Credit Agreement]

Schedule I to
the Credit Agreement

GUARANTORS

1.              AT HOME HOLDING II INC. (f/k/a GRD Holding II Corporation)

2.              AT HOME COMPANIES LLC (f/k/a Garden Holdings Inc.)

3.              AT HOME STORES LLC (f/k/a Garden Ridge Management, LLC)

4.              AT HOME FINANCE CORPORATION (f/k/a Garden Ridge Finance Corporation)

5.              AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)

6.              1600 EAST PLANO PARKWAY, LLC

7.              2650 WEST INTERSTATE 20, LLC

8.              11501 BLUEGRASS PARKWAY LLC

9.              12990 WEST CENTER ROAD LLC

10.       1944 SOUTH GREENFIELD ROAD LLC

11.       4700 GREEN ROAD LLC

12.       4304 WEST LOOP 289 LLC

13.       642 SOUTH WALNUT AVENUE LLC

14.       15065 CREOSOTE ROAD LLC

15.       335 N. ACADEMY BOULEVARD (1031), LLC

16.       1660 W. MIDWAY BOULEVARD (1031), LLC

17.       3003 WEST VINE, LLC

18.       7613 NORTH EAST LOOP 1604, LLC

19.       334 CHICAGO DRIVE, LLC

20.       4949 GREENWOOD DRIVE, LLC

21.       2251 SOUTHWYCK BLVD, LLC

22.       1605 BUFORD HWY, LLC

23.       1267 CENTRAL PARK DR, LLC

24.       4801 183A TOLL ROAD, LLC

25.       19000 LIMESTONE COMMERCIAL DR, LLC

26.       5501 GROVE BLVD, LLC

27.       1600 W. KELLY AVENUE, LLC

28.       1919 WELLS RD, LLC

29.       7697 WINCHESTER RD, LLC

30.       1000 TURTLE CREEK DRIVE LLC

31.       2201 PORTER CREEK DR LLC

32.       2000 E. SANTA FE LLC

Schedule II to
the Credit Agreement

IMMATERIAL SUBSIDIARIES

TRANSVERSE II DEVELOPMENT LLC

RHOMBUS DEV LLC

NODAL ACQUISITIONS, LLC

Schedule 2.01 to
the Credit Agreement

COMMITMENTS AND PRO RATA SHARES

Term Commitment

Lender	Commitment	Pro Rata Share (Facility)
Bank of America, N.A.	$300,000,000.00	100.000000000%
Total	$300,000,000.00	100.000000000%

Schedule 5.11(d) to
the Credit Agreement

PENSION PLANS

None.

Schedule 5.12 to
the Credit Agreement

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

Loan Party	Subsidiary	Percentage Ownership
AT HOME HOLDING II INC. (f/k/a GRD Holding II Corporation)	AT HOME HOLDING III INC. (f/k/a GRD Holding III Corporation)	100%
AT HOME HOLDING III INC. (f/k/a GRD Holding III Corporation)	AT HOME COMPANIES LLC (f/k/a Garden Holdings Inc.)	100%
AT HOME COMPANIES LLC (f/k/a Garden Holdings Inc.)	AT HOME STORES LLC (f/k/a Garden Ridge Management, LLC)	100%
AT HOME STORES LLC (f/k/a Garden Ridge Management, LLC)	AT HOME FINANCE CORPORATION (f/k/a Garden Ridge Finance Corporation)	100%
AT HOME COMPANIES LLC (f/k/a Garden Holdings Inc.)	AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	1600 EAST PLANO PARKWAY, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	11501 BLUEGRASS PARKWAY LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	12990 WEST CENTER ROAD LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	1944 SOUTH GREENFIELD ROAD LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	4700 GREEN ROAD LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	4304 WEST LOOP 289 LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	15065 CREOSOTE ROAD LLC	100%

AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	335 N. ACADEMY BOULEVARD (1031), LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	1660 W. MIDWAY BOULEVARD (1031), LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	3003 WEST VINE, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	7613 NORTH EAST LOOP 1604, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	334 CHICAGO DRIVE, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	2251 SOUTHWYCK BLVD, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	1605 BUFORD HWY, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	1267 CENTRAL PARK DR, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	4801 183A TOLL ROAD, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	19000 LIMESTONE COMMERCIAL DR, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	5501 GROVE BLVD, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	1600 W. KELLY AVENUE, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	1919 WELLS RD, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	7697 WINCHESTER RD, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	1000 TURTLE CREEK DRIVE LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	2201 PORTER CREEK DR LLC	100%

AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	2000 E. SANTA FE LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	8651 AIRPORT FREEWAY LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	2650 WEST INTERSTATE 20, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	2827 DUNVALE, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	642 SOUTH WALNUT AVENUE LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	4949 GREENWOOD DRIVE, LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	TRANSVERSE II DEVELOPMENT LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	RHOMBUS DEV LLC	100%
AT HOME PROPERTIES LLC (f/k/a 29 Northwest LLC)	NODAL ACQUISITIONS, LLC	100%

JOINT VENTURE

None.

Schedule 5.16 to
the Credit Agreement

INTELLECTUAL PROPERTY

I.                                        Patents

U.S. PATENTS AND PATENT APPLICATIONS

None.

FOREIGN PATENTS AND PATENT APPLICATIONS

None.

II.                                   Domain Names and Trademarks

DOMAIN NAMES

gardenridge.bz

gardenridge.cc

gardenridge.us

gardenridgesavings.com

gardenridge.com

gardenridge.xyz (owned but inactive)

gardenridge.biz (owned but inactive)

athome.com

Athomeinc.co

Athomeinc.com (owned but inactive)

Athomeinc.org

Athomeinc.us

Athomeshop.co

Athomeshop.us (owned but inactive)

Athomestore.co

Athomestore.us

Athomestores.co

Athomestores.net

Athomestores.us

designhomequarters.com (owned but inactive)

designhomequarters.net (owned but inactive)

designhomequarters.xyz (owned but inactive)

shopeathome.co (owned but inactive)

shopeathome.net (owned but inactive)

shopeathome.us (owned but inactive)

U.S. TRADEMARKS

All trademarks listed below are held in the name of At Home Finance Corporation.

Domain Name/Mark	Ctry	Application No.	Filing Date	Registration No.	Issue Date
GARDEN RIDGE	U.S.	73-831648	10/16/1989	1,641,031	4/16/1991
GARDEN RIDGE	U.S.	74-462449	11/23/1993	1,934,665	11/14/1995
GARDEN RIDGE	U.S.	73-831377	10/16/1989	1,634,497	2/5/1991
THE HOME DECOR & CRAFT MARKETPLACE	U.S.	76-125381	9/8/2000	2,533,151 See Note 1	1/22/2002
THE HOME DÉCOR SUPERSTORE	U.S.	86-066990	9/17/2013	4,557,696 See Note 1	6/24/2014
AT HOME (with design)	U.S.	86-118622	11/14/2013	See Note 2	N/A
AT HOME (stylized)	U.S.	74-665475	4/25/1995	2,273,201	8/31/1999
WELCOME TO THE HOME OF ENDLESS POSSIBILITIES...	U.S.	86-269054	5/1/2014	4,674,501	1/20/2015
CHERISHED MEMORIES	U.S.	86-509490	1/21/2015	See Note 2	N/A
CRYSTAL CHATEAU	U.S.	86-509575	1/21/2015	See Note 2	N/A
DENIM DARLING	U.S.	86-509591	1/21/2015	See Note 2	N/A
FOREST FAIRY TALES	U.S.	86-509615	1/21/2015	See Note 2	N/A
FUN AND FROSTY	U.S.	86-509632	1/21/2015	See Note 2	N/A
HEAVEN AND EARTH	U.S.	86-509661	1/21/2015	See Note 2	N/A
HOLIDAY HOEDOWN	U.S.	86-509681	1/21/2015	See Note 2	N/A
LAVISH & LUXE	U.S.	86-509696	1/21/2015	See Note 2	N/A
MIDNIGHT PLUME	U.S.	86-509725	1/21/2015	See Note 2	N/A
REGAL RENAISSANCE	U.S.	86-509739	1/21/2015	See Note 2	N/A
SEAS AND GREETINGS	U.S.	86-509392	1/21/2015	See Note 2	N/A
SPARKLING SOIRÉE	U.S.	86-509761	1/21/2015	See Note 2	N/A
PEPPERMINT JAZZ	U.S.	86-509786	1/21/2015	See Note 2	N/A

Note 1 — Registered on the Supplemental Register.

Note 2 — Awaiting action from the U.S. Patent and Trademark Office.

FOREIGN TRADEMARKS

None.

III.                              Trade Names

At Home

Garden Ridge

IV.                               Registered Copyrights

None.

V.                                    Exclusive Licenses -  IP Rights

•                  Trademark License Agreement, by and between Apex, LLC and At Home Finance Corporation, dated December 17, 2013, relating to the acquisition by Garden Ridge Finance Corporation from Apex, LLC of the AT HOME (stylized) trademark represented by U.S. Trademark Registration number 2,273,201.

Schedule 5.18 to
the Credit Agreement

LABOR MATTERS

None.

Schedule 6.14(b) to
the Credit Agreement

MORTGAGED PROPERTIES

1.              Real property located at 5501 Grove Blvd, Hoover, AL 35226 — owned by 5501 Grove Blvd, LLC

Schedule 6.14(c) to
the Credit Agreement

POST-CLOSING MATTERS

1.              Within sixty (60) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Holdings and the Borrower shall, and shall cause each applicable Restricted Subsidiary to, execute and deliver mortgage releases in form and substance satisfactory to the Administrative Agent with respect to each mortgage securing obligations under the Senior Notes (other than such mortgages on the Mortgaged Properties, which shall be released on the Closing Date in accordance with Section 4.01(c) of the Credit Agreement).

2.              Within thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Holdings and the Borrower shall, and shall cause each applicable Restricted Subsidiary to, execute and deliver mortgage releases in form and substance satisfactory to the Administrative Agent with respect to each mortgage securing the ABL Obligations (other than such mortgages on the Mortgaged Properties which shall not be released).

3.              Within thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Holdings and the Borrower shall cause 2827 Dunvale, LLC to become a Loan Party in accordance with Section 6.12 of the Credit Agreement; provided that the foregoing requirement shall not apply if, prior to such date, 2827 Dunvale, LLC (i) becomes an Immaterial Subsidiary and (ii) is not a “Loan Party” under and as defined in the ABL Facility.

4.              Within thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Holdings and the Borrower shall deliver (1) an additional insured insurance endorsement in respect of the liability insurance policy covering the Loan Parties and (2) a lender loss payee insurance endorsement and a mortgage loss payee insurance endorsement in respect of the property insurance policy covering the Loan Parties, in each case in form and substance satisfactory to the Administrative Agent.

Schedule 7.01 to
the Credit Agreement

EXISTING LIENS

Subsidiary	State	Jurisdiction	UCC No.	Secured Party	Collateral Description
8651 Airport Freeway LLC	DE	Secretary of State	Initial filing: 2007-0196112 filed on 1/16/2007. Amendment: 2010-4645606 filed on 12/30/2010.	Bank of America, National Association, as Successor by Merger of Mortgage Electronic Registration Systems, Inc., as nominee for Bear Stearns Commercial Mortgage, Inc.	All property listed on Schedule A to filing.

MORTGAGES

Mortgagor/ Borrower	Lender/ Mortgagee	Initial Loan Amount	Maturity Date	Remaining Balance as of January 31, 2015	Filing Jurisdiction	Mortgaged Property
8651 Airport Freeway LLC	Bear Stearns Commercial Mortgage Securities Inc./ Bank of America National Association	$7,200,000	February 1, 2037	$6,376,000	TX	Real property located at 8651 Airport Freeway, North Richland Hills, TX 76180
2650 West Interstate 20, LLC	Prosperity Bank	$4,525,000	November 24, 2023	$3,066,000	TX	Real property located at 2650 West Interstate 20, Grand Prairie, TX 75052
2827 Dunvale LLC	Prosperity Bank	$2,850,000	April 7, 2026	$2,352,000	TX	Real property located at 2827 Dunvale Road, Houston, TX 77063
642 South Walnut Avenue LLC	Green Bank, N.A.	$2,651,844	August 15, 2039	$2,629,000	TX	Real property located at 642 South Walnut Avenue, New Bruanfels, TX 78130
4949 Greenwood Drive, LLC	Green Bank, N.A.	$3,880,000	July 22, 2039	$3,838,000	TX	Real property located at 4949 Greenwood Drive, Corpus Christi, TX 78416

Schedule 7.02 to
the Credit Agreement

EXISTING INVESTMENTS

Part I

Equity Interests

None.

Part II

Debt Investments

1.              Short term receivable evidenced by a promissory note dated April 7, 2015 by EPC Exchange Corporation (“EPC”) and 301 S Town East Mall Dr LLC (“Wichita LLC”) payable to At Home Holding III Inc. for the sum of $4,005,000, plus all future advances by Payee to EPC and Wichita LLC.

Schedule 7.03 to
the Credit Agreement

EXISTING INDEBTEDNESS

Mortgages

Mortgagor/ Borrower	Lender/ Mortgagee	Initial Loan Amount	Maturity Date	Remaining Balance as of January 31, 2015	Filing Jurisdiction	Mortgaged Property
8651 Airport Freeway LLC	Bear Stearns Commercial Mortgage Securities Inc./ Bank of America National Association	$7,200,000	February 1, 2037	$6,376,000	TX	Real property located at 8651 Airport Freeway, North Richland Hills, TX 76180
2650 West Interstate 20, LLC	Prosperity Bank	$4,525,000	November 24, 2023	$3,066,000	TX	Real property located at 2650 West Interstate 20, Grand Prairie, TX 75052
2827 Dunvale LLC	Prosperity Bank	$2,850,000	April 7, 2026	$2,352,000	TX	Real property located at 2827 Dunvale Road, Houston, TX 77063
642 South Walnut Avenue LLC	Green Bank, N.A.	$2,651,844	August 15, 2039	$2,629,000	TX	Real property located at 642 South Walnut Avenue, New Bruanfels, TX 78130
4949 Greenwood Drive, LLC	Green Bank, N.A.	$3,880,000	July 22, 2039	$3,838,000	TX	Real property located at 4949 Greenwood Drive, Corpus Christi, TX 78416

Bonds

1.              Utility Service Guaranty Bond (Bond No. 105659939) among Garden Ridge L.P. (merged into At Home Stores LLC), Travelers Casualty and Surety Company of America and Greystone Power Corporation, dated as of August 3, 2011. The Bond is in the amount of $40,000.00.

2.              Surety Bond (Bond No. 105659901) among Garden Ridge L.P. (merged into At Home Stores LLC), Travelers Casualty and Surety Company of America and Progress Energy Florida, dated as of August 3, 2011.  The Bond is in the amount of $20,655.00.

3.              Surety Bond (Bond No. 105824727) among Garden Ridge L.P. (merged into At Home Stores LLC), Travelers Casualty and Surety Company of America and Progress Energy Carolinas Inc., dated as of August 16, 2012.  The Bond is in the amount of $18,028.00.

4.              Surety Bond (Bond No. 106102996) among Garden Ridge L.P. (merged into At Home Stores LLC), Travelers Casualty and Surety Company of America and Arizona Public Service Company, dated as of May 28, 2014.  The Bond is in the amount of $36,130.00.

5.              Surety Bond (Bond No. 106078282) among Garden Ridge L.P. (merged into At Home Stores LLC), Travelers Casualty and Surety Company of America and SRP, dated as of March 26, 2014.  The Bond is in the amount of $52,560.00.

6.              Surety Bond (Bond No. 106112650) among Garden Ridge L.P., Travelers Casualty and Surety Company of America and Clay Electric Cooperative, Inc., dated as of June 6, 2014.  The Bond is in the amount of $65,000.00.

Promissory Notes

Promissory Notes in respect to the Mortgages identified above.

Schedule 7.08 to
the Credit Agreement

EXISTING AFFILIATE TRANSACTIONS

1.              In February 2014, the At Home entered into an approximate $6.2 million agreement with Dematic Corp., an affilated entity, to assist in the automation of the At Home’s Distribution Center.

Schedule 10.02 to
the Credit Agreement

ADMINISTRATIVE AGENTS’ OFFICES, CERTAIN ADDRESSES FOR NOTICES

BORROWER’S ADDRESS

AT HOME HOLDING III INC.

1600 East Plano Parkway,

Plano, TX 75074

Attention: Judd T. Nystrom

Email: JNystrom@athome.com

and with a copy, if sent electronically

to: MBroussard@athome.com

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York, 10004

Attention: Chris Nahr

Fax: 212-859-4000

ADMININSTRATIVE AGENT’S ADDRESS

Bank of America, N.A.

135 South LaSalle Street

Mail Code: IL4-135-09-61

Chicago, Illinois 60604

Attention: Renee Marion

Telephone: ###-###-####

Facsimile: 877-206-8433

Email: renee.marion@baml.com

For notices delivered pursuant to Article II of the Credit Agreement, with a copy to:

Norma Maldonado

Bank of America, N.A.

Phone: (###) ###-####

Fax: (214) 416-0455

Bank of America

ABA:  #########

Acct: ##########

Attn: Credit Services

Re: At Home Holding

COLLATERAL AGENT’S ADDRESS

Bank of America, N.A.

135 South LaSalle Street

Mail Code: IL4-135-09-61

Chicago, Illinois 60604

Attention: Renee Marion

Telephone: (###) ###-####

Facsimile: 877-206-8433

Email: renee.marion@baml.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: [ ]

To: Bank of America, N.A. as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain First Lien Credit Agreement, to be entered into and dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement;” the capitalized terms defined therein being used herein as therein defined), among AT HOME HOLDING III INC., a Delaware corporation, as Borrower, AT HOME HOLDING II INC., a Delaware corporation, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent. The undersigned hereby requests (select one):

☐ A Borrowing of Term Loans                                            ☐ A conversion or continuation of Term Loans

☒ Term Loan
Date of Term Loan (a Business Day)
Amount
Type of Term Loan	☐ Base Rate Loan ☐ Eurodollar Rate Loan
Interest Period in months (for Eurodollar Rate Loan, 1 , 2, 3, or 6 months (or 12 months if available from the Appropriate Lenders))
Wire Instructions

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

AT HOME HOLDING III INC.

By:

Name:

Title:

[Signature Page — Committed Loan Notice]

EXHIBIT B

[RESERVED]

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                       or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under that certain First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”; the capitalized terms defined therein being used herein as therein defined), among AT HOME HOLDING III INC., a Delaware corporation, as Borrower, AT HOME HOLDING II INC., a Delaware corporation, each lender from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under the Agreement from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AT HOME HOLDING III INC., as Borrower

By:
Name:
Title:

[Signature Page to Note]

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement;” the capitalized terms defined therein being used herein as therein defined), among AT HOME HOLDING III INC., a Delaware corporation (the “Borrower”), AT HOME HOLDING II INC., a Delaware corporation (“Holdings”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent and Collateral Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                       of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a)(i) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(a)(ii) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of income or operations and cash flows for the period covered thereby, in each case in accordance with GAAP(subject to the absence of footnotes and to normal year-end audit adjustments).

2.                                      The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Borrower during such fiscal period.

[select one.]

[To the knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

-or-

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

[Use following paragraph 3 if the Borrower wishes the Applicable Rate to be calculated on the basis of “Pricing Level 2 in the definition thereof]

3.                                      The financial calculation analyses and information set forth on Schedule 2 attached hereto are delivered in compliance with Section 6.02(a)(1).

[Use following paragraph 4 if the Borrower wishes the Applicable Rate to be calculated on the basis of “Pricing Level 2” in the definition thereof and a value other than zero is inserted in Line A.2.(xix) of Schedule 2]

4.                                      The undersigned hereby certifies that the cost savings, operating expense reductions, operating improvements and synergies described in Line A.2.(xix) of Schedule 2 hereto are reasonably expected and factually supportable as determined in good faith by the Borrower.

5.                                      Attached hereto as Schedule 3 are (a) all supplements to Schedule 5.16 (in connection with the delivery of the annual financial statements only), (b) a report containing an identification of all Material Real Property disposed of by any Loan Party since the delivery of the last supplement to the Compliance Certificate and a list and description of all Material Real Property acquired since the delivery of the last supplement to the Compliance Certificate (including the street address (if available), county or other relevant jurisdiction, state and the record owner), (c) a description of each event, condition or circumstance during the fiscal quarter ended as of the above date requiring a mandatory prepayment under Section 2.03(b) of the Agreement, in each case required by Section 6.02(f) of the Agreement and (d) a list of all Immaterial Subsidiaries that are not Guarantors.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                 ,     .

AT HOME HOLDING III INC.

By:
Name:
Title:

[Signature Page to Compliance Certificate]

For the Quarter/Year ended of                (“Statement Date”)

SCHEDULE 1

Financial Statements

(See Attached)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

[If calculation of the Secured Net Leverage Ratio is required, please use the following table:]

A. Consolidated Cash EBITDA
1. Consolidated Net Income	$

2.                                      An amount which, in the determination of Consolidated Net Income as adjusted for such period, has been deducted (and not added back) for (other than Lines A.2(xix) and (xxi), below), without duplication,

(i)                                     total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (G) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with letters of credit and periodic bank fees,

$

(ii)                                  provision for taxes based on income, profits or capital of the Borrower and its Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as Delaware franchise tax) and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

$

(iii)                               depreciation and amortization expense, including acceleration thereof and including the amortization of the increase in inventory resulting from the application of Accounting Standard Codification 805 and any successor pronouncements for transactions contemplated by this Agreement (including Permitted Acquisitions) and including any non-cash impairment charges with respect to goodwill and other intangible assets,

$
(iv) the excess of the expense in respect of post-retirement	$

benefits and post-employment benefits accrued under Accounting Standard Codification 715 and any successor pronouncements and Accounting Standard Codification 712 and any successor pronouncements over the cash expense in respect of such post-retirement benefits and post-employment benefits,

(v) non-cash impairment charges relating to the write-down or write-off of investments, deferred costs or long-lived assets,	$

(vi)                              any costs or expenses arising from the application of Accounting Standard Codification 718 and any successor pronouncements (“ASC 718”) it being understood that any cash charges arising from the application of ASC 718 paid in any period shall reduce Consolidated Cash EBITDA for such period, regardless of when such expense was incurred,

$
(vii) any non-cash costs, expenses or losses arising from the application of Accounting Standard Codification 460 and any successor pronouncements,	$
(viii) any non-cash costs or expenses resulting from a restructuring of the legal entity or functional organizational structure of Holdings and its subsidiaries,	$
(ix) costs and expenses in connection with store openings,	$
(x) any costs relating to hedging arrangements or the unwinding of hedging arrangements,	$
(xi) non-cash losses arising from the disposition of any assets	$
(xii) non-recurring litigation or claim settlement charges or expenses,	$

(xiii)                        any non-cash costs or expenses arising from the application of Accounting Standard Codification 410 and any successor pronouncements (“ASC 410”), it being understood that any cash charges arising from the application of ASC 410 paid in any period shall reduce Consolidated Cash EBITDA for such period, regardless of when such expense was incurred,

$

(xiv)                       any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests),

$

(xv)                          costs and expenses in connection with project ramp-ups; provided that the aggregate amount of add backs made pursuant to this Line A.2 (xv), together with the aggregate amount of add backs made pursuant to Lines A.2 (xix) and (xxi), shall not exceed (x), at any time prior to the second anniversary of the Closing Date, an amount equal to 20% of Consolidated Cash EBITDA, and (y) thereafter, an amount equal to 15% of Consolidated Cash EBITDA, in each case,

$

for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this Line A.2 (xv) and Lines A.2 (xix) and (xxi)),

(xvi) any losses (or minus any gains) realized upon the disposition of property outside of the ordinary course of business,	$
(xvii) permitted management fees,	$
(xviii) non-cash losses from Joint Ventures and non-cash minority interest reductions,	$

(xix)                       the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrower in good faith to be realized during such period (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any acquisition or disposition by the Borrower or any Restricted Subsidiary or any operational changes (including, without limitation, operational changes arising out of the modification of contractual arrangements (including, without limitation, renegotiation of lease agreements, utilities and logistics contracts and insurance policies, as well as purchases of leased real properties)) or headcount reductions, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated Cash EBITDA from such actions, provided that (A) such actions are to be taken and the results with respect thereto are reasonably expected to be achieved within 12 months after the consummation of the acquisition or disposition or commencement of such operational changes or headcount reductions, which is expected to result in such cost savings, expense reductions, operating improvements or synergies and (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this Line A.2(xix) to the extent duplicative of any expenses or charges otherwise added to or included in calculating Consolidated Cash EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided that the aggregate amount of add backs made pursuant to this Line A.2 (xix), together with the aggregate amount of add backs made pursuant to Lines A.2 (xv) and (xxi), shall not exceed (x), at any time prior to the second anniversary of the Closing Date, an amount equal to 20% of Consolidated Cash EBITDA, and (y) thereafter, an amount equal to 15% of Consolidated Cash EBITDA, in each case, for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this Line A.2 (xix) and Lines A.2 (xv) and (xxi)),

$
(xx) adjustments and add-backs reflected in the Model,	$

(xxi)                       the Annualized Four Wall EBITDA; provided that the aggregate amount of add backs made pursuant to this Line A.2  (xxi), together with the aggregate amount of add backs made pursuant to Lines A.2 (xv) and (xix), shall not exceed (x), at any time prior to the second anniversary of the Closing Date, an amount equal to 20% of Consolidated Cash EBITDA, and (y) thereafter, an amount equal to 15% of Consolidated Cash EBITDA, in each case, for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this Line A.2 (xxi) and Lines A.2 (xv) and (xix)),

$
(xxii) other expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period,	$
(xxiii) losses in connection with deferred rent and deferred gains on sale and lease-back transactions,	$
(xxiv) transaction fees, costs, and expenses incurred in connection with any qualifying initial public offering (whether or not consummated) in which the Company or its direct parent engages,	$

2.1                               Total (Lines A.2(i) + (ii) + (iii) + (iv) + (v) + (vi) + (vii) + (viii) + (ix) + (x) + (xi) + (xii) + (xiii) + (xiv) + (xv) + (xvi) + (xvii) + (xviii) + (xix) + (xx) + (xxi) + (xxii) + (xxiii) + (xxiv))

$
3. An amount which, in the determination of Consolidated Net Income for such period, has been included for:	$
(i) interest income,	$

(ii)                                  any cash payments made during such period in respect of non-cash losses described above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in such statement of Consolidated Net Income,

$
(iii) federal, state, local and foreign income tax credits and refunds (to the extent not netted from tax expense),	$
(iv) non-cash income or gains during such period in respect of items described in Lines A.2 (vi), (vii), (viii), (xi), (xiii) and (xviii)	$
3.1 Total (Lines A.3(i) + (ii) + (iii) + (iv))	$
4. Consolidated Cash EBITDA for four consecutive fiscal quarters ending on the above date (Line A.1 + Line A.2.1 - Line A.3.1)	$
B. Consolidated Funded Secured Indebtedness at Calculation Date:

1.                                      All Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (calculated (x) in the case of Indebtedness issued at a discount to its initial principal amount, on the entire principal amount thereof and (y) in the case of Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person, at such specified amount or, if less, the fair

$

market value of such identified asset)
2. Excluding: (i) all Indebtedness that is not secured by a Lien on assets constituting Collateral (for the avoidance of doubt, excluding any assets constituting Excluded Property),	$

(ii)                                  all Indebtedness that is secured by a Lien on assets constituting Collateral (for the avoidance of doubt, excluding any assets constituting Excluded Property) but is subordinated in right of payment to the First Lien Obligations,

$
(iii) the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition,	$
(iv) net obligations under any Swap Contract,
(v) any earn-out obligation until such obligation becomes a liability on the balance sheet of the Borrower and its Restricted Subsidiaries,	$
(vi) any deferred compensation arrangements,	$
(vii) any non-compete or consulting obligations incurred in connection with Permitted Acquisitions,	$

(viii)                        obligations in respect of letters of credit, bankers’ acceptances, bank Guarantees, surety bonds, performance bonds, advance payment guarantees or bonds, warranties, bid guarantees or bonds and similar instruments except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Funded Indebtedness until one (1) Business Day after such amount is drawn

$
2.1 Total (Lines B.2(i) + (ii) + (iii) + (iv) + (v) + (vi) + (vii) + (viii))	$
3. Consolidated Funded Secured Indebtedness (Line B.1 — Line B.2.1)	$
C. Secured Net Leverage Ratio
1. Consolidated Funded Secured Indebtedness (Line B.3)	$
2. Cash and Cash Equivalents on hand that are not Restricted	$

3.                                      Cash and Cash Equivalents restricted in favor of, without duplication, the Administrative Agent, the Collateral Agent, the Second Lien Administrative Agent, the Second Lien Collateral Agent, the ABL Administrative Agent, or the ABL Collateral Agent

$
4. Total (Line C.1 - (C.2 + C.3))	$
5. Secured Net Leverage Ratio (Line C.4 ÷ Line A.4)	:1.00

SCHEDULE 3

to the Compliance Certificate

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) [Insert name of Assignor identified in item 1 below] ([the][each, an] “Assignor”) and [the][each](2) [Insert name of Assignee identified in item 2 below] ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.                                     Assignor[s]:

2.                                     Assignee[s]:

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                                      Borrower:  AT HOME HOLDING III INC.

4.                                      Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement: The First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), among AT HOME HOLDING III INC., a Delaware corporation, AT HOME HOLDING II INC., a Delaware corporation, each lender from time to time party thereto, and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent and Collateral Agent.

6.                                      Assigned Interest:

Assignor[s](5)	Assignee[s](6)	Facility Assigned(7)	Aggregate Amount of Term Commitment/ Term Loans for all Lenders(8)*	Amount of Term Commitment/ Term Loans Assigned*	Percentage Assigned of Term Commitment/ Term Loans(9)		CUSIP Number
		Term Facility	$	$		%
		Incremental First Lien Term Commitment	$	$		%

[7.                                  Trade Date:                                                                                                                                                                                                                                                                               ](10)

Effective Date:                  , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates a Person to whom all notices that may contain material non-public

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Term Facility”, “Incremental First Lien Term Commitment”, etc.)

(8)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)  Set forth, to at least 9 decimals, as a percentage of the Term Commitment/Term Loans of all Lenders thereunder.

(10)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

information relating to the Borrower may be delivered in accordance with Section 10.02(a)(ii) of the Credit Agreement.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Signature Page to Assignment and Assumption]

[Consented to and](1) Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

(1)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Assumption]

[Consented to:

AT HOME HOLDING III INC.

By:
Name:
Title:](2)

(2)         To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Assumption]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Assumption in accordance with the terms and conditions contained in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Affiliated Lender, (iii) it meets all requirements of an Eligible Assignee under the Credit Agreement (including, for the avoidance of doubt and without limitation, Section 10.07(b)(v)) (subject to receipt of such consents, if any, as may be required under the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agents, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-2

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) [Insert name of Assignor identified in item 1 below] ([the][each, an] “Assignor”) and [the][each](2) [Insert name of Assignee identified in item 2 below] ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

[the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.                                      Assignor[s]:

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                                      Borrower: AT HOME HOLDING III INC., a Delaware corporation

4.                                      Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement: The First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), among AT HOME HOLDING III INC., a Delaware corporation, AT HOME HOLDING II INC., a Delaware corporation, each lender from time to time party thereto, and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent and Collateral Agent.

6.                                      Assigned Interest:

Assignor[s] (5)	Assignee[s] (6)	Facility Assigned(7)	Aggregate Amount of Term Commitment /Term Loans for all Lenders(8)*	Amount of Term Commitment /Term Loans Assigned*	Percentage Assigned of Term Commitment /Term Loans(9)		CUSIP Number
		Term Facility	$	$		%
		Incremental First Lien Term Commitment	$	$		%

(5) List each Assignor, as appropriate.

(6) List each Assignee, as appropriate.

(7) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Term Facility”, “Incremental First Lien Term Commitment”, etc.)

(8) Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9) Set forth, to at least 9 decimals, as a percentage of the Term Commitment/Term Loans of all Lenders thereunder.

[7.                                  Trade Date:](10)

Effective Date:                  , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates a Person to whom all notices that may contain material non-public information relating to the Borrower may be delivered in accordance with Section 10.02(a)(ii) of the Credit Agreement.

(10) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[Signature Page to Affiliated Lender Assignment and Assumption

Consented to and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Affiliated Lender Assignment and Assumption]

[Consented to:

AT HOME HOLDING III INC.

By:
Name:
Title:](1)

(1)         To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[Signature Page to Affiliated Lender Assignment and Assumption]

ANNEX 1 TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby [and] (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Assumption in accordance with the terms and conditions contained in the Credit Agreement[, (v) it (A) is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended, (B) is bearing the economic risk of the transactions contemplated hereby, (C) has sufficient resources to bear such economic risk and (D) is selling and assigning the Assigned Interest for its own account and (vi) (A) it has made its own evaluation of all information (as used in this Section 1.1, the “Information”) about Holdings and its Subsidiaries which it may have received from Holdings, any of its Subsidiaries, the Sponsor or any Agent and hereby understands, acknowledges and agrees that (1) the Information was not prepared with a view to being shared with others, and thus may not be suitable for its purposes, may not contain all of the information which the Assignor might deem material and does not contain all material information regarding Holdings and its Subsidiaries, (2) the Information may have been prepared based upon information provided to the Agents by Holdings, its Subsidiaries, the Sponsor or other sources and may not be accurate or complete, (3) no Agent nor any affiliate, director, officer, employee, agent or adviser of any Agent (each, as used in this Section 1.1, a “Relevant Person”) nor any of their respective representatives make any representation or warranty, express or implied, as to, or accepts or assumes any responsibility or liability of any kind for, the accuracy, reliability, adequacy, completeness or reasonableness of any such Information or any assumptions upon which such Information is based, (4) no Relevant Person nor any of their respective representatives is acting as the Assignor’s broker or advisor, or has any fiduciary or other duty to the Assignor, in connection with or arising from the transactions contemplated hereby or any documents related thereto and (5) no Relevant Person nor any of their respective representatives is under any obligation or has any duty to provide access to or advise the Assignor or any other person of the existence of any additional Information or to review, update or correct any inaccuracy in any Information about Holdings or any of its Subsidiaries (or any assumptions upon which such Information is based) supplied by it or by any other person (including Holdings, any of its Subsidiaries and the Sponsor) or be otherwise liable to the Assignor or to any other person with respect to any such Information or assumptions and (B) it and its successors and assigns hereby irrevocably waive any claim or right of action against any Relevant Person or any of their respective representatives that might derive from any of the foregoing];(1) and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan

(1)         Include clauses (v) and (vi) only if the Assignee is a Non-Debt Fund Affiliate.

Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement[, (ii) it is Holdings or a Restricted Subsidiary of Holdings or a Non-Debt Fund Affiliate],(2) (iii) it meets all requirements of an Eligible Assignee under the Credit Agreement (including, for the avoidance of doubt and without limitation, Section 10.07(b)(v)) (subject to receipt of such consents, if any, as may be required under the Credit Agreement), (iv) this Assignment and Assumption is being made pursuant to an open market purchase, (v) no Default or Event of Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Assignment and Assumption, (vi) after giving effect to this Assignment and Assumption, the aggregate principal amount of all Term Loans held by all Non-Debt Fund Affiliates constitutes less than 25% of the aggregate principal amount of any tranche of Term Loans then outstanding, (vii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (viii) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (ix) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (x) it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, [and] (xi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee[, (x) it (A) is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended, (B) is bearing the economic risk of the transactions contemplated hereby, (C) has sufficient resources to bear such economic risk and (D) is acquiring the Assigned Interest for its own account, and (xii) (A) it has made its own evaluation of all information (as used in this Section 1.2, the “Information”) about Holdings and its Subsidiaries which it may have received from Holdings, any of its Subsidiaries, the Sponsor or any Agent and hereby understands, acknowledges and agrees that (1) the Information was not prepared with a view to being shared with others, and thus may not be suitable for its purposes, may not contain all of the information which the Assignee might deem material and does not contain all material information regarding Holdings and its Subsidiaries, (2) the Information may have been prepared based upon information provided to the Agents by

(2)         Include clause (ii) only if the Assignee is Holdings or a Subsidiary of Holdings or a Non-Debt Fund Affiliate.

Holdings, its Subsidiaries, the Sponsor or other sources and may not be accurate or complete, (3) no Agent nor any affiliate, director, officer, employee, agent or adviser of any Agent (each, as used in this Section 1.2, a “Relevant Person”) nor any of their respective representatives make any representation or warranty, express or implied, as to, or accepts or assumes any responsibility or liability of any kind for, the accuracy, reliability, adequacy, completeness or reasonableness of any such Information or any assumptions upon which such Information is based, (4) no Relevant Person nor any of their respective representatives is acting as the Assignee’s broker or advisor, or has any fiduciary or other duty to the Assignee, in connection with or arising from the transactions contemplated hereby or any documents related thereto and (5) no Relevant Person nor any of their respective representatives is under any obligation or has any duty to provide access to or advise the Assignee or any other person of the existence of any additional Information or to review, update or correct any inaccuracy in any Information about Holdings or any of its Subsidiaries (or any assumptions upon which such Information is based) supplied by it or by any other person (including Holdings, any of its Subsidiaries and the Sponsor) or be otherwise liable to the Assignee or to any other person with respect to any such Information or assumptions and (B) it and its successors and assigns hereby irrevocably waive any claim or right of action against any Relevant Person or any of their respective representatives that might derive from any of the foregoing];(3) [and] (b) agrees that (i) it will, independently and without reliance on the Agents, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender [and (iii) it will be subject to the restrictions specified in clause (A) of the second to last paragraph of Section 10.01 of the Credit Agreement](4)[; (c) agrees to automatically and permanently cancel all Term Loans purchased from the Assignor pursuant to this Assignment and Assumption immediately after the Effective Date].(5)

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

(3)         Include clauses (ix) and (x) only if the Assignor is a Non-Debt Fund Affiliate.

(4)         Include clause (iii) only if the Assignee is a Non-Debt Fund Affiliate.

(5)         Include clause (c) only if the Assignee is Holdings or a Restricted Subsidiary.

EXHIBIT E-3

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[See attached]

EXHIBIT F-1

[See attached]

Form of Holdings Guaranty

EXHIBIT F-2

[See attached]

Form of Subsidiary Guaranty

EXHIBIT G

[See attached]

Form of Security Agreement

EXHIBIT H

[Reserved]

EXHIBIT I

[See attached]

EXHIBIT J

FORM OF SOLVENCY CERTIFICATE

June 5, 2015

Reference is made to (i) that certain First Lien Credit Agreement, dated as of the date hereof (the “First Lien Credit Agreement”), among AT HOME HOLDING III INC., a Delaware corporation (the “Borrower”), AT HOME HOLDING II INC., a Delaware corporation (“Holdings”), each lender from time to time party hereto, and BANK OF AMERICA, N.A., as administrative agent (the “First Lien Administrative Agent”) and collateral agent (the “First Lien Collateral Agent”) and (ii) that certain Second Lien Credit Agreement, dated as of the date hereof (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), among the Borrower, Holdings, each lender from time to time party hereto, DYNASTY FINANCIAL II, LLC, as administrative agent (the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agents”) and collateral agent (the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agent, the “Collateral Agents”) terms used but not defined herein have the meanings set forth in the applicable Credit Agreement. This certificate is furnished to the Administrative Agents pursuant to Section 4.01(a)(ix) of the Credit Agreements.

I,                         , certify that I am the duly appointed, qualified and acting chief financial officer of Holdings, and in such capacity, that:

On the date hereof, after giving effect to the transactions contemplated by the Loan Documents, Holdings and its Subsidiaries, when taken as a whole on a consolidated basis, (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability and irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

The undersigned is familiar with the business and financial position of Holdings and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its Subsidiaries after consummation of the transactions contemplated by the Loan Documents.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[Signature Page to Solvency Certificate]

IN WITNESS WHEREOF, the undersigned have caused this certificate to be duly executed and delivered as of the date first above written.

By:
Name:
Title: Chief Financial Officer

[Signature Page to Solvency Certificate]

EXHIBIT K

FORM OF DISCOUNTED PREPAYMENT OPTION NOTICE

Date:               , 20

To: BANK OF AMERICA, N.A., as Administrative Agent

Ladies and Gentlemen:

This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.03(a)(iii) of that certain First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement;” the capitalized terms defined therein being used herein as therein defined), among AT HOME HOLDING III INC., a Delaware corporation, AT HOME HOLDING II INC., a Delaware corporation, each lender from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

The undersigned Borrower Purchasing Party hereby notifies you that, effective as of [              , 20  ], pursuant to Section 2.03(a)(iii) of the Agreement, such Borrower Purchasing Party is seeking:

1.                                      to prepay Term Loans in an aggregate principal amount of [$                                    ](1) (the “Proposed Discounted Prepayment Amount”), [and]

2.                                      [a percentage discount to the par value of the principal amount of the Term Loans greater than or equal to [      %] of par value but less than or equal to [        %] of par value (the “Discount Range”)(2), and](3)

3.                                      to receive a Lender Participation Notice on or before [             , 20   ](4), as determined pursuant to Section 2.03(a)(iii) of the Agreement (the “Acceptance Date”).

The undersigned Borrower Purchasing Party expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.03(a)(iii) of the Agreement.

The undersigned Borrower Purchasing Party hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Term Lenders as follows:

(1)         Insert amount that is minimum of $1.0 million and in an integral multiple of $1.0 million in excess thereof.

(2)         Discount Range may be a single percentage.

(3)         Include at the election of the Borrower

(4)         Insert date (a Business Day) that is at least five Business Days after date of this Discounted Prepayment Option Notice.

1.              No Default or Event of Default would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

2.              Each of the conditions to the Discounted Voluntary Prepayment contained in Section 2.03(a)(iii) of the Agreement has been satisfied.

The undersigned Borrower Purchasing Party respectfully requests that the Administrative Agent promptly notify each of the Term Lenders party to the Agreement of this Discounted Prepayment Option Notice.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PURCHASING PARTY]

By:
Name:
Title:

[Signature Page to Discounted Prepayment Option Notice]

EXHIBIT L

FORM OF LENDER PARTICIPATION NOTICE

Date:                , 20

To: BANK OF AMERICA, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to (a) that certain First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement;” the capitalized terms defined therein being used herein as therein defined), among AT HOME HOLDING III INC., a Delaware corporation, AT HOME HOLDING II INC., a Delaware corporation, each lender from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and (b) that certain Discounted Prepayment Option Notice, dated               , 20  , from the applicable Borrower Purchasing Party listed on the signature page thereto (the “Discounted Prepayment Option Notice”). Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Discounted Prepayment Option Notice.

The undersigned Term Lender hereby gives you notice, pursuant to Section 2.03(a)(iii) of the Agreement, that it is willing to accept a Discounted Voluntary Prepayment of Term Loans held by such Term Lender:

1.                                      in a maximum aggregate principal amount of [$                                 ] (the “Offered Loans”), and

2.                                      at a maximum discount to par value of the principal amount of the Term Loans equal to [            %](1) of par value (the “Acceptable Discount”).

The undersigned Term Lender expressly agrees that this offer is subject to the provisions of Section 2.03(a)(iii) of the Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.03(a)(iii) of the Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Term Lender hereby expressly consents and agrees to a prepayment of its Term Loans pursuant to Section 2.03(a)(iii) of the Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Term Loans will be allocated at par value, but the actual payment made to such Term Lender will be reduced in accordance with the Applicable Discount.

(1)         Insert amount within Discount Range, if specified by the applicable Borrower Purchasing Party.

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF TERM LENDER]

By:
Name:
Title:

[Signature Page to Lender Participation Notice]

EXHIBIT M

FORM OF DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date:               , 20

To:          BANK OF AMERICA, N.A., as Administrative Agent

Ladies and Gentlemen:

This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.03(a)(iii) of that certain First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement;” the capitalized terms defined therein being used herein as therein defined), among AT HOME HOLDING III INC. (the “Borrower”), a Delaware corporation (the “Borrower”), AT HOME HOLDING II INC., a Delaware corporation (“Holdings”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent and Collateral Agent.

The undersigned Borrower Purchasing Party hereby irrevocably notifies you that, pursuant to Section 2.03(a)(iii) of the Agreement, such Borrower Purchasing Party will make a Discounted Voluntary Prepayment to each Term Lender with Qualifying Loans, which shall be made:

1.                                      on or before [          , 20  ]1(1), as determined pursuant to Section 2.03(a)(iii) of the Agreement,

2.                                      in an aggregate principal amount of [$                  ], and

3.                                      at a percentage discount to the par value of the principal amount of the Term Loans equal to [          %] of par value (the “Applicable Discount”).

The undersigned Borrower Purchasing Party expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.03(a)(iii) of the Agreement.

The undersigned Borrower Purchasing Party hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Term Lenders as follows:

1.                                      No Default or Event of Default would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or

(1)         Insert date (a Business Day) that is at least one Business Day after date of this Notice and no later than five Business Days after the Acceptance Date (or such later date as the Administrative Agent and the applicable Borrower Purchasing Party shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans).

amendments obtained in connection with such Discounted Voluntary Prepayment).

2.                                      Each of the conditions to making the Discounted Voluntary Prepayment set forth in Section 2.03(a)(iii) of the Agreement has been satisfied.

The undersigned Borrower Purchasing Party respectfully requests that the Administrative Agent promptly notify each of the relevant Term Lenders party to the Agreement who has Qualifying Loans of this Discounted Voluntary Prepayment Notice.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PURCHASING PARTY]

By:
Name:
Title:

[Signature Page to Discounted Voluntary Prepayment Notice]

EXHIBIT N-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”), among AT HOME HOLDING III INC., a Delaware corporation, AT HOME HOLDING II INC., a Delaware corporation, each lender from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement                (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(h) of the Agreement.

The Foreign Lender hereby represents and warrants that:

1.                                                                                      It is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate;

2.                                                                                      It is not a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3.                                                                                      It is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

4.                                                                                      It is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the         day of               , 20  .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Signature Page to U.S. Tax Compliance Certificate]

EXHIBIT N-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”), among AT HOME HOLDING III INC., a Delaware corporation, AT HOME HOLDING II INC., a Delaware corporation, each lender from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.                                (the “Foreign Participant”) is providing this certificate pursuant to Section 3.01(h) of the Agreement.

The Foreign Participant hereby represents and warrants that:

1.                                                                                      It is the sole record and beneficial owner of the participation in respect of which it is providing this certificate;

2.                                                                                      It is not a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3.                                                                                      It is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

4.                                                                                      It is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the        day of              , 20  .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

[Signature Page to U.S. Tax Compliance Certificate]

EXHIBIT N-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”), among AT HOME HOLDING III INC., a Delaware corporation, AT HOME HOLDING II INC., a Delaware corporation, each lender from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.                                 (the “Foreign Participant”) is providing this certificate pursuant to Section 3.01(h) of the Agreement.

The Foreign Participant hereby represents and warrants that:

1.                                                                                      It is the sole record owner of the participation in respect of which it is providing this certificate;

2.                                                                                      Its direct or indirect partners/members are the sole beneficial owners of such participation;

3.                                                                                      Neither the Foreign Participant nor any of its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Code ;

4.                                                                                      None of its direct or indirect partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

5.                                                                                      None of its direct or indirect partners/members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the        day of            , 20  .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

[Signature Page to U.S. Tax Compliance Certificate]

EXHIBIT N-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”), among AT HOME HOLDING III INC., a Delaware corporation, AT HOME HOLDING II INC., a Delaware corporation, each lender from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.                                 (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(h) of the Agreement.

The Foreign Lender hereby represents and warrants that:

1.                                                                                      It is the sole record owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate;

2.                                                                                      Its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s));

3.                                                                                      Neither the Foreign Lender nor any of its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Code;

4.                                                                                      None of its direct or indirect partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

5.                                                                                      None of its direct or indirect partners/members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the       day of              , 20  .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

[Signature Page to U.S. Tax Compliance Certificate]

EXHIBIT O

FORM OF SECURED HEDGE NOTICE

NOTICE OF SECURED HEDGE AGREEMENT

for

Swap Contract/IDSA Master Agreement between [NAME OF HEDGE BANK] (“Hedge Bank”) and AT HOME HOLDING III INC., a Delaware corporation (the “Borrower”), dated as of [DATE OF ISDA/Swap Contract]

Reference is made to (i) the First Lien Credit Agreement, dated as of June 5, 2015 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), among AT HOME HOLDING III INC., a Delaware corporation (the “Borrower”), AT HOME HOLDING II INC., a Delaware corporation (“Holdings”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent and Collateral Agent, and (ii) the ISDA Master Agreement dated as of [DATE OF ISDA/SWAP CONTRACT] (the “Swap Contract”). This communication is to inform you that the Borrower and Hedge Bank hereby designate the above captioned Swap Contract as a “Secured Hedge Agreement” as defined in the Credit Agreement secured under to that certain Guaranty (as defined in the Credit Agreement) and the Collateral Documents (as defined in the Credit Agreement). The above captioned Swap Contract is intended to be secured on a pari passu basis with the other First Lien Obligations.

The Borrower and Hedge Bank acknowledge and accept Hedge Bank’s appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX of the Credit Agreement for itself and its Affiliates as if Hedge Bank were a “Lender” party to the Credit Agreement.

The terms of this notice shall be governed by and construed in accordance with the laws of the State of New York.

Form of Cash Management Secured Hedge Notice

AT HOME HOLDING III INC.

By:
Name:
Title:

HEDGE BANK

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Secured Hedge Notice]

EXHIBIT P

[See attached]

Form of Term Intercreditor Agreement

EXHIBIT Q

[See attached]

Form of ABL/Term Intercreditor Agreement